UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION DATED MAY 21, 2013

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

NOTICE OF RECONVENED ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 14, 2013

10:00 a.m. Eastern Time

Dear Stockholder:

You are cordially invited to attend our reconvened 2013 annual meeting of stockholders to be held on Friday, June 14, 2013, at 10:00 a.m., Eastern Time, at Hudson Hotel, 356 West 58th Street, New York, NY 10019, for the following purposes:

1.	to elect seven directors to serve one-year terms expiring in 2014;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	to hold an advisory vote on executive compensation;

4.	to vote on a stockholder proposal, if presented, regarding the Company’s stockholder rights plan;

5.	to vote on a stockholder proposal, if presented, to repeal any provision of our by-laws not in effect as of March 15, 2013;

6.	to vote on a stockholder proposal, if presented, to amend our by-laws to increase the percentage vote of our Board required for it to take action from a majority of the directors present at a meeting at which a quorum is present to 75% of the directors present at a meeting at which a quorum is present; and

7.	to transact such other business as may properly come before the reconvened annual meeting.

Only stockholders of record at the close of business on March 22, 2013, the record date for the reconvened annual meeting, will be entitled to notice of and to vote at the meeting. Pursuant to a May 14, 2013 order of the Delaware Chancery Court, the annual meeting was convened on May 15, 2013 and immediately adjourned (with no business having been transacted) until June 14, 2013.

Our Board of Directors is pleased to nominate for election as directors the six director nominees named in Proposal 1 in the attached proxy statement and on the enclosed WHITE proxy card. We believe our director nominees have the experience, industry knowledge and commitment necessary to execute our strategic plan and position us to deliver value to our stockholders. Each of the Board’s six director nominees is currently serving as a director of the Company.

Our Board of Directors has reduced the size of the Board from its current size of nine members (currently eight directors and one vacancy), to seven members, effective immediately prior to the reconvened annual meeting. As discussed in greater detail in the attached proxy statement, the Board is nominating only six director nominees for a seven-member Board. Our entire Board of Directors, other than Jason T. Kalisman, recommends that you vote “FOR ALL” of the Board’s six director nominees named in Proposal 1 in the attached proxy statement and on the WHITE proxy card. Stockholders voting for the election of directors at the reconvened annual meeting on the Board’s WHITE proxy card will not be able to vote for the seventh director to serve on our Board of Directors.

CAUTION: OPPOSITION STOCKHOLDER SEEKS TO GAIN CONTROL OF YOUR COMPANY

As you may be aware, one of our stockholders, OTK Associates, LLC (“OTK”), has provided us with notice of its intent to nominate its own slate of seven director nominees at the reconvened annual meeting and its intent to present two by-law amendment proposals at the reconvened annual meeting. OTK has refused the Company’s offer to continue OTK’s proportional representation on our Board of Directors, as described below. OTK is, in short, seeking to take control of your Company without paying any control premium to our stockholders. The payment of a control premium by an opposition stockholder seeking to take control of a board of directors by electing its own slate of directors, however, is not required by law.

OTK, which as of May [    ], 2013 owned approximately 13.9% of our outstanding common stock, currently has representation on our Board of Directors approximately proportional to its ownership in the Company. OTK’s current representative on our Board, Jason T. Kalisman, has been a director since March 2011. On April 1, 2013, Mr. Kalisman initiated a lawsuit against the seven other current members of our Board of Directors and various third parties in order to prevent the consummation of the proposed deleveraging transaction, among other things (see “Questions and Answers — What is the proposed deleveraging transaction?” and “— What litigation is pending with respect to the proposed deleveraging transaction and how is Jason T. Kalisman, one of your current directors, involved?” in the attached proxy statement). OTK joined such lawsuit as a plaintiff shortly thereafter.

Notwithstanding the lawsuit filed by Mr. Kalisman and OTK and Mr. Kalisman’s participation in OTK’s attempt to gain control of the Company through the election of its director nominees to our Board of Directors, the Corporate Governance and Nominating Committee of our Board of Directors determined to re-nominate Mr. Kalisman for election to the Board because we value the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership. Mr. Kalisman’s counsel informed us on May 14, 2013, however, that Mr. Kalisman does not consent to being nominated for election by the Board, but only consents to be part of OTK’s opposition slate of nominees. In addition, OTK’s director nominees were invited to meet with the Corporate Governance and Nominating Committee but declined the invitation.

Because our Board of Directors is nominating six director nominees for a seven-member Board, (i) stockholders voting for the election of directors at the reconvened annual meeting on the Board’s WHITE proxy card will be able to vote for only six nominees for a seven-member Board and will not be able to vote for the seventh director to serve on our Board and (ii) if OTK votes for its own director nominees, as we expect it would, at least one of OTK’s director nominees will be elected to the Board. Presuming such OTK director nominee would agree to serve on the Board with the Board’s six director nominees, this result would be in accordance with our belief in the benefit of the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership.

We do not believe that allowing OTK to gain control of the Company through the election of all seven of its director nominees to our Board of Directors or adopting its other proposals would be in the best interests of our stockholders.

You may receive proxy solicitation materials from OTK or other persons or entities affiliated with it, including an opposition proxy statement and gold proxy card. OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE BOARD’S SIX DIRECTOR NOMINEES NAMED IN PROPOSAL 1 IN THE ATTACHED PROXY STATEMENT AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF OTK. Even if you have previously signed a proxy card sent by or on behalf of OTK, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting in person at the reconvened annual meeting, by telephone or the Internet. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card or voting instruction card sent to you by or on behalf of OTK or any person other than the Company.

OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE BOARD’S SIX DIRECTOR NOMINEES NAMED IN PROPOSAL 1 IN THE ATTACHED PROXY STATEMENT AND (ii) “AGAINST” PROPOSALS 5 AND 6, IF PRESENTED. OUR ENTIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.

If you need any assistance with voting with your WHITE proxy card or voting by telephone or the Internet, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

Shareholders Call Toll Free: (800) 578-5378

Email: info@dfking.com

By Order of the Board of Directors

Name: Richard Szymanski
Title: Secretary

New York, NY

May [    ], 2013

i

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

PROXY STATEMENT

GENERAL

The enclosed WHITE proxy card is solicited on behalf of the Board of Directors, or the Board, of Morgans Hotel Group Co. for use at the Reconvened Annual Meeting of Stockholders, or the annual meeting, to be held on Friday, June 14, 2013, at 10:00 a.m., Eastern Time. The annual meeting will be held at Hudson Hotel, 356 West 58th Street, New York, NY 10019. This proxy statement, the enclosed WHITE proxy card and our 2012 annual report to stockholders are first being mailed to stockholders beginning on or about May [    ], 2013.

As you may be aware, one of our stockholders, OTK Associates, LLC (“OTK”), has provided us with notice of its intent to nominate its own slate of director nominees at the annual meeting and its intent to present two by-law amendments at the annual meeting. In addition, Mr. Jason T. Kalisman, OTK’s current representative on the Board, initiated a lawsuit against the seven other current members of the Board and various third parties in order to prevent the consummation of the proposed deleveraging transaction described in this proxy statement, among other things. OTK joined the lawsuit as a plaintiff shortly thereafter.

OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE BOARD’S SIX DIRECTOR NOMINEES NAMED IN PROPOSAL 1 IN THIS PROXY STATEMENT AND (ii) “AGAINST” PROPOSALS 5 AND 6, IF PRESENTED. OUR ENTIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF OTK.

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying WHITE proxy card because you own shares of common stock of Morgans Hotel Group Co. This proxy statement contains information related to the solicitation of proxies for use at our annual meeting, to be held at 10:00 a.m., Eastern Time, on Friday, June 14, 2013 at Hudson Hotel, 356 West 58th Street, New York, NY 10019, for the purposes stated in the accompanying Notice of Reconvened Annual Meeting of Stockholders. Pursuant to a May 14, 2013 order of the Delaware Chancery Court, the annual meeting was convened on May 15, 2013 and immediately adjourned (with no business having been transacted) until June 14, 2013.

This solicitation is made by Morgans Hotel Group Co. on behalf of our Board of Directors. It is NOT made by or on behalf of OTK or any other stockholder. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Morgans Hotel Group Co.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on March 22, 2013, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.

When you vote by signing and returning the WHITE proxy card or vote by telephone or the Internet, you appoint David Smail and Richard Szymanski, two officers of the Company, as your representatives to vote your common stock at the annual meeting or any properly authorized adjournment thereof. Messrs. Smail and Szymanski, or either of them, will vote your common stock as you instruct on your WHITE proxy card or by telephone or the Internet. Accordingly, if you sign and return the WHITE proxy card or vote by telephone or the Internet, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your WHITE proxy card or voting by telephone or the Internet in advance of the annual meeting.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available for inspection by stockholders of record at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., by contacting our Secretary at our principal executive offices at 475 Tenth Avenue, New York, NY 10018, Attn: Secretary.

Can I attend the annual meeting? What do I need for admission?

If you are a holder of our common stock at the close of business on March 22, 2013, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date for the annual meeting.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting, contact our Investor Relations department at (212) 227-4100.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	to elect seven directors to serve one-year terms expiring in 2014;

•	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	to hold an advisory vote on executive compensation;

•	to vote on a stockholder proposal, if presented, regarding the Company’s stockholder rights plan;

•	to vote on a stockholder proposal, if presented, to repeal any provision of our by-laws not in effect as of March 15, 2013 (the “By-Law Repeal Proposal”); and

•

to vote on a stockholder proposal, if presented, to amend our by-laws to increase the percentage vote of our Board required for it to take action from a majority of the directors present at a meeting at which a quorum is present to 75% of the directors present at a meeting at which a quorum is present (the “Board Supermajority Proposal”).

Because our Board of Directors is nominating six director nominees for a seven-member Board, (i) stockholders voting for the election of directors at the annual meeting on the Board’s WHITE proxy card will be able to vote for only six nominees for a seven-member Board and will not be able to vote for the seventh director to serve on our Board and (ii) if OTK votes for its own director nominees, as we expect it would, at least one of OTK’s director nominees will be elected to the Board. Presuming such OTK director nominee would agree to serve on the Board with the Board’s six director nominees, this result would be in accordance with our belief in the benefit of the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership. The Company has also received notice from OTK that it intends to nominate its own slate of seven director nominees for election to our Board of Directors at the annual meeting (the “OTK Nominees”) and to solicit proxies from stockholders in support of the OTK Nominees. We urge stockholders to vote “FOR ALL” of the Board’s six director nominees named in Proposal 1 on the WHITE proxy card and NOT to vote or execute any gold proxy card or voting instruction card that you may receive from or on behalf of OTK.

How does the Board recommend I vote on these proposals?

The entire Board of Directors, other than Mr. Kalisman, recommends a vote:

•	“FOR ALL” of the Board’s six director nominees named in Proposal 1 of this proxy statement;

•	“AGAINST” the By-Law Repeal Proposal, if presented; and

•	“AGAINST” the Board Supermajority Proposal, if presented.

The entire Board of Directors recommends a vote:

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2013 fiscal year;

•	“FOR” the advisory vote on executive compensation; and

•	“AGAINST” the stockholder proposal, if presented, regarding the Company’s stockholder rights plan.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in their own discretion.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

Stockholders of Record. If you are a stockholder of record (that is, if you hold shares of the Company in your own name), you may vote your shares by any of the following methods:

•

Vote by Mail. You may vote by completing, signing and dating the enclosed WHITE proxy card where indicated and by mailing or otherwise returning the WHITE proxy card in the envelope provided to you. You should sign your name exactly as it appears on the WHITE proxy card. If you are signing in a representative capacity (for example, as a guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Please mail the WHITE proxy card in the envelope provided to you so it is received in advance of the annual meeting on Friday, June 14, 2013.

•

Vote by the Internet or Telephone. You may vote by the Internet by logging on to the website listed on the WHITE proxy card, entering your control number located on the WHITE proxy card and voting by following the on-screen prompts. You may also vote by telephone (toll free) by calling the toll-free touchtone voting number listed on the WHITE proxy card, entering your control number located on the WHITE proxy card and following the touchtone prompts. If you vote by the Internet or by telephone, you do not need to return your proxy or voting instruction card. Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on June 13, 2013 for the voting of shares held by stockholders of record.

Beneficial Owners. If you are a beneficial owner, but your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), you may vote by completing, signing and dating the voting instruction card where indicated and by mailing or otherwise returning the voting instruction card in the envelope provided to you. Please mail the WHITE voting instruction card in the envelope provided to you with your WHITE voting instruction card so it is received in advance of the annual meeting on Friday, June 14, 2013. If your shares are held in street name, and if the bank or broker offers Internet and telephone voting, you will receive instructions from them that you must follow in order for your shares to be voted.

Your vote is important and a majority of our Board of Directors strongly encourages you to vote your shares by following the instructions provided on the enclosed WHITE proxy card or voting instruction card. Please vote promptly. Even if you plan to attend the annual meeting, a majority of our Board of Directors recommends that you vote in advance of the annual meeting via one of the methods described above.

What does it mean if I receive more than one WHITE proxy card or voting instruction card?

If your shares are registered in more than one name or are held in more than one account, you will receive a WHITE proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please follow the instructions you receive for each account to complete, sign, date and return each WHITE proxy card or voting instruction card you receive or to submit your proxy or voting instructions by telephone or by the Internet.

To ensure stockholders have the Company’s latest proxy information and materials to vote, the Board of Directors expects to conduct multiple mailings prior to the date of the annual meeting and, as a result, you may receive more than one copy of the WHITE proxy card or voting instruction card regardless of whether or not you have previously submitted your proxy or voting instructions. Whether or not you plan to attend the annual meeting in person, you are urged to mark, date, sign and return a WHITE proxy card or voting instruction card in the postage-paid envelope provided, or vote electronically over the Internet or by telephone, as promptly as possible. Only the latest dated proxy or voting instructions you submit will be counted.

What should I do if I receive a proxy card or voting instruction card from or on behalf of OTK?

OTK has provided notice to the Company of its intent to nominate the OTK Nominees for election to our Board of Directors at the annual meeting and solicit proxies for use at the annual meeting to vote in favor of such OTK Nominees in opposition to the Board’s six director nominees. OTK has also provided notice to the Company of its intent to submit two proposals for a stockholder vote at the annual meeting; information about such proposals is included in this proxy statement. You may receive proxy solicitation materials from OTK, including an opposition proxy statement and gold proxy card. OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF OTK. If you have previously signed a gold proxy card sent by or on behalf of OTK, you have the right to change your vote. If you are a stockholder of record, you may change your vote by marking, dating, signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by following the instructions on the WHITE proxy card to submit your proxy electronically over the Internet or by telephone. A later dated proxy submitted to OTK would also revoke a prior proxy granted to us. If you are a beneficial holder, please follow the voting instructions provided by your bank, broker or other nominee to change your vote. Only the latest dated proxy card you vote or voting instructions you provide will be counted.

We urge you to disregard any gold proxy card or voting instruction card sent to you by or on behalf of OTK or on behalf of anyone other than the Company. Please note that if you submit a gold proxy card to “WITHHOLD” your vote with respect to any OTK Nominee, that submission will not cause your shares to be counted as a vote “FOR” any of the Board’s six director nominees and will result in the revocation of any previous proxy or voting instructions you may have submitted using the WHITE proxy card or voting instruction card.

How will my shares be voted if I do not provide specific voting instructions in the WHITE proxy card or voting instruction card that I submit?

If you sign and submit a WHITE proxy card or voting instruction card without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by a majority of our Board on such matters, and as the proxy holders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the meeting.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name at the annual meeting, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2013 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions. For more information on broker non-votes on routine matters, see “— What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy by mail, telephone or the Internet, (ii) attending the annual meeting and voting in person or (iii) delivering instructions to our Secretary at our principal executive offices located at 475 Tenth Avenue, New York, NY 10018, Attn: Secretary. Please note that attendance at the meeting, in itself, will not constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

IF YOU BELIEVE YOU MAY HAVE PREVIOUSLY VOTED ON A PROXY CARD PROVIDED BY OTK OR ONE OF ITS AFFILIATES, YOU CAN REVOKE THAT PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD USING THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED OR BY VOTING BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE ENCLOSED WHITE PROXY CARD.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock outstanding on March 22, 2013, the record date for the annual meeting, will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares on non-routine matters, but has discretionary authority to vote with respect to one or more routine proposals. For more information on abstention and broker non-votes, see “— What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below.

As of [    ], 2013, there were 32,418,558 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast on the election of directors. Therefore, the seven nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. Because our Board of Directors is nominating six director nominees for a seven-member Board, (i) stockholders voting for the election of directors at the annual meeting on the Board’s WHITE proxy card will be able to vote for only six nominees for a seven-member Board and will not be able to vote for the seventh director to serve on our Board and (ii) if OTK votes for its own director nominees, as we expect it would, at least one OTK Nominee will be elected to the Board. Presuming such OTK Nominee would agree to serve on the Board with the Board’s six director nominees, this result would be in accordance with our belief in the benefit of the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership.

Ratification of our independent registered public accounting firm, the advisory vote on executive compensation and the stockholder proposal regarding the Company’s stockholder rights plan, if presented, will in each case require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. The By-Law Repeal Proposal, if presented, and the Board Supermajority Proposal, if presented, will in each case require the affirmative vote of not less than 66 2/3% of the voting power of all outstanding shares of the Company’s common stock.

OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, BELIEVES THAT NEITHER THE ELECTION OF THE OTK NOMINEES NOR THE APPROVAL OF OTK’S TWO (2) STOCKHOLDER PROPOSALS (THE “OTK PROPOSALS”) ARE IN YOUR BEST INTERESTS AND THE ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, URGES YOU NOT TO RETURN ANY PROXY CARD THAT OTK OR ANY OF ITS AFFILIATES MAY SEND TO YOU OR OTHERWISE VOTE FOR ELECTION OF THE OTK NOMINEES OR APPROVAL OF THE OTK PROPOSALS.

What is the proposed deleveraging transaction?

On March 30, 2013, based upon the favorable recommendation by a sub-committee of a special transaction committee of our Board of Directors, our Board, with Mr. Kalisman voting against, approved the entry by us and certain of our subsidiaries into various definitive agreements with affiliates of The Yucaipa Companies, which we refer to collectively as “Yucaipa.” We refer to the transactions contemplated by the agreements with Yucaipa as the “proposed deleveraging transaction,” as described in greater detail below. Ronald W. Burkle, a member of our Board of Directors, is managing partner and founder of Yucaipa. On May 14, 2013, the Delaware Court of Chancery, or the Delaware Court, entered an order, among other things, prohibiting the Company from taking any steps to consummate the proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. See “— What litigation is pending regarding the proposed deleveraging transaction and how is Jason T. Kalisman, one of your current directors, involved?” below. The order of the Delaware Court provided our Board of Directors with the opportunity to reconsider and potentially ratify its prior approval of or re-approve the transactions contemplated by such definitive agreements, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed deleveraging transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated. See “Recent Developments Regarding the Proposed Deleveraging Transaction” below.

The proposed deleveraging transaction would provide that:

•

Yucaipa would surrender for cancellation (i) warrants to purchase a total of 12,500,000 shares of our common stock, (ii) 75,000 shares of our outstanding Series A preferred securities and (iii) $88 million principal amount of our outstanding 2.375% senior subordinated convertible notes;

•

our guarantee of $18 million in principal amount of promissory notes issued by the Company in connection with the acquisition of our interest in TLG Acquisition LLC (“The Light Group”), our indirect, 90%-owned subsidiary that owns and operates certain locations of the Company’s nightclub and food and beverage management business, would be terminated;

•	we would transfer to Yucaipa our ownership interest in our subsidiary that owns Delano South Beach and our ownership interest in The Light Group;

•	we would enter into a long-term management agreement to manage Delano South Beach for an initial term of 20 years;

•

we would transfer to Yucaipa our membership interests in MB Las Vegas Holdings LLC, which holds leasehold interests in three restaurants in Las Vegas, in exchange for $6.5 million in cash and the satisfaction of our remaining note obligations with respect thereto;

•

the existing governance rights of Yucaipa and their affiliates with respect to us would be modified to provide for, among other things, certain board representation rights (see “— How would the proposed deleveraging transaction impact the composition of our Board of Directors?” below);

•	we would consummate the proposed rights offering, as described below, in connection with which Yucaipa has agreed to provide a backstop;

•	the standstill obligations of Yucaipa would continue, with certain modifications; and

•

we would amend our Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, as amended (the “stockholder rights plan”) to increase the limit applicable to the beneficial ownership of our shares of common stock by Yucaipa and its subsidiaries to the percentage of outstanding shares acquired by Yucaipa in the proposed rights offering, as described below, under the proposed backstop agreement; provided that if Yucaipa were not to acquire 32% or more of the outstanding common stock in the proposed rights offering pursuant to the proposed backstop agreement and were not to sell any of such shares, Yucaipa would be able to acquire during the year following consummation of the proposed rights offering (as such date could be extended for certain extraordinary days when trading in the Company’s stock is not permitted by or recommended for directors) up to an aggregate ownership of 32% of the outstanding common stock.

No vote of our stockholders would be required to approve any of the foregoing proposed transactions and therefore, we are not soliciting your proxy or your vote for the proposed deleveraging transaction.

As part of the proposed deleveraging transaction, in order to raise aggregate gross proceeds of approximately $100 million, we would also offer 16,666,666 shares of our common stock at a price of $6.00 per share in a proposed public rights offering to our existing stockholders and holders of non-managing membership interests in our operating company subsidiary. Holders of the rights, which are fully transferable, would also be permitted to subscribe for additional shares of up to 50% of their basic subscription amount if they were to fully exercise their basic subscription rights, depending upon the number of rights that would expire unexercised and subject to the limits in our stockholder rights plan and the proposed backstop agreement related to the rights offering. Any shares not subscribed for in the proposed rights offering would be purchased by Yucaipa at the rights offering subscription price (without any fee or discount) pursuant to the proposed backstop agreement in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended, but with registration rights. No backstop fee would be payable or discount available to Yucaipa pursuant to the proposed backstop agreement.

As noted above, we cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated. Specifically, it is not currently possible to predict (i) whether or when the special transaction committee will recommend approval of the proposed deleveraging transaction to our Board of Directors on the same terms as originally approved by our Board on March 30, 2013, or at all, (ii) whether or when our Board of Directors will ratify its prior approval of or re-approve the proposed deleveraging transaction upon such favorable recommendation, (iii) whether the terms of the proposed deleveraging transaction ultimately ratified (or otherwise approved) by our Board would be substantially the same as currently contemplated or materially modified, (iv) whether the pending litigation with respect to these proposed transactions will negatively impact the timing of these transactions or our ability to consummate them at all or (v) whether Yucaipa will be willing to proceed with the proposed deleveraging transaction in any form. See “—What litigation is pending with respect to the proposed deleveraging transaction and how is Jason T. Kalisman, one of your current directors, involved?” below. In addition, as noted below, Yucaipa has proposed to modify the terms of the proposed backstop agreement and related agreements to provide an opportunity for OTK to participate in the backstopping of the proposed rights offering on a preferential basis over Yucaipa. See “Recent Developments Regarding the Proposed Deleveraging Transaction” below. We can provide no assurance that Yucaipa will move forward with the proposed deleveraging transaction on modified terms or at all.

For more information about the proposed deleveraging transaction, see “— What would the benefits be of the proposed deleveraging transaction?”, “Background of the Proposed Deleveraging Transaction”, “Recent Developments Regarding the Proposed Deleveraging Transaction” and “Certain Relationships and Related Transactions — Proposed Deleveraging Transaction” below.

What would the benefits be of the proposed deleveraging transaction?

Our Board of Directors, with Mr. Kalisman voting against, previously approved the proposed deleveraging transaction in order to strengthen our balance sheet, simplify our capital structure and advance our strategic objective of transforming ourselves from an owner/operator of hotels to a global brand and management company. An integral element of the proposed deleveraging transaction is the raising of capital to pay off the mortgage debt on Delano South Beach and to fund our growth plan, and we believe that raising capital through the proposed rights offering, as compared to other methods such as an underwritten public offering of our common stock, would have the advantage of providing our holders the opportunity to participate in this transaction on a pro rata basis and, if all holders were to exercise their rights, avoid decreasing their percentage equity interest in the Company. Holders of rights that are fully exercised would also be entitled to subscribe for additional shares of up to 50% of their basic subscription amount, depending upon the number of rights held by other holders that expire unexercised.

We believe that the proposed deleveraging transaction would allow us to accomplish multiple strategic goals simultaneously and create significant benefits for the Company and our stockholders. The proposed deleveraging transaction would, among other things:

•	reduce our consolidated debt and preferred securities, excluding capital leases, to approximately $322 million from approximately $557 million as of May 16, 2013, a reduction of $235 million;

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significantly improve our maturity profile by eliminating approximately $118 million of our debt as of May 16, 2013 that would have matured in 2014 and approximately $137 million of preferred stock and accrued dividends, which includes the elimination of $38 million in future accrued dividends, that would have effectively matured in 2016 by increasing to a punitive dividend rate of 20 percent;

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eliminate the overhang of potential share dilution by canceling long-term warrants held by Yucaipa to purchase 12.5 million common shares at $6.00 per share until April 2017 (the “2017 warrants”), and also eliminate up to approximately 2 million shares issuable at a conversion price of $9.50 per share under the $18 million The Light Group promissory notes;

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remove important restrictive consent rights held by Yucaipa over certain major decisions, including a sale of the Company or substantially all of its assets, under certain circumstances, thereby increasing flexibility to continue to pursue alternatives to enhance value for all stockholders; and

•	provide us with approximately $62.3 million of additional cash as of May 16, 2013 to execute our growth plan and for working capital and general corporate purposes.

The proposed deleveraging transaction is the culmination of a 15-month review process by a special transaction committee of our Board, which consisted of directors who had no affiliation with Yucaipa. The special transaction committee was formed in December 2011 to evaluate, negotiate and consider whether to recommend to the Board any potential restructuring transaction with Yucaipa. The special transaction committee retained its own independent financial adviser, Greenhill & Co., and legal advisor, Richards, Layton & Finger, P.A. In addition, Greenhill rendered a fairness opinion regarding the proposed transaction. As part of the special transaction committee’s review, we also hired a leading real estate agent, Jones Lang LaSalle, to broadly market Delano South Beach for a standalone sale. The results of this marketing process were integral to the original decision of a subcommittee of the special transaction committee to recommend the proposed deleveraging transaction as the best strategic alternative for the Company and its stockholders. It is not currently possible to predict whether or when the special transaction committee will recommend ratification or re-approval of the proposed deleveraging transaction to our Board of Directors or whether any such recommendation would be on the same terms as originally approved by our Board on March 30, 2013. Under the terms of the Delaware Court’s order, such a favorable recommendation from the special transaction committee is required before any Board vote on whether to ratify its prior approval of or re-approve the proposed deleveraging transaction.

For more information about the background of the proposed deleveraging transaction, see “Background of the Proposed Deleveraging Transaction” and “Certain Relationships and Related Transactions — Proposed Deleveraging Transaction” below.

What litigation is pending regarding the proposed deleveraging transaction and how is Jason T. Kalisman, one of your current directors, involved?

On April 1, 2013, Mr. Kalisman filed in Delaware Court a purported derivative action on behalf of the Company against the seven other current members of our Board of Directors (the “Director Defendants”) and various third parties associated with Yucaipa (the “Yucaipa Defendants”). On April 4, 2013, OTK filed a motion to intervene as a plaintiff in such action.

The plaintiffs’ complaint contains nine counts, which assert claims, both directly and derivatively on behalf of the Company, against the Director Defendants, the Yucaipa Defendants and the Company. The nine counts of the complaint relate primarily to the Board of Directors’ approval on March 30, 2013 of the proposed deleveraging transaction. The complaint seeks various forms of relief, including enjoining the proposed deleveraging transaction, invalidating the Board of Directors’ approval of the proposed deleveraging transaction and its decision to reschedule the annual meeting and reset the record date for the annual meeting and awarding the Company damages in an unspecified amount.

On May 14, 2013, the Delaware Court entered a preliminary injunction (i) prohibiting the Company from taking any steps to consummate the proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee and (ii) requiring the Company to hold the annual meeting on Wednesday, May 15, 2013, the date the annual meeting was originally scheduled to be held. The Delaware Court also ordered that the Company reinstate March 22, 2013, as the record date for determination of stockholders entitled to vote at the annual meeting. The Delaware Court further determined that all other claims asserted by plaintiffs, including the standard to evaluate the proposed deleveraging transaction and whether that standard was met, would have to be resolved at a trial to be scheduled sometime in the future. On May 15, 2013, the Company convened the annual meeting for the sole purpose of adjourning the meeting until Friday, June 14, 2013, as permitted by the Delaware Court’s order. In light of the Delaware Court’s order, our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed deleveraging transaction, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation from the special transaction committee.

We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated. Specifically, it is not currently possible to predict (i) whether or when the special transaction committee will recommend approval of the proposed deleveraging transaction to our Board of Directors on the same terms as originally approved by our Board on March 30, 2013, or at all, (ii) whether or when our Board of Directors will ratify its prior approval of or re-approve the proposed deleveraging transaction upon such favorable recommendation, (iii) whether the terms of the proposed deleveraging transaction ultimately ratified (or otherwise approved) by our Board would be substantially the same as currently contemplated or materially modified, (iv) whether the pending litigation with respect to these proposed transactions will negatively impact the timing of these transactions or our ability to consummate them at all or (v) whether Yucaipa will be willing to proceed with the proposed deleveraging transaction in any form. See “Litigation Regarding the Proposed Deleveraging Transaction” below. In addition, as noted below, Yucaipa has proposed to modify the terms of the proposed backstop agreement and related agreements to provide an opportunity for OTK to participate in the backstopping of the proposed rights offering on a preferential basis over Yucaipa. See “Recent Developments Regarding the Proposed Deleveraging Transaction” for a description of Yucaipa’s proposal. We can provide no assurance that Yucaipa will move forward with the proposed deleveraging transaction on modified terms or at all.

How would the proposed deleveraging transaction affect the composition of our Board of Directors?

Pursuant to the proposed definitive agreements which, if the Board’s prior approval is ratified or re-approved, would govern the proposed deleveraging transaction, Yucaipa would have the right, following the closing of the proposed deleveraging transaction, to appoint two nominees to our Board of Directors or, if Yucaipa actually acquires, and for so long as Yucaipa beneficially owns, at least 30% of the outstanding shares of common stock, three nominees to our Board of Directors. If Yucaipa were to (i) dispose of shares of our common stock after the proposed deleveraging transaction closes so it beneficially owns less than 5% of our outstanding common stock or (ii) acquire less than 5% of our outstanding common stock pursuant to its proposed backstop arrangement with the Company and either subsequently sell shares of our common stock or fail to acquire beneficial ownership of additional shares of our common stock such that it were to beneficially own less than 5% of our outstanding common stock on or before the first anniversary of the closing of the proposed deleveraging transaction, Yucaipa would lose the right to appoint nominees for election to our Board of Directors. See “Certain Relationships and Related Transactions — Proposed Deleveraging Transaction” below for more information on these rights.

If the Board ratifies its prior approval of or re-approves the proposed deleveraging transaction, and the proposed deleveraging transaction is consummated, Yucaipa’s two nominees initially would be Mr. Burkle and Ira Tochner. The Company would agree that, at the closing of the proposed deleveraging transaction, Mr. Gault would resign from the Board of Directors and Mr. Tochner would be appointed to fill the vacancy created by the resignation of Mr. Gault. As a result, if Mr. Gault is re-elected to our Board at the annual meeting, but the proposed deleveraging transaction closes sometime after the annual meeting but before the 2014 annual meeting, Mr. Gault would resign from our Board of Directors and Mr. Tochner would be appointed to our Board of Directors at such time. After such appointment, Mr. Tochner would serve on our Board of Directors until the 2014 annual meeting. See “Proposal 1: Election of Directors for a One-Year Term Expiring at the 2014 Annual Meeting of Stockholders — Potential Future Appointee to Our Board of Directors” below.

What are Yucaipa’s rights if the proposed deleveraging transaction does not close?

If the proposed deleveraging transaction does not close (whether or not its prior approval by the Board is ratified or re-approved), then the preferred stock, warrants, notes and other rights that Yucaipa is proposing to exchange in the proposed deleveraging transaction will remain outstanding. For so long as Yucaipa collectively owns or has the right to purchase through exercise of the warrants it currently owns (whether or not any or all of the warrants are exercisable) 875,000 shares of the Company’s common stock, the Company has agreed to use its reasonable best efforts to cause the Board to nominate and recommend to the Company’s stockholders the election of a person nominated by Yucaipa as a director and to use its reasonable best efforts to ensure that Yucaipa’s nominee is elected to the Board at each meeting of stockholders. If that nominee is not elected by the Company’s stockholders, Yucaipa has certain observer rights and, in certain circumstances, the dividend rate on the Series A preferred securities held by Yucaipa increases by 4% during any time that Yucaipa’s nominee is not a member of the Board of Directors. Mr. Burkle, one of the current members of the Board and one of the Board’s six director nominees named in Proposal 1 of this proxy statement, is currently Yucaipa’s nominee to our Board of Directors.

If the proposed deleveraging transaction is consummated, the preferred stock, warrants, notes and other rights that Yucaipa holds, including the right to designate one director, will be cancelled at the closing of such proposed deleveraging transaction. The proposed deleveraging transaction would, however, provide Yucaipa with the right to nominate two or, in the event Yucaipa were to acquire at least 30% of our outstanding common stock, three directors. See “— How would the proposed deleveraging transaction impact the composition of our Board of Directors?” above.

How many directors will constitute the Board of Directors from and after the annual meeting?

Our Board of Directors has reduced the size of the Board from its current size of nine members (currently eight directors and one vacancy), to seven members, effective immediately prior to the annual meeting.

Can I vote for all seven directors that will constitute the Board of Directors on the attached WHITE proxy card?

No. The Board is nominating only six director nominees for a seven-member Board. As such, stockholders voting for the election of directors at the annual meeting on the Board’s WHITE proxy card will not be able to vote for the seventh director to serve on our Board of Directors.

Please note that if you submit a gold proxy card to “WITHHOLD” your vote with respect to any OTK Nominee, that submission will not cause your shares to be counted as a vote “FOR” any of the Board’s six director nominees and will result in the revocation of any previous proxy or voting instructions you may have submitted using the WHITE proxy card or voting instruction card. OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF OTK.

Will OTK have a representative on the Board of Directors if all of the Board’s six director nominees are elected?

Yes, unless the OTK Nominee who receives the highest number of votes refuses to serve on our Board of Directors along with our six director nominees. Directors are elected by a plurality of the votes cast on the election of directors. Therefore, the seven nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. As noted above, the Board is nominating six director nominees for a seven-member Board. As a result, (i) stockholders voting for the election of directors at the annual meeting on the Board’s WHITE proxy card will be able to vote for only six nominees for a seven-member Board and will not be able to vote for the seventh director to serve on our Board and (ii) if OTK votes for its own director nominees, as we expect it would, at least one OTK Nominee will be elected to the Board. Presuming such OTK Nominee would agree to serve on the Board with the Board’s six director nominees, this result would be in accordance with our belief in the benefit of the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership.

Notwithstanding the lawsuit filed by Mr. Kalisman and OTK, and Mr. Kalisman’s participation in OTK’s attempt to gain control of the Company through the election of its director nominees to our Board of Directors, the Corporate Governance and Nominating Committee determined to re-nominate Mr. Kalisman for election to the Board because we value the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership. Mr. Kalisman’s counsel informed us on May 14, 2013 that Mr. Kalisman does not consent to being nominated for election by the Board, but only consents to be part of OTK’s opposition slate of nominees. In addition, the OTK Nominees were invited to meet with the Corporate Governance and Nominating Committee but declined the invitation.

Will the holders of shares purchased in the proposed rights offering or pursuant to the proposed backstop agreement have the right to vote at the annual meeting?

No. Only holders of record of our common stock at the close of business on March 22, 2013, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. The proposed deleveraging transaction, including the proposed rights offering, would, if its prior approval by our Board is ratified or the proposed deleveraging transaction is re-approved by our Board, close after the annual meeting.

How are proxy card votes counted?

If the accompanying WHITE proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed WHITE proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board of Directors. The entire Board of Directors, other than Mr. Kalisman, recommends you vote (i) “FOR ALL” of the Board’s six director nominees named in Proposal 1 of this proxy statement, (ii) “AGAINST” the By-Law Repeal Proposal, if presented and (iii) “AGAINST” the Board Supermajority Proposal, if presented. The entire Board of Directors recommends you vote (i) “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2013 fiscal year, (ii) “FOR” the advisory vote on executive compensation, and (iii) “AGAINST” the stockholder proposal regarding the Company’s stockholder rights plan, if presented.

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In the election of directors, you may vote (i) “FOR ALL” of the Board’s six director nominees, (ii) “WITHHOLD ALL” with respect to the Board’s six director nominees or (iii) “FOR ALL EXCEPT” one or more, but not all, of the Board’s six director nominees.

•	On the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the stockholder proposal regarding the Company’s stockholder rights plan, if presented, you may vote “FOR, ” “AGAINST” or “ABSTAIN”.

•	On the By-Law Repeal Proposal, if presented, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the Board Supermajority Proposal, if presented, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

OTK OR ONE OF ITS AFFILIATES MAY SEND YOU SOLICITATION MATERIAL CONTESTING THE ELECTION OF THE BOARD’S SIX DIRECTOR NOMINEES NAMED IN PROPOSAL 1 OF THIS PROXY STATEMENT AND SOLICITING YOUR VOTE TO ELECT THE OTK NOMINEES TO OUR BOARD OF DIRECTORS AND TO APPROVE THE OTK PROPOSALS. OUR ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, BELIEVES THAT ALLOWING OTK TO GAIN CONTROL OF THE COMPANY THROUGH THE ELECTION OF THE OTK NOMINEES TO OUR BOARD OF DIRECTORS AND THE OTK PROPOSALS ARE NOT IN YOUR BEST INTERESTS AND WE URGE YOU NOT TO RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD THAT OTK OR ANY OF ITS AFFILIATES MAY SEND TO YOU.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

Withhold Votes. In the election of directors, stockholders can withhold authority to vote their shares with respect to all of the Board’s six director nominees as a group by voting “WITHHOLD ALL” or with respect to one or more, but not all, of the Board’s six director nominees by voting “FOR ALL EXCEPT” and indicating for which individual nominee(s) the stockholder is withholding voting authority. Only the seven nominees standing for election receiving the most “FOR” votes will be elected as directors. Withhold votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting but will not be counted in determining the outcome of the election.

Abstentions. Pursuant to Delaware law and our by-laws, abstentions are counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal, other than the election of directors. We intend to treat abstentions in this manner. With respect to the election of directors, only the seven nominees standing for election receiving the most “FOR” votes will be elected as directors. For all other proposals, abstentions will have the same effect as a vote against the proposal. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Broker Non-Votes. For brokerage accounts that receive proxy materials from or on behalf of both the Company and OTK, all items listed in the notice for the meeting will be considered non-routine matters. In that case, if you do not submit any voting instructions to your broker, your shares will not be counted in determining the outcome of any of the proposals at the annual meeting, other than the By-Law Repeal Proposal and the Board Supermajority Proposal, as to which they will have the same effect as a vote “AGAINST” those proposals; nor will your shares be counted for purposes of determining whether a quorum exists. However, if you receive proxy materials only from us, a broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors and the advisory approval of the Company’s executive compensation. If you are a beneficial owner and want your vote to count on these non-routine proposals, it is critical that you instruct your broker how to vote your shares. Consequently, if you receive proxy materials only from us and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of BDO USA, LLP. If your shares are voted on this item as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine items and will not be counted in determining the number of shares necessary for approval of the non-routine items (other than with respect to the By-Law Repeal Proposal and the Board Supermajority Proposal, as to which broker non-votes will have the same effect as a vote “AGAINST” such proposals), although your shares will count for purposes of determining whether a quorum exists.

Who will count the votes?

The Inspector of Election appointed for the annual meeting, who will be a representative of IVS Associates, Inc., will separately tabulate the affirmative and negative votes, withheld votes, abstentions and broker non-votes.

Where can I find the voting results of the annual meeting?

We will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Who is soliciting my proxy, how is it being solicited and who is bearing the cost of such solicitation?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay all costs of soliciting proxies, including the costs of preparing and mailing this proxy statement. In addition to the solicitation by us of proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by telephone or by other appropriate means of communication. We request and anticipate that banks, brokers, fiduciaries, custodians and nominees will forward copies of our proxy soliciting materials to their principals and request their voting instructions, and we will reimburse those persons for their out-of-pocket expenses in doing so. In addition, we have retained D.F. King & Co., Inc. (“D.F. King”) to aid in soliciting proxies for a fee of up to $[            ], plus its

reasonable out-of-pocket expenses. We have agreed to indemnify D.F. King against certain liabilities, including liabilities arising under the federal securities laws. D.F. King has informed us that it intends to employ approximately 50 persons to solicit proxies. Our expenses related to the solicitation of proxies, including fees for attorneys and other advisers and advertising, printing and related costs, but excluding salaries and wages of our regular employees, are currently expected to be approximately $[            ], of which $[            ] has been spent to date.

In connection with the solicitation of proxies for the annual meeting, we have not authorized anyone to give you any information or make any representation not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us. We are not responsible for the accuracy of any information provided by or on behalf of, or relating to, OTK contained in any proxy solicitation materials filed or disseminated by or on behalf of OTK or any other statements that OTK or its affiliates or participants may otherwise make.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a WHITE proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (800) 542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting us at 475 Tenth Avenue, New York, NY 10018, attention: Investor Relations (telephone number: (212) 227-4100). Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations Department to participate in the householding program.

You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

We are not responsible for the accuracy of any information provided by or on behalf of, or relating to, OTK contained in any proxy solicitation materials filed or disseminated by or on behalf of OTK or any other statements that OTK or its affiliates or participants may otherwise make. OTK chooses which stockholders receive its proxy solicitation materials.

PARTICIPANTS IN THE PROXY SOLICITATION

Under applicable regulations of the Securities and Exchange Commission (the “SEC”), in addition to the Company, each person who is a member of our Board and each person who is an executive officer of the Company listed under “The Company’s Board of Directors and Certain Executive Officers” in Annex A is deemed to be a “participant” in the Company’s proxy solicitation. Information relating to the participants in our solicitation is contained in Annex A and Annex B attached hereto. Because Mr. Kalisman has not consented to be nominated for election by our Board, and is not soliciting proxies on our behalf, he is not a participant in the Company’s proxy solicitation. Because Mr. Tochner is neither a director nor a director nominee, and because he is not soliciting proxies on our behalf, he is not a participant in the proxy solicitation. Proxies may also be solicited by certain of our regular employees, without additional compensation.

BUSINESS & STRATEGY UPDATE

Our entire Board of Directors, other than Jason T. Kalisman, and our management, believe that our strategic plan, including the consummation of the proposed deleveraging transaction, provides the best platform for increasing stockholder value.

Two years ago, we articulated a strategy to grow our business profitably, reduce our risk profile and enhance our position as a global leader in lifestyle hospitality management. Specifically, this strategy focused on:

•	expanding our brand and management business globally in key gateway cities and luxury resort destinations under three core brands — Delano, Mondrian and Hudson;

•	divesting real estate assets to fund our expansion and to improve our risk profile by reducing debt and preferred securities; and

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investing in our product, infrastructure and service offerings to enhance operating performance at existing hotels and the attractiveness of our brands, allowing us to scale our management business with minimal increases in our overhead cost base.

Two years later, we have executed on this strategy, successfully taking important steps toward our transition from an owner/operator of hotels to a global brand and management company positioned for accelerated and sustained growth. Highlights of our achievements over the last two years include:

•	We have signed nine hotel contracts that will virtually double the size of our portfolio, and we believe that we have a strong pipeline of additional contracts.

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If our Board ratifies its prior approval of or re-approves the proposed deleveraging transaction (see “Questions and Answers — What is the proposed deleveraging transaction?”) and such proposed deleveraging transaction is completed, we will have reduced our consolidated debt and preferred securities, excluding capital leases, to approximately $322 million from approximately $557 million as of May 16, 2013, a reduction of $235 million. And importantly, we project that, if the proposed rights offering described in this proxy statement is launched and closed successfully, we will have approximately $62.3 million of cash to fund the continued expansion of our higher-margin brand and management business in addition to working capital for other general corporate purposes.

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We also have completed major investments in our people and platforms and upgrades to our food and beverage offerings. With these strategic investments, we believe we have improved the scalability of our infrastructure, and as a result, the vast majority of fee revenue from the signed hotel agreements in our pipeline will flow directly through to EBITDA and cash flow.

We believe our recent financial performance reported for the fourth quarter of 2012 and the first quarter of 2013 highlighted in our recent periodic reports filed with the Securities and Exchange Commission underscores the growth potential of the lifestyle hospitality segment, the effectiveness of our strategy and the successful execution of that strategy by our management team. We also strongly believe that our Board of Directors and management are the right team to lead the Company as it continues to execute its strategic plan.

BACKGROUND OF THE PROPOSED DELEVERAGING TRANSACTION

The global financial crisis that began in the fall of 2008 had a significant negative impact on the hospitality industry, and particularly on the boutique luxury hotels that we owned and managed. We were required to devote considerable attention during 2009 to issues relating to our declining operating results and our highly leveraged balance sheet that had a number of significant loans maturing in 2010. We also needed additional equity capital to fund our operations and allow us to weather the downturn.

In October 2009, we entered into a securities purchase agreement with Yucaipa that provided us net proceeds of approximately $72 million of capital in exchange for the Series A preferred securities, warrants to acquire up to 12.5 million shares of common stock on a net exercise basis, which we refer to as the “2017 warrants,” and contingent warrants to acquire an additional 5 million shares of common stock, which have since terminated because the contingency failed to occur. The Series A preferred securities have an initial dividend rate of 8% per annum, which steps up to 10% in 2014 and 20% in 2016. The exercise price of the 2017 warrants is $6.00 per share, and such warrants expire in April 2017.

In connection with Yucaipa’s investment in the Company’s equity securities under the securities purchase agreement, Yucaipa was granted the right to nominate one director for so long as it owns, or has the right to purchase through exercise of the 2017 warrants (whether or not any or all of the warrants are exercisable), at least 875,000 common shares. The Company has agreed to use its reasonable best efforts to cause our Board to nominate and recommend to the Company’s stockholders the election of such Yucaipa nominee as a director and to use its reasonable best efforts to ensure that Yucaipa’s nominee is elected to our Board at each stockholders meeting. If that nominee is not elected by the Company’s stockholders, Yucaipa has certain observer rights and, in certain circumstances, the dividend rate on the Series A preferred securities held by Yucaipa increases by 4% during any time that Yucaipa’s nominee is not a member of our Board of Directors.

Yucaipa also was granted consent rights over certain major transactions, including a sale of the company or all or substantially all of its assets, for so long as it has, or has the right to purchase, through exercise of the 2017 warrants (whether or not any or all of the warrants are exercisable), an aggregate of 6.25 million shares of our common stock. The securities purchase agreement also contains customary standstill provisions prohibiting Yucaipa from acquiring additional shares of our common stock, subject to certain exceptions, for so long as it beneficially owns at least 15% of our outstanding common stock. Additionally, during the same period, Yucaipa is prohibited from taking certain actions that seek to gain control of the Company without the prior written consent of the Company. In the event that any person or group commences a solicitation of proxies seeking to remove or appoint three or more members of our Board of Directors, Yucaipa is permitted to make a confidential proposal to our disinterested directors about a proxy solicitation or other communication to seek control of the Company and, in the event of such a solicitation of proxies seeking to remove a majority of the directors, any other action that would otherwise be prohibited under the standstill provisions.

Because it was possible, depending on the market price of our common stock, for Yucaipa to acquire over 20% of our outstanding shares of our common stock, Nasdaq listing rules required stockholder approval for Yucaipa to be permitted to exercise the 2017 warrants in full. In early 2010, as was agreed to in the securities purchase agreement, we sought and obtained stockholder approval of the full exercise of Yucaipa’s 2017 warrants.

In 2010, Yucaipa requested our consent to purchase $88.0 million of our convertible notes in the open market, which we granted.

By late 2010, we continued to have difficulty recovering from the effects of the 2008 financial crisis. Our Board of Directors decided to adopt a new business strategy, which we refer to as the “asset light” strategy. Under this strategy, we began to pursue a transformation from a company that both owned and managed hotels to a company focused on management and development of its core brands. Beginning in 2011, with a new management team that took office at the end of March 2011, we sold five hotels that we had wholly owned or in which we had significant ownership positions, retaining long-term management contracts. We also began aggressively pursuing management contracts in key domestic and international cities.

In late 2011, although we began to see operating improvements, we continued to face challenges in raising additional capital to fund our growth plan as a result of our highly leveraged and complex balance sheet and the terms of the Yucaipa securities and consent rights. In December 2011, Yucaipa made the first of a series of proposals to our Board of Directors for a restructuring of Yucaipa’s investment in our securities. Because one of our directors is an affiliate of Yucaipa, our Board of Directors formed a special transaction committee in December 2011 comprised of our five directors who had no affiliation with Yucaipa (one of whom did not stand for re-election in 2012) to evaluate and negotiate any potential restructuring transaction with Yucaipa and, if a transaction were proposed, to make a recommendation to our Board of Directors.

During the first half of 2012, representatives of Yucaipa and of our special transaction committee engaged in discussions regarding a series of transactions, but no progress was made. In May 2012, our special transaction committee decided to explore a course that did not require cooperation from Yucaipa, and engaged an independent financial advisor, Greenhill & Co., LLC. Greenhill and the special transaction committee developed a “self-help plan” for improving our balance sheet without relying on cooperation from Yucaipa. The plan involved a sale of Delano South Beach, subject to a long-term management contract, to pay down debt and a $50 million rights offering to provide working capital. While Greenhill and the special transaction committee recognized that $50 million would be insufficient for our cash needs, at the time they believed that a larger offering was unlikely to succeed and would have been dilutive at the prevailing market price of our common stock.

In June 2012, our Board of Directors approved the self-help plan. We engaged Jones Lang LaSalle Hotels to market the Delano South Beach and they began a marketing campaign that contacted over 180 potentially interested parties. Concurrently, Greenhill began to seek potential backstop investors for a rights offering, including OTK, our largest stockholder, which was unwilling to participate in a backstop for the rights offering.

In July 2012, Yucaipa made a proposal to exchange all of its securities for Delano South Beach, subject to a long-term management agreement, and our interests in TLG. Greenhill advised the special transaction committee that this exchange transaction was more attractive than the self-help plan in many ways, because it, among other things, reduced debt more quickly and eliminated Yucaipa’s control rights, but the proposal could not be implemented because it would leave us with insufficient cash to repay the Delano South Beach mortgage debt that would come due on the exchange. Greenhill continued to seek possible financing from third-party sources to help provide the funds that would be needed to accompany the proposed exchange transaction.

In early August 2012, Yucaipa proposed that it would be willing to provide the necessary funding to permit the assets-for-securities exchange to occur, in the form of a backstop for a $100 million rights offering at $6.00 per share. This proposal provided the funds needed to repay the outstanding balance of the line of credit secured by Delano South Beach and provide additional funds for working capital. After a month of extensive negotiations between representatives of the special transaction committee and Yucaipa, the principal terms of the transaction were agreed on and approved by the special transaction committee in early September 2012 and the parties started to document the transaction.

During the fall of 2012, the marketing of Delano South Beach continued, but the special transaction committee found the results to be disappointing.

In early October 2012, while the final deal terms with Yucaipa were being negotiated, our Board of Directors received an unsolicited letter from a large international hotel company (“Company A”) indicating an interest in acquiring the Company. The letter did not contain a price. Our special transaction committee had considered the alternative of a sale in June 2012, as it was exploring alternatives, but based on Greenhill’s advice had decided that a sale before a balance sheet restructuring would not maximize long-term stockholder value. Our Board of Directors therefore reiterated its view that it was not a good time for a sale of the Company and that the way to maximize stockholder value is to continue to implement our strategic plan.

In late November 2012, negotiation and documentation of the transaction appeared to be close to completion. The special transaction committee scheduled a meeting to consider the transaction for final approval. On the eve of the scheduled meeting, Company A submitted another letter proposing to acquire all of our outstanding common stock for $7.50 per share in cash. The letter said the proposal was based on publicly available information and would be subject to confirmatory due diligence. Our Board of Directors discussed this proposal and concluded that the price was not sufficiently attractive to commence formal negotiations in light of the views expressed by Greenhill to the special transaction committee regarding the prospects for growth in our stock price over the next several years if we are successful in securing additional management contracts through implementation of our strategic plan. Our Board responded to Company A that it was not interested at the proposed price, but that it might entertain a proposal at a significantly higher price.

In late November 2012, the special transaction committee learned that Yucaipa was unwilling to proceed without obtaining a financing commitment through a mortgage loan secured by Delano South Beach to fund its obligations under the proposed backstop agreement. After extensive negotiations regarding the nature of any closing conditions that could be part of that financing, the parties reached agreement on the general terms of the commitment letter for Yucaipa’s financing in late December.

In late December 2012, the special transaction committee received a proposal from a private equity fund to make a $100 million equity investment in the company at an unspecified price requesting significant Board representation and control over selection of management. The special transaction committee did not view this as a serious offer.

Beginning in late December 2012 and continuing until early March 2013, events unrelated to the proposed transaction delayed the ability of Yucaipa to obtain the approval of the proposed financing commitment from its lender.

In late February 2013, Company A submitted a third letter to our Board of Directors, reiterating its proposal to acquire all of our outstanding common stock at the same $7.50 per share. The Company’s position on the proposal was unchanged.

On March 6, 2013, our Board was informed that the matter that had delayed finalization of the Yucaipa financing commitment was expected to be resolved within the next two weeks. Thereafter, the parties resumed their preparation for finalizing the definitive documentation.

On March 15, 2013, we received a letter from OTK stating its intention to nominate seven directors and solicit proxies for their election at our annual meeting. Shortly thereafter, Mr. Kalisman, who is a member of the special transaction committee and, as noted above, is OTK’s representative on our Board, threatened litigation against our directors if the special transaction committee and our Board approved and implemented the proposed deleveraging transaction.

Yucaipa’s financing source approved the loan to Yucaipa on March 26, 2013, and on March 30, 2013, a subcommittee of the special transaction committee and our Board of Directors met and approved the proposed deleveraging transaction, over the objections of Mr. Kalisman. The agreements were executed on that day. We announced the transaction by a press release on April 1, 2013 and, as noted above, Mr. Kalisman filed a lawsuit in Delaware Court, which was subsequently joined by OTK, seeking to enjoin the proposed transaction and other relief. On May 14, 2013, the Delaware Court issued its ruling on the plaintiffs’ motion for a preliminary injunction. That litigation and the Delaware Court’s ruling are described below in “Litigation Regarding the Proposed Deleveraging Transaction”.

See “Certain Relationships and Related Transactions — Proposed Deleveraging Transaction” below for a detailed description of the proposed agreements related to the proposed deleveraging transaction.

RECENT UPDATES WITH RESPECT TO THE PROPOSED DELEVERAGING TRANSACTION

On May 16, 2013, Yucaipa sent a letter to Michael Gross, our Chief Executive Officer, indicating Yucaipa’s willingness to consummate the proposed deleveraging transaction as originally proposed and approved (but not yet ratified or re-approved) on the condition that the Company offer OTK the option to join with Yucaipa in providing a portion of the backstop for the proposed rights offering. Yucaipa’s offer would allow OTK to participate in such backstopping of the proposed rights offering by purchasing shares, on a preferential basis over Yucaipa, up to a maximum of 32% of our common stock. As proposed, this offer would have to be made to OTK in writing and be accepted or rejected within 10 days of the date it is received by the OTK. In addition, Yucaipa indicated in the letter its willingness to allow the Company to reduce the size of the proposed rights offering from $100 million to $75 million, at the Company’s option. This letter was filed with the SEC as an exhibit to an amendment to Yucaipa’s Schedule 13D on May 17, 2013. Yucaipa’s proposal, if accepted, would require an amendment to the agreements related to the proposed deleveraging transaction described above. There can be no assurance as to whether or not this proposal will be accepted or will result in an amendment to the terms of the proposed deleveraging transaction.

Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed deleveraging transaction.

LITIGATION REGARDING THE PROPOSED DELEVERAGING TRANSACTION

On April 1, 2013, Mr. Kalisman filed in Delaware Court a purported derivative action on behalf of the Company against the seven other current members of our Board of Directors (the “Director Defendants”) and various third parties associated with Yucaipa (the “Yucaipa Defendants”). On April 4, 2013, OTK filed a motion to intervene as a plaintiff in such action and Mr. Kalisman and OTK thereafter filed a consolidated and amended complaint.

The plaintiffs’ complaint contains nine counts, which assert claims, both directly and derivatively on behalf of the Company, against the Director Defendants, the Yucaipa Defendants and the Company. The nine counts of the complaint relate primarily to the Board of Directors’ approval on March 30, 2013 of the proposed deleveraging transaction and to our Board of Directors’ decision to alter the date of the Company’s annual meeting and the record date for that meeting. Among other things, plaintiffs allege that (i) the Director Defendants breached their fiduciary duties through various actions taken in connection with their approval of the proposed deleveraging transaction, including allegedly failing to provide Mr. Kalisman with adequate notice of the meeting to approve the proposed deleveraging transaction, creating an allegedly unauthorized sub-committee of the special transaction committee that excluded Mr. Kalisman and recommending the proposed deleveraging transaction to the Board, and allegedly “accelerating” approval of the proposed deleveraging transaction, “delaying” the annual meeting and “resetting the record date” for the annual meeting for the purported purpose of disrupting the “proxy contest launched by OTK” and failing to hold an annual meeting within thirteen months of the prior meeting; (ii) the Director Defendants breached their fiduciary duties by approving the proposed deleveraging transaction which did not reflect either a fair price or a fair process; and (iii) the Company breached its duty to provide Mr. Kalisman with access to information requested in his position as a Company director. The complaint seeks various forms of relief, including enjoining the proposed deleveraging transaction, invalidating the Board of Directors’ approval of the proposed deleveraging transaction and its decision to reschedule the annual meeting and reset the record date for the annual meeting and awarding the Company damages in an unspecified amount.

On May 14, 2013, the Delaware Court entered a preliminary injunction (i) prohibiting the Company from taking any steps to consummate the proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee and (ii) requiring the Company to hold the annual meeting on Wednesday, May 15, 2013, the date the annual meeting was originally scheduled to be held, with the original record date of March 22, 2013. The Delaware Court made clear that the proposed deleveraging transaction may proceed so long as the special transaction committee and our Board meet again on proper notice and approve the transaction following due deliberation. The Delaware Court explained the reasons for its rulings during a teleconference on May 14, 2013, which was transcribed by a Court Reporter and which is publicly available through various sources. The Court further determined that all other claims asserted by plaintiffs, including the standard to evaluate the proposed deleveraging transaction and whether that standard was met, would have to be resolved at a trial to be scheduled sometime in the future. On May 15, 2013, the Company convened the annual meeting for the sole purpose of adjourning the meeting until Friday, June 14, 2013, as permitted by the Delaware Court’s order. In light of the Delaware Court’s order, our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed deleveraging transaction, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation from the special transaction committee.

We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated. Specifically, it is not currently possible to predict (i) whether or when the special transaction committee will recommend approval of the proposed deleveraging transaction to our Board of Directors on the same terms as originally approved by our Board on March 30, 2013, or at all, (ii) whether or when our Board of Directors will ratify its prior approval of or re-approve the proposed deleveraging transaction upon such favorable recommendation, (iii) whether the terms of the proposed deleveraging transaction ultimately ratified (or otherwise approved) by our Board would be substantially the same as currently contemplated or materially modified, (iv) whether the pending litigation with respect to these proposed transactions will negatively impact the timing of those transactions or our ability to consummate them at all or (v) whether Yucaipa will be willing to proceed with the proposed deleveraging transaction in any form. In addition, as noted above, Yucaipa has proposed to modify the terms of the proposed backstop agreement and related agreements to provide an opportunity for OTK to participate in the backstopping of the proposed rights offering on a preferential basis to Yucaipa. See “Recent Developments Regarding the Proposed Deleveraging Transaction” for a description of Yucaipa’s proposal. We can provide no assurance that Yucaipa will move forward with the proposed deleveraging transaction on modified terms or at all.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors is currently comprised of eight directors, each with terms expiring at the annual meeting, and one vacancy. Messrs. Gross, Burkle, Friedman, Gault, Harrison, Kalisman, Malone and Sasson currently serve as directors of the Company.

The Board of Directors has reduced the size of the Board from its current size of nine members (currently eight directors and one vacancy), to seven members, effective immediately prior to the annual meeting. Mr. Sasson is not standing for re-election and therefore his term will end immediately prior to the annual meeting.

As set forth above (see “Questions and Answers — How would the proposed deleveraging transaction impact the composition of our Board of Directors?” above), if our Board of Directors ratifies its prior approval of or re-approves the proposed deleveraging transaction, upon the closing of such proposed deleveraging transaction, Mr. Gault would resign from the Board of Directors and Mr. Tochner would be appointed to fill the vacancy created by the resignation of Mr. Gault. As a result, if Mr. Gault is re-elected to our Board at the annual meeting, but the proposed deleveraging transaction closes sometime after the annual meeting but before the 2014 annual meeting, Mr. Gault would resign from our Board of Directors and Mr. Tochner would be appointed to our Board of Directors at such time. After such appointment, Mr. Tochner would serve on our Board of Directors until the 2014 annual meeting. Therefore, although Mr. Tochner is not standing for election at the annual meeting, we have included below the information about Mr. Tochner that would be required if he were standing for election at the annual meeting.

Notwithstanding the lawsuit filed by Mr. Kalisman and OTK, and Mr. Kalisman’s participation in OTK’s attempt to gain control of the Company through the election of its director nominees to our Board of Directors, the Corporate Governance and Nominating Committee determined to re-nominate Mr. Kalisman for election to the Board because we value the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership. Mr. Kalisman’s counsel informed us on May 14, 2013 that Mr. Kalisman does not consent to being nominated for election by the Board, but only consents to be part of OTK’s opposition slate of nominees. In addition, the OTK Nominees were invited to meet with the Corporate Governance and Nominating Committee but declined the invitation.

Because our Board of Directors is nominating six director nominees for a seven-member Board, (i) stockholders voting for the election of directors at the annual meeting on the Board’s WHITE proxy card will be able to vote for only six nominees for a seven-member Board and will not be able to vote for the seventh director to serve on our Board and (ii) if OTK votes for its own director nominees, as we expect it would, at least one OTK Nominee will be elected to the Board. Presuming such OTK Nominee would agree to serve on the Board with the Board’s six director nominees, this result would be in accordance with our belief in the benefit of the representation of a significant stockholder on the Board, provided that such representation is appropriate and proportional to such stockholder’s share ownership.

Our Corporate Governance and Nominating Committee has recommended to our Board the six director nominees set forth below. Each of the Board’s six director nominees has consented to his name being submitted by the Company as a nominee for election as a director of the Company in its proxy statement and other solicitation materials to be filed with the SEC and distributed to the Company’s stockholders and in other materials in connection with the solicitation of proxies by the Company and its directors, officers, employees and other representatives from stockholders to be voted at the annual meeting. Each such nominee has further consented to serve as a director of the Company if elected.

Based on its review of the relationships, if any, that any of our directors has with the Company, and as discussed in greater detail below, a majority of our Board has affirmatively determined that Ronald W. Burkle, Robert Friedman, Jeffrey M. Gault, Thomas L. Harrison and Michael D. Malone are “independent” directors, and Ira Tochner currently would be an “independent” director, within the meaning of the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

The Board knows of no reason why any of its six director nominees would be unable to serve as a director. If any such director nominee is unavailable for election or service, the Board may designate a substitute director nominee and the persons designated as proxy holders on the WHITE proxy card will vote for the substitute director nominee recommended by the Board, or the Board may, as permitted by our by-laws, decrease the size of our Board.

Our Recommendation

THE ENTIRE BOARD, OTHER THAN MR. KALISMAN, (1) RECOMMENDS YOU VOTE “FOR ALL” OF THE BOARD’S SIX DIRECTOR NOMINEES SET FORTH BELOW AND (2) URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF OTK.

Vote Required

The affirmative vote of a plurality of the votes cast on the election of directors is necessary for the election of a director. Accordingly, the seven nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, shares for which voting authority is withheld and broker non-votes will have no effect on the result of the vote.

Director Nominee Biographies

Set forth below are descriptions of the backgrounds and principal occupations of each of our six director nominees. The age and other information of each person are as of May [    ], 2013.

Name	Age	Current Position with Morgans Hotel Group Co.
Michael J. Gross	37	Chief Executive Officer and Director
Ronald W. Burkle	60	Director
Robert Friedman	56	Director
Jeffrey M. Gault	67	Director
Thomas L. Harrison	65	Director
Michael D. Malone	59	Director

Michael J. Gross is our Chief Executive Officer and one of our Directors. Mr. Gross originally joined our Board of Directors in October 2009 as a nominee of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. Mr. Gross remained the Yucaipa designee until he discontinued his relationship with Yucaipa and was appointed our Chief Executive Officer in March 2011. Mr. Gross also served as a member of our Corporate Governance and Nominating Committee until his appointment as our Chief Executive Officer in March 2011. From 2008 until March 2011, he concentrated on sourcing opportunities for various Yucaipa investment funds. From 1998 to 2007, Mr. Gross focused on consumer and real estate companies with various investment and research roles at Prentice Capital Management, S.A.C. Capital Advisors, LLC, Lehman Brothers Inc., Salomon Smith Barney and Granite Partners. Mr. Gross graduated with a Bachelor of Science from Cornell University’s School of Hotel Administration.

Mr. Gross brings to the Board his valuable expertise in the real estate and investment industries, his extensive experience as an analyst of public companies in the retail, consumer and real estate industries, as well as his experience serving on the boards of other public companies. Under Mr. Gross’ leadership, the Company has expanded its brand and management business in countries around the world, invested in the Company’s product, infrastructure and service offering, and sold real estate to strengthen the Company’s balance sheet.

Ronald W. Burkle has been one of our Directors since March 2011. Mr. Burkle is Managing Partner of The Yucaipa Companies, a private investment firm, which he founded in 1986. Mr. Burkle has served as Chairman of the Board and controlling shareholder of numerous companies including Alliance Entertainment, a distributor of music, movies and game software, Golden State Foods, and supermarket chains Dominick’s, Fred Meyer, Ralph’s and Food4Less. Mr. Burkle is Co-Chairman of the Burkle Center for International Relations at UCLA, a trustee of the Carter Center, the National Urban League and AIDS Project Los Angeles and a member of the board of directors of the Frank Lloyd Wright Building Conservancy. Mr. Burkle served as a director of the following public companies: Occidental Petroleum Corp. from 1999 to 2010, Yahoo! Inc. from 2001 to 2010 and KB Home Corporation from 1995 to 2010.

Mr. Burkle brings to the Board his valuable business expertise in a wide variety of areas, as well as his experience serving on the boards of numerous public and private companies.

Mr. Burkle was appointed to the Board in March 2011 as a designee of the Yucaipa investors, pursuant to certain arrangements we entered into with the Yucaipa investors in October 2009 providing Yucaipa the right to designate one of our directors. Previously, Mr. Gross had been the designee of the Yucaipa investors, until he was appointed our Chief Executive Officer, at which time he discontinued his relationship with Yucaipa. For so long as Yucaipa investors collectively own or have the right to purchase through exercise of warrants 875,000 shares of our common stock, we have agreed to use our reasonable best efforts to cause our Board to nominate and recommend to our stockholders the election of a person nominated by the Yucaipa investors as a director and to use our reasonable best efforts to ensure that the Yucaipa investors’ nominee is elected to our Board at each such meeting. If that nominee is not elected by our stockholders, the Yucaipa investors have certain observer rights and, in certain circumstances, dividend rights on their Series A preferred securities. The Series A preferred securities, the warrants and certain rights of Yucaipa would be cancelled in the proposed deleveraging transaction (see “Questions and Answers — What is the proposed deleveraging transaction?” above).

Robert Friedman is a Co-Chairman of our Compensation Committee and a member of our Corporate Governance and Nominating Committee, and has been one of our Directors since February 2006. Mr. Friedman was President of Media & Entertainment for @Radical Media, a multi-disciplinary integrated media company, from 2003 to 2012. From 2003 to 2006, Mr. Friedman was President and Managing Partner of Classic Media: Harvey & Golden Books Entertainment, an entertainment company. From 1991 to 2003, Mr. Friedman held a variety of senior positions at AOL Time Warner, including as Head of Corporate Marketing for Time Warner and President of AOL, Interactive Marketing & TV. Mr. Friedman was President of New Line TV and Co-Chairman of Worldwide Theatrical Marketing, Licensing and Merchandising. Mr. Friedman was a member of the original development team of MTV Networks from 1981 to 1989. He also serves on the boards of directors of Vassar College, Columbia Business School, The Mount Sinai Medical Center and The Big Apple Circus. Mr. Friedman received a Bachelor of Arts from Vassar College and a Master of Business Administration from Columbia University, where he was the 2009 commencement speaker for the Columbia Business School.

Mr. Friedman brings to the Board his wealth of experience in the media, communications and marketing industries. His experience and expertise in these areas provide our Board with a valuable resource to keep the Morgans brand competitive in the boutique hotel industry. Mr. Friedman also brings a fresh outside perspective due to his background in communications and marketing, adding to the diversity and strength of our Board.

Jeffrey M. Gault, AIA, is a member of our Audit Committee and Chairman of our Corporate Governance and Nominating Committee, and has been one of our Directors since December 2007. Since January 2012, Mr. Gault has served as the President and Chief Executive Officer of Americold, a privately-owned global leader in temperature-controlled warehousing and logistics to the food industry. Americold is owned, in part, by affiliates of The Yucaipa Companies. Since 1991, Mr. Gault has owned, controlled and has been the Chairman and CEO of Solus Property Company, which holds certain commercial real estate investments. He previously served as Division President of KB Urban, a division of KB Home, from September 2005 to June 2007. His more than 30 years of experience in real estate development and investment activities also includes senior positions with Empire Companies, a Southern California land developer, where he was President and Chief Operating Officer from May 2002 to March 2005; Helios Partners, an affiliate of the Pritzker family interests of Chicago, where he was managing partner from 1994 to 1998; Sun America Realty Partners, an affiliate of Sun America, Inc., where he was managing principal from 1990 to 1994; and Home Savings of America, F.A., where he was Executive Vice President and Director of Real Estate from 1985 to 1990. Mr. Gault earned a Bachelor’s Degree in Architecture from the University of California at Berkeley and has a Master’s Degree in Environmental Design from Yale University’s School of Architecture. Mr. Gault is a licensed architect and general building contractor in the State of California, a member of the American Institute of Architects (“AIA”), and Urban Land Institute, and the former Chairman of the Fisher Center Policy Advisory Board at the University of California at Berkeley. Mr. Gault attended and received certification from the UCLA Director Education and Certification Program for best practices in board supervision of organizational strategy, structure and succession for public companies.

Mr. Gault brings to the Board his extensive background in architecture, real estate development, and construction, as well as his expertise in investment and financial accounting matters. In particular, Mr. Gault provides the Board with valuable counsel, advice and expertise with respect to hotel development projects of the Company.

Thomas L. Harrison is a member of our Compensation Committee and Corporate Governance and Nominating Committee and Chairman of the Audit Committee, and has been one of our Directors since February 2006. Mr. Harrison is Chairman of Diversified Agency Services (“DAS”), a group of marketing services companies. A division of the Omnicom Group Inc., DAS provides a broad range of marketing communication services. Mr. Harrison was the President of DAS from 1997 to 1998, and was Chairman and Chief Executive Officer from 1998 to 2011. Prior to joining DAS, Mr. Harrison was co-founder and Chairman of Harrison & Star Business Group. Mr. Harrison is a member of the Executive Committee of the Montefiore Hospital, a fellow of the New York Academy of Medicine and a member of the Dean’s counsel of The Steinhardt School at New York University. Mr. Harrison serves on the boards of ePocrates, The Lymphoma Research Foundation and several marketing services companies. He has served as co-chairman of the New York Chapter of the U.S. Olympic Committee. Mr. Harrison is the author of “INSTINCT Tapping Your Entrepreneurial DNA to Achieve Your Business Goals.” Mr. Harrison holds an advanced degree in cell biology and physiology from West Virginia University and received a Doctorate of Humane Letters from West Virginia University.

Mr. Harrison brings to the Board his financial expertise and a wealth of entrepreneurial experience in the communications and marketing industries. Mr. Harrison provides the Board with valuable insight into financial and accounting matters and brings a fresh outside perspective due to his background in communications and marketing, adding to the diversity and strength of our Board.

Michael D. Malone is a member of our Audit Committee and a Co-Chairman of our Compensation Committee, and has been one of our Directors since January 2008. In February 2012, Mr. Malone was appointed to the board of directors of Nationstar Mortgage Holdings Inc., a publicly-traded non-bank residential mortgage servicer and an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm. In November 2012, Mr. Malone was appointed to the board of Walker & Dunlop, Inc., a commercial real estate finance company. From February 2008 to February 2012, Mr. Malone served as the Managing Director of Fortress Investment Group LLC, where he was in charge of the Charlotte, NC office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in

November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years, Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities, including real estate, gaming, lodging, leisure, and the financial sponsors businesses. Mr. Malone received a Bachelor of Science degree in General Studies from the University of Kentucky.

Mr. Malone brings to the Board his valuable experience and expertise in the financial and real estate industries. The Board draws on Mr. Malone’s knowledge and experience in these fields for strategic direction and counsel.

Potential Future Appointee to our Board of Directors:

As set forth above (see “Questions and Answers — How would the proposed deleveraging transaction impact the composition of our Board of Directors?” above), if our Board of Directors ratifies its prior approval of or re-approves the proposed deleveraging transaction, upon the closing of such proposed deleveraging transaction, Mr. Gault would resign from the Board of Directors and Mr. Tochner would be appointed to fill the vacancy created by the resignation of Mr. Gault. As a result, if Mr. Gault is re-elected to our Board at the annual meeting, but the proposed deleveraging transaction closes sometime after the annual meeting but before the 2014 annual meeting, Mr. Gault would resign from our Board of Directors and Mr. Tochner would be appointed to our Board of Directors at such time. After such appointment, Mr. Tochner would serve on our Board of Directors until the 2014 annual meeting. Therefore, although Mr. Tochner is not standing for election at the annual meeting, we have included below the information about Mr. Tochner that would be required if he were standing for election at the annual meeting.

Ira Tochner, age 51, is a partner of The Yucaipa Companies, a Los Angeles-based private investment firm. Prior to joining The Yucaipa Companies in 1989, Mr. Tochner was an Audit Manager at Arthur Andersen & Co., a public accounting firm from 1983 to 1989. Mr. Tochner serves on the board of directors of Americold Realty Trust, Wild Oats Marketing and Simon Worldwide Inc.

Mr. Tochner would bring to the Board his valuable experience and expertise in investment and financial accounting matters, as well as his experience serving on various boards of public and private companies.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:

•	Corporate Governance Guidelines;

•	Code of Business Conduct;

•	Code of Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Corporate Governance and Nominating Committee.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.morganshotelgroup.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Morgans Hotel Group Co.

Attn: Investor Relations

475 Tenth Avenue

New York, NY 10018

Director Independence

Our Corporate Governance Guidelines require us to have a majority of our Board consisting of directors who (i) are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), (ii) do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (iii) who are otherwise independent under the Nasdaq rules. Under the Nasdaq rules, the following persons would not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•

a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

•

a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board undertakes an annual review of the independence of all directors. In determining independence, our Board considers all facts and circumstances. In assessing the materiality of a director’s relationship with the Company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organization with which the director has an affiliation. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our Board has evaluated the status of each director and Mr. Tochner, and a majority of our Board has affirmatively determined, after considering the relevant facts and circumstances, that each of Messrs. Burkle, Friedman, Gault, Harrison and Malone is “independent,” and Mr. Tochner currently would be “independent,” as defined in the Nasdaq rules. In reaching these decisions, our Board has undertaken a review of the independence of each of the current directors of the Company and the independence of Mr. Tochner if he were to be appointed as a director and, in connection with such review, the Board has reviewed the relationships, if any, that each director and Mr. Tochner has with the Company, as known to the Board or management of the Company, and which have been disclosed by each of the directors or Mr. Tochner, including (i) Mr. Burkle’s position as Managing Partner of The Yucaipa Companies, (ii) Mr. Gault’s position as President and Chief Executive Officer of Americold, an affiliate of The Yucaipa Companies and the employment by the Company of Mr. Gault’s son-in-law in a non-executive officer capacity and (iii) Mr. Tochner’s position as partner of The Yucaipa Companies.

After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

We have historically separated the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two functions. In March 2011, we created the new position of “Executive Chairman” in connection with our 2011 appointments of new directors and executives to better reflect the roles of Mr. Hamamoto, our Chairman at the time, and our executive team. The Board believed that such roles were appropriate at the time.

Prior to such time, we had a non-executive Chairman of the Board. Under that leadership structure, the Chief Executive Officer was responsible for setting our strategic direction and the day-to-day leadership, management and performance of the Company. In contrast, the Chairman of the Board provided guidance to the Chief Executive Officer, set the agenda for Board meetings, presided over meetings of the full Board and led the Board’s oversight function. The Chairman of the Board also presided at all executive sessions of non-management directors, served as the focal point for directors regarding conflict resolution with management or other directors, served as a liaison between the Board and senior management and coordinated feedback to the Chief Executive Officer on behalf of directors regarding business issues and Board management.

Since Mr. Hamamoto’s resignation from the Board in November 2012, the Executive Chairman position has remained vacant. We expect that after the annual meeting, the Board will re-evaluate our Board leadership, including whether the Company should revert to its historical practice of designating a non-executive Chairman, rather than an Executive Chairman, or, alternatively, designate a lead independent director. The Board would designate a Chairman or lead independent director from amongst those directors elected to the Board at the annual meeting. The Board leadership structure will depend, in part, on the composition of the Board at such time, the qualifications of the Board at such time, the strategic direction and needs of the Company, and the Board’s views on the most effective leadership structure to guide the Board and meet the needs of the Company. The Board believes that it is important to wait until after the annual meeting to re-evaluate the Board leadership structure so that it will have a more concrete idea of the Board’s composition and benefit from the input of any new directors. In the interim, we believe that the Board has had and will continue to have effective leadership from amongst its majority independent directors and its committee chairmen.

Executive Sessions of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq rules, in order to promote open discussion among independent directors, our Board devotes a portion of at least two of the regularly scheduled Board meetings each year to sessions of only independent directors. See “— Director Independence” above for a list of our independent directors.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending written correspondence to the Independent Directors, c/o Secretary of Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018. The Secretary will forward all such correspondence to the independent director then presiding over the executive sessions of the independent directors. The applicable independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held ten Board meetings in 2012. Each of our directors attended at least 75% of Board meetings and applicable committee meetings on which they served during 2012, except for Mr. Sasson, who attended 50% of the Board meetings. Mr. Sasson is not being re-nominated by the Board. We held an annual meeting of stockholders in May 2012, at which four of our then nine directors attended. The Company does not have a policy regarding director attendance at our annual meeting of stockholders.

Criteria for Board Membership

According to our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee determines new nominees for the position of independent director who satisfy Nasdaq requirements and the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

Neither the Corporate Governance and Nominating Committee nor the Board has adopted a formal policy with respect to diversity of its directors. However, in connection with its overall director candidate review, the Corporate Governance and Nominating Committee’s consideration of diversity may include, but is not limited to, diversity of business experience, industry experience, professional expertise, personal skills, viewpoints, geographic background, ethnicity, gender and age. The Corporate Governance and Nominating Committee also considers diversity of life experiences in considering director candidates. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Corporate Governance and Nominating Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards, and also considers any conflicts of interest (including any appearance of a conflict of interest) or related party issues that may be raised as a result of such candidate’s membership on the Board.

The Corporate Governance and Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Corporate Governance and Nominating Committee members, (ii) other members of the Board and (iii) our stockholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates.

As part of the identification process, the Corporate Governance and Nominating Committee considers the number of expected director vacancies and the number and the desired overall composition of the Board. During the identification process, the Corporate Governance and Nominating Committee endeavors to balance the following goals: (i) the size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully; (ii) the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business; and (iii) a majority of the Board shall consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under Nasdaq rules. If the new director is expected to serve on a committee of the Board, the Corporate Governance and Nominating Committee considers the specific needs of such committee and any Nasdaq or other regulatory requirements or standards governing service on such committee.

Once a director candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Each candidate goes through a screening process that includes interviews, background checks, review and verification of credentials, review of public records and other appropriate measures. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending director candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our by-laws and summarized below under “Board of Directors and Corporate Governance — Corporate Governance Information — Stockholder Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

As noted above, the OTK Nominees were invited to meet with the Corporate Governance and Nominating Committee but declined the invitation.

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our by-laws. These notice provisions require that nominations for directors must be received no more than 90 days and no less than 60 days before the date of the annual meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed. The stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business experience and background of such person, as set forth in our by-laws, (ii) the class and number of shares of Morgans Hotel Group Co. that are beneficially owned or owned of record by such person, (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected, and (iv) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, as set forth in our by-laws; and

•

as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such stockholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (ii) the class and number of shares of Morgans Hotel Group Co. that are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics, which is applicable to all of our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. This code is intended to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

We have also adopted a Code of Business Conduct, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and candid conduct, conflicts of interest, disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.

We have posted both our Code of Ethics and Code of Business Conduct to our website and intend to promptly post any waiver or amendment of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer to our website.

In addition to the Code of Ethics and Code of Business Conduct, our Audit Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit Committee. Upon receiving a concern or complaint pursuant to these procedures, the Audit Committee chair will:

•

either call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting, depending upon the apparent urgency of the matter;

•	review the complaint to determine whether the complaint raises a material concern;

•	investigate or have a designee investigate each concern or complaint; and

•	review the results of the investigation and communicate the findings and recommendations to the full Board.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our Chief Financial Officer and Vice President of Finance-Audit & Compliance, together with our internal audit department, develop an audit plan designed to address key corporate governance controls and financial reporting and internal control risks. This plan is subsequently reviewed by the Audit Committee, and the Vice President of Finance-Audit & Compliance then reports the audit results to the committee on a quarterly basis, or more frequently as needed. In addition, our General Counsel meets regularly in executive session with the Chairman of our Audit Committee and provides regular updates to the Audit Committee regarding material litigation and legal compliance matters. The Audit Committee (as well as the other committees of the Board) periodically updates the full Board as to matters discussed in its committee meetings and seeks input from the full Board as necessary and appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, our Chief Executive Officer, Chief Financial Officer and General Counsel, due to their management positions, are able to frequently communicate with other members of our management and update the Board regularly on the important aspects of the Company’s day-to-day operations.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” under Nasdaq rules as discussed under “Board of Directors and Corporate Governance — Corporate Governance Information — Director Independence.”

The table below provides membership information for each of the Board committees as of May [    ], 2013:

Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee(1)
Robert Friedman			X	**	X
Jeffrey M. Gault	X	†			X	*
Thomas L. Harrison	X	*†	X		X
Michael D. Malone	X	†	X	**

(1)	Mr. Kalisman was a member of our Corporate Governance and Nominating Committee from July 21, 2011 through March 18, 2013. Mr. Harrison was appointed to the Corporate Governance and Nominating Committee on March 18, 2013.
*	Chairman
**	Co-Chairman
†	Audit Committee Financial Expert

Audit Committee

Our Audit Committee currently consists of Messrs. Harrison (Chairman), Gault and Malone. Pursuant to its charter, the committee is responsible for, among other things, (i) overseeing management’s maintenance of the reliability and integrity of our financial reporting and disclosure practices, (ii) overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning, (iii) overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy, (iv) reviewing our annual and quarterly financial statements prior to their filing or prior to the release of earnings, (v) reviewing the performance of the independent public accounting firm, (vi) appointing, retaining or terminating the independent public accounting firm, and (vii) pre-approving all audit, audit-related and other services, if any, to be provided by the independent public accounting firm. The Board has designated each of Messrs. Gault, Harrison and Malone as our audit committee financial experts as that term is defined by the SEC and has determined that each is “independent” as that term is defined by Nasdaq. See “Director Biographies” above for information regarding their financial expertise and business background. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Our Audit Committee met six times in 2012.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Friedman (Co-Chairman), Malone (Co-Chairman) and Harrison. Pursuant to its charter, our Compensation Committee is responsible for, among other things:

•

reviewing and approving the corporate goals and objectives relevant to the compensation paid to our CEO, evaluating the CEO’s performance in light of these goals and objectives and, either as a committee or with the other independent directors of the Board, determining the CEO’s compensation;

•	determining the compensation paid to the other executive officers of the Company;

•	overseeing and administering our incentive compensation plans and programs;

•	reviewing and approving any severance or termination payments or benefits, as well as any perquisites or other personal benefits provided to the executive officers of the Company;

•

overseeing and assisting the Company in preparing the compensation discussion and analysis, or the Compensation Discussion and Analysis, for inclusion in the Company’s proxy statement and annual report on Form 10-K;

•	providing a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Company’s proxy statement;

•

reviewing and discussing the Compensation Discussion and Analysis with management and making a recommendation to the Board regarding whether to include the Compensation Discussion and Analysis in the Company’s proxy statement and annual report on Form 10-K; and

•	preparing a compensation committee report to be included in the Company’s proxy statement and annual report on Form 10-K.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

The Board of Directors has established a special one-member committee of the Board (the “Non-Executive Equity Award Committee”), and delegated to that committee limited authority to grant equity awards to non-executive officers and non-director employees pursuant to the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, as amended (the “Amended and Restated 2007

Plan”). The Non-Executive Equity Award Committee is comprised of Mr. Gross. Grants by the Non-Executive Equity Award Committee may not exceed 540,000 shares of common stock in the aggregate (subject to downward adjustment for specific awards) or such other limit as the Compensation Committee may establish from time to time. The special one-member Non-Executive Equity Award Committee’s authority does not in any way limit the Compensation Committee’s authority to administer the Amended and Restated 2007 Plan.

In 2012, Mr. Gross made recommendations to the Compensation Committee with respect to the compensation levels paid to the executive officers, other than himself, but the Compensation Committee made all definitive determinations. In this respect, Mr. Gross worked closely with the co-chairmen of the Compensation Committee, our outside compensation consultant, the finance and legal departments, as necessary, and the executives themselves. After review and consideration of each executive’s performance in 2012 and other criteria described in the Compensation Discussion and Analysis below, Mr. Gross recommended to the Compensation Committee each executive’s compensation level, with the Compensation Committee making the final determination. Mr. Gross also discussed his own compensation with the Compensation Committee, but the Compensation Committee, upon consultation with Exequity LLP, the outside compensation consultant retained by the Compensation Committee, made the final determination in executive session without Mr. Gross being present, as required by our Compensation Committee charter.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The Compensation Committee has engaged Exequity to act as its compensation consultant. The Compensation Committee has sole authority to terminate this engagement. Exequity’s primary role in 2012, as requested by the Compensation Committee, was to evaluate executive compensation levels and programs for our executives and provide recommendations regarding executive compensation strategy, the annual cash incentive program and the long-term equity incentive program. Our Compensation Committee met ten times in 2012.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee currently consists of Messrs. Gault (Chairman), Friedman and Harrison. Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for, among other things, (i) seeking, considering and recommending to the Board qualified candidates for election as directors and to fill any vacancies on the Board, (ii) recommending a slate of nominees for election as directors at the annual meeting, (iii) preparing and submitting to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board, (iv) considering all candidates for election as directors recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement and (v) considering and recommending to the Board other actions relating to our corporate governance. The Corporate Governance and Nominating Committee also annually recommends to the Board nominees for each committee of the Board and facilitates the assessment of the Board’s performance as a whole and of the individual directors. Our Corporate Governance and Nominating Committee met four times in 2012.

AUDIT RELATED MATTERS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2012 have been audited by BDO USA, LLP, who served as our independent registered public accounting firm for the last fiscal year. The Audit Committee has appointed BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013. We have been advised by BDO USA, LLP that representatives of BDO USA, LLP will be present at our annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee may reconsider the appointment and may retain BDO USA, LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

Vote Required

The ratification of the appointment of BDO USA, LLP requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. For purposes of the vote on this proposal, broker non-votes will not count and will have no effect on the result of the vote. Abstentions will have the effect of votes against a proposal.

Disclosure of BDO USA, LLP Fees for the Years Ended December 31, 2012 and 2011.

The following summarizes the fees billed by BDO USA, LLP for services rendered during, or in connection with, our 2012 and 2011 fiscal years, as applicable:

	2012	2011
Audit Fees(1)	$643,801	$605,572
Audit Related Fees(2)	42,759	36,267
Tax Fees	—	—
All Other Fees	—	—

Total	$686,560	$641,839

(1)	Audit Fees include fees for the audit of our consolidated financial statements, review of quarterly financial statements, audit of certain subsidiaries and the issuance of standalone financial statements, and other services related to SEC matters, such as compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit Related Fees include fees for audits of employee benefit plans.

All services provided by BDO USA, LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.

Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Report of the Audit Committee

The Audit Committee is currently comprised of Messrs. Harrison (Chairman), Gault and Malone. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. BDO USA, LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2012 with our management and representatives of BDO USA, LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board Rule 3526 and has discussed with BDO USA, LLP the independence of BDO USA, LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2012 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas L. Harrison (Chairman)

Jeffrey M. Gault

Michael D. Malone

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE OFFICER BIOGRAPHIES

The following are our current executive officers:

Name	Age	Position
Michael J. Gross	37	Chief Executive Officer
Richard T. Szymanski	55	Chief Financial Officer
Daniel R. Flannery	50	Executive Vice President, Chief Operating Officer
Yoav Gery	44	Executive Vice President, Chief Development Officer

Set forth below are biographical summaries of certain of our executive officers as of May [    ], 2013. The biographical information for our other executive officer, Michael J. Gross, our Chief Executive Officer, is set forth above under “Board of Directors and Corporate Governance — Director Biographies.” Executive officers are elected by and serve at the discretion of our Board.

Richard T. Szymanski has been our Chief Financial Officer since he joined the Company in 2005. From 2003 to 2004, Mr. Szymanski was the Senior Vice President and Chief Financial Officer of Prime Hospitality LLC and its predecessor, Prime Hospitality Corp. From 1986 to 2003, Mr. Szymanski held a number of senior positions at Prime Hospitality Corp. and its predecessor, including Vice President of Finance and Vice President and Corporate Controller. Mr. Szymanski previously worked for Ernst & Young from 1979 to 1986 in several positions including audit manager. Mr. Szymanski received a Bachelor of Science degree in accounting from Rutgers University.

Daniel R. Flannery has been our Executive Vice President, Chief Operating Officer since he joined the Company in April 2011. Prior to joining our Company, Mr. Flannery was the Vice President and Managing Director for Marriott International, Inc. from January 2009 to April 2011, where he led the company’s efforts to develop and implement all operating, brand, design, sales, marketing and public relations strategies as well as recruiting and pre-opening efforts for the Marriott brand EDITION’s first hotels. Before that, Mr. Flannery spent seven years at the Ritz-Carlton Hotel Company, a wholly-owned subsidiary of Marriott International, as its General Manager and Area Vice President for New York, New York and Boston, Massachusetts from September 2002 to January 2009. He previously served on the executive committee and board of directors for the Tisch Center for Hospitality, Tourism and Sports Management at New York University, the Dean’s Advisory Council for the Smith School of Business at the University of Maryland, and the board of directors for The Hotel Association of New York City and was a distinguished lecturer for the New York University Brener Lecture Series. Mr. Flannery received a Bachelor of Science from The Smith School of Business at The University of Maryland.

Yoav Gery has been our Executive Vice President, Chief Development Officer since he joined the Company in March 2011. Prior to joining our Company, Mr. Gery served in various executive positions at Marriott International, Inc., including Vice President of Lodging Development from October 2005 to August 2007, Senior Vice President of Lodging Development from August 2007 to May 2010, and most recently as the Chief Development Officer for full service hotels in North America from May 2010 to March 2011, where he led the company’s full service development group in the United States and Canada. While at Marriott, Mr. Gery also helped launch the EDITION brand for Marriott and oversaw the global development efforts for that brand, including projects in the Americas, Europe, the Middle East and Asia. Mr. Gery received an AB degree from Duke University and a JD from George Washington University National Law Center.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are a fully integrated lifestyle hospitality company that operates, owns, acquires, develops and redevelops boutique hotels, primarily in gateway cities and select resort markets in the United States, Europe and other international locations, and nightclubs, restaurants, bars and other food and beverage venues in many of the hotels we operate, as well as in hotels and casinos operated by MGM Resorts International (“MGM”) in Las Vegas. We operate in a highly competitive environment. Our executive compensation program is designed to attract, retain, motivate and reward executive behaviors that result in the achievement of critical goals and the maximization of stockholder value. Our named executive officers as of December 31, 2012 were as follows: Michael J. Gross (Chief Executive Officer), Richard T. Szymanski (Chief Financial Officer), Daniel R. Flannery (Chief Operating Officer) and Yoav Gery (Chief Development Officer). Prior to his departure in November 2012, David T. Hamamoto was our Executive Chairman.

During 2012, we continued to strengthen our position as a leading global hospitality management company. Our goal is to build a global portfolio of highly-attractive lifestyle hotels that measure up to the expectations of our guests. To achieve this goal, we made changes in nearly every area of our business during 2012 and achieved significant business goals, including the following:

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Management Agreements. Consistent with our growing focus on management opportunities, we continue to pursue and execute new management contracts, with the goal of strengthening our profit margins by maximizing revenue, increasing our market share and managing costs. As a result of our growth and expansion efforts, we signed several new management agreements in 2012, including Delano Marrakech, Hudson London at Great Scotland Yard and Delano Moscow, and one license agreement with MGM for Delano Las Vegas. In September 2012, we opened Delano Marrakech. We now have signed management agreements for seven hotels and a license agreement for another that are scheduled to open over the next three years, with three of these hotels scheduled to open in the next twelve months. Five of these hotels already have financing for construction or redevelopment. Financing for the other projects has not yet been identified.

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Property Investments. In 2012, we focused on the final stage of our property investment program, which involved upgrading certain of our properties and repositioning some of our hospitality offerings. At Hudson, one of our owned hotels, we spent most of 2012 renovating all the guestrooms and corridors, which was completed in September 2012. We also converted 32 single room dwelling units into guest rooms, bringing the total number of rooms at Hudson to 866 as of January 31, 2013. Additionally, in February 2013, we opened a new restaurant at Hudson, Hudson Commons. The primary bar at Hudson is currently closed for re-concepting and renovation, and we expect to relaunch it during the third quarter of 2013. In addition to renovations at our owned hotels, the owners of several managed hotels and joint venture hotels have invested funds for renovations and repositionings during 2012. In Los Angeles, Mondrian’s SkyBar, the Company’s iconic outdoor bar, and the pool, were closed in early 2012 for renovations which were completed in May 2012. Sanderson underwent significant air conditioner repairs and replacements and certain technology upgrades in preparation for the 2012 Summer Olympics. This renovation work was completed in May 2012. In New York, the restaurant at Morgans was closed beginning in the first quarter of 2012. We expect to re-open this venue as a newly re-concepted restaurant and lounge in the third quarter of 2013. At Mondrian SoHo, in August 2012, we opened a new penthouse bar and lounge and re-launched a new restaurant, Isola Trattoria & Crudo Bar.

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Delano Las Vegas and Restaurant Leases. In August 2012, we entered into a 10-year licensing agreement with MGM to introduce Delano Las Vegas, an all-suite hotel at Mandalay Bay. The conversion of THEhotel to Delano Las Vegas is expected to be completed in early 2014 and will be funded by MGM. We also acquired the leasehold interests in three restaurants from an existing tenant. Once renovated and re-concepted, the venues will be managed by The Light Group and operated pursuant to 10-year operating leases with an MGM affiliate. In December 2012, we opened Red Square, and in January 2013, we opened Citizens Kitchen & Bar. The third restaurant at Mandalay Bay is being re-concepted and is scheduled to be introduced in the second quarter of 2013. Our interests in The Light Group and leasehold interests in the three restaurants would be transferred to Yucaipa pursuant to the proposed deleveraging transaction if such proposed transaction is ultimately ratified (or otherwise approved) by our Board of Directors.

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Hudson Mortgage Loan. In November 2012, we entered into a new mortgage financing consisting of a $180.0 million nonrecourse mortgage loan, secured by Hudson, that was fully-funded at closing. The loan matures on February 9, 2014 and we have one, one-year extension option that will permit us to extend the maturity date to February 9, 2015 if certain conditions are satisfied at the extension date.

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Proposed Asset Sales. As part of our strategy, we recently shifted towards a more “asset light” business model in 2011 by selling five hotels we had previously owned or partially owned while retaining management pursuant to long-term management agreements. In late 2012, we began a sales process for Delano South Beach, and in March 2013 we signed agreements with Yucaipa to sell our ownership interests in Delano South Beach and The Light Group in exchange for, among other things, the cancellation of Yucaipa’s interests in our convertible notes, preferred stock and warrants. We intend to use the proceeds from any sale for debt reduction, to fund future expansion of the business and for working capital and general corporate purposes. See “Certain Relationships and Related Transactions — Proposed Deleveraging Transaction”. We may engage in further asset sales, depending on market opportunities and other factors.

We believe that our executive team was indispensable in shepherding the Company through these significant events, positioning us more favorably for future expansion, and will continue to work diligently to execute our growth strategy. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012 for a more detailed description of our fiscal year 2012 financial results.

The balance of this Compensation Discussion and Analysis describes the policies and practices that underlie the Company’s executive compensation program, the manner in which the program operates, and the decisions made in 2012 in support of the program along with their supporting rationale.

Overview of Compensation Program

Objectives

Our executive compensation philosophy is defined by the following program characteristics:

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Provide competitive compensation to attract and retain qualified, high-performing executives. The Compensation Committee believes that the Company must offer competitive total compensation, which includes base salary, annual cash incentives and long-term equity incentives, to recruit key executive talent and to provide meaningful rewards to our named executive officers so that they remain with the Company. Our employment agreements are the result of active negotiations and, we believe, reflect the compensation arrangements that are necessary to recruit new talent and retain our current executives. In addition, because our long-term strategy is to grow the Company, we must continually ensure that our executive compensation program is competitive and attractive to qualified executives with the level of industry experience that we seek. To that end, we regularly evaluate market pay practices and take such practices into consideration in designing compensation programs and setting pay levels.

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Provide rewards commensurate with performance by emphasizing variable, at-risk compensation that is dependent on both Company and individual achievements and continued service. We strive to create and emphasize a pay-for-performance culture to drive the creation of stockholder value, not only for our named executive officers but for all employees more broadly. Generally, of the three main elements of our executive compensation program — base salary, annual cash incentives and long-term equity incentives — the only element that is “fixed” is base salary. Consistent with this framework, we believe that it is important to set Company and/or individual specific performance targets, but also allow for judgment and discretion to adjust for individual performance that is not captured by pre-established performance goals. We believe such a focus on Company and individual performance directly rewards our senior executive team for creating, sustaining and, more importantly, increasing stockholder value. Of the 2012 total compensation amounts reported for each of Messrs. Gross, Szymanski, Flannery and Gery in the Summary Compensation Table, incentive or performance-based compensation accounted for approximately 48.4%, 44.5%, 48.4%, and 48.4%, respectively, of the total direct compensation amounts. Mr. Hamamoto did not receive an annual cash incentive in 2012.

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Align the interests of executives and stockholders through equity-based compensation. As a further reinforcement of our overall philosophy to maximize stockholder value, we typically make annual equity grants to our executives, if performance warrants, including to the named executive officers, in order to create symmetry between their interests and those of our stockholders and serve as a retention tool over the vesting period. In addition to annual equity incentives, we may use other equity grants, such as outperformance long-term incentive units, discussed further below, from time to time, to further our objectives of recruiting new talent, promoting retention, incentivizing performance and better aligning the interests of our named executive officers with that of stockholders.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without risk of creating material financial harm to the Company.

Say-On-Pay and Say-On-Frequency

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included a stockholder vote on executive compensation in last year’s proxy statement. In this vote, which was advisory and non-binding, our stockholders approved the compensation of our named executive officers. The Compensation Committee views the result of this advisory vote for the say-on-pay proposal as an endorsement of our compensation program and our emphasis on variable performance-based compensation. The Compensation Committee recognizes that the 67% vote at the 2012 annual meeting in favor of the say-on-pay proposal was significantly lower than the 99% in favor of the say-on-pay proposal at the 2011 annual meeting. The Compensation Committee reviewed and discussed this result, consulted its compensation consultant and the Company spoke to certain institutional shareholders about the Company’s executive compensation program. Based on the advice of its advisors, the concerns expressed by an independent proxy advisory firm and feedback from stockholders, the Compensation Committee intends to increase the proportion of performance-based equity grants in its overall equity compensation program going forward. We also note that our Chief Executive Officer did not receive an equity grant at all in 2012. We intend to continue to emphasize a pay-for-performance culture at the Company in our compensation decisions for 2013.

At our 2011 annual meeting of stockholders, the Company’s stockholders voted, on a non-binding, advisory basis, on the frequency of holding stockholder non-binding, advisory votes on the compensation of the Company’s named executive officers. As previously reported, the stockholders of the Company voted in favor of holding an advisory vote every year. The Board of Directors of the Company considered the results of this vote and determined that, consistent with the majority vote of the Company’s stockholders, the Company will hold future non-binding stockholder advisory votes on the executive compensation of the Company’s named executive officers every year at the Company’s annual meeting of stockholders.

Compensation Practices

To achieve our compensation objectives, we have implemented and maintain sound compensation governance practices. These practices include the following:

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Given the objective of our compensation program to provide at-risk, performance-based compensation, our NEOs compensation is weighted heavily toward performance-based compensation delivered in the form of annual and long-term incentives.

•	Our stock plan prohibits the repricing of stock options or recycling of shares without shareholder approval.

•	Our insider trading policy prohibits our directors and employees, including our named executive officers, from hedging their interest in the Company’s stock.

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Pursuant to Company policy, we prohibit executive officers and directors from purchasing or selling options to sell or buy Company common stock (“puts” and “calls”) or engaging in short sales with respect to Company common stock.

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Although we do not have a formal stock ownership policy, we encourage executive officers, including the named executive officers, to own and hold Company stock to ensure sustained alignment of their interests with those of stockholders.

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Our stock plan provides for the clawback of any awards required to be reimbursed to the Company under Section 304 of the Sarbanes-Oxley Act of 2002 and the Compensation Committee has committed to implementing any further clawback policies that may become necessary under applicable laws.

•	We have an independent compensation consultant that reports directly to the Compensation Committee.

Setting of Executive Compensation

In 2012, the Compensation Committee reviewed each named executive officer’s employment agreement, Company performance against pre-established targets and overall Company and individual performance, as described below, in setting such executive’s compensation. Additional details on how these factors affected individual compensation decisions are discussed under “Elements of Executive Compensation.” In making compensation decisions for the named executive officers, the Compensation Committee considered the recommendations of Mr. Gross. Mr. Gross also discussed his own individual performance measures with the Compensation Committee, but the Compensation Committee, upon consultation with Exequity, made the final determination regarding Mr. Gross’ compensation in an executive session without Mr. Gross being present, as required by our Compensation Committee Charter.

2012 target compensation was based on the agreed upon employment contract for the named executive officers. Given the business changes outlined above and the state of flux of operations, the Compensation Committee chose not to conduct a market assessment of pay, but rather to focus on the existing employment agreements that were originally due to expire at the beginning of 2014. The Committee’s focus in making compensation decisions is on retaining the existing management team to ensure that the objectives of the Company are met, including enhancing shareholder return.

Employment Agreements

As discussed above, one of our objectives in setting executive compensation is to attract and retain qualified, high-performing executives. A key tool in achieving this objective is an employment agreement, which is tailored to each executive, and reflects the terms that we are able to negotiate to attract and retain that particular individual at the time of hire. In March 2011, we executed employment agreements with Messrs. Hamamoto, Gross, Flannery and Gery in connection with the recruitment of those individuals to our executive team. In February 2013, we entered into an amendment to the employment agreement of each of Messrs. Gross, Gery and Flannery, extending the term of each employment agreement from March 2014 to March 2015, as the Compensation Committee determined that it was critical to retain a stable, experienced management team as it continues to execute on its strategy of repositioning the Company. The grant of equity awards in March 2013 to each of these executives was made subject to each executive’s execution of an employment agreement extension. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements” below for a description of terms. It has been the Company’s practice to re-negotiate and amend existing employment agreements, from time to time, to address changed circumstances with respect to a particular executive position or to address Company needs.

Compensation Policies

We do not currently have any formal policies regarding long-term versus short-term compensation, but feel that both elements are necessary for achieving our compensation objectives. Short-term compensation provides financial stability for each of our named executive officers and immediate reward for superior Company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes towards overall stockholder value.

Elements of Executive Compensation

Base salary

Base salaries are the sole fixed component of compensation paid to the named executive officers. Salaries are paid to promote retention and to recognize officers for performing the daily duties of their jobs. After reviewing market practice for merit increases observed in the general market and based on Mr. Gross’s input, the Compensation Committee increased Messrs. Gross, Flannery and Gery base salaries by 4% and Mr. Szymanski’s base salary by 3% in February 2012, effective April 1, 2012. The distinction in merit increase reflects level of responsibility and efforts in orchestrating the changes in our business structure.

Pursuant to his employment agreement, Mr. Hamamoto was paid no base salary or annual cash incentive for 2012. The terms of his employment agreement entitled Mr. Hamamoto to a grant of LTIP units valued at $675,000 on or before each anniversary of the March 20, 2011 effective date of his employment agreement, unless the Compensation Committee, in its discretion, elected to pay Mr. Hamamoto a minimum annual base salary of $375,000 and to extend to him a matching annual cash incentive opportunity. Mr. Hamamoto’s contract was structured with the option to pay LTIP units rather than a cash salary because it was deemed to provide the Company with flexibility in our approach to motivating Mr. Hamamoto. The decision to vest his LTIP units over 12 months reflected the fact that the grant was made in lieu of an annual base salary or annual cash incentive. When Mr. Hamamoto resigned from the Board in November 2012, the unvested portion of these LTIP units, as well as certain other equity awards, were forfeited.

Annual Cash Incentives

Annual cash incentives are a performance-based component of executive compensation designed to motivate and reward the achievement of annual financial results relative to Company and individual goals. We believe that annual cash incentives further our objective of creating a pay for performance culture. Annual cash incentives are generally paid in the first quarter of the year following the performance period.

The employment agreements in effect with our new named executive officers are designed to establish parameters for annual cash incentive opportunities based on bonus designs for similarly positioned executives elsewhere in the market, competitive pay levels and performance expectations. Pursuant to their employment agreements, Messrs. Gross, Flannery and Gery each are entitled to receive an annual cash incentive for 2011, 2012, 2013 and 2014 with a target equal to 100% of his base salary, with any excess over 100% payable in equity, at the discretion of the Compensation Committee; provided that (i) for 2011, the bonus was prorated for the partial year, with 50% of the target bonus guaranteed, and the remaining 50% dependent on performance (40% based on EBITDA, 10% on RevPAR Index) and (ii) for 2012, 2013 and 2014, the target payout is to range from 50% to 150% of base salary, based on individual performance. Mr. Szymanski is entitled to an annual cash incentive commensurate with those paid to other similarly situated executives, with the target payout ranging from 50% to 125%. Mr. Hamamoto was entitled to an annual cash incentive only if the Company elects to pay him a base salary in lieu of an award of LTIP units.

2012 Annual Cash Incentive Plan

In March 2012, the Compensation Committee established the 2012 performance goals and annual cash incentive payout potential for our named executive officers, other than Mr. Hamamoto. The performance goals for the 2012 annual cash incentive plan were based on (a) the financial performance of the Company as measured by (i) adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as disclosed in the Company’s 2012 year-end earnings release and 2012 Form 10-K, on a pro forma basis, excluding the impact of any asset sales, any closures or disruptions due to unplanned renovations, or the loss of management agreements due to sales, foreclosures or other ownership changes, and (ii) the RevPAR performance of the Company’s Morgans Hotel Group branded hotels (other than Shore Club, Hudson, Delano and any hotel under renovation during any part of the year) versus their competitive sets as measured by their weighted average RevPAR index in 2012 as compared to 2011, (b) the Company’s hotel room growth, as measured by the number of new rooms or expected new rooms covered by management or franchise/license agreements signed in 2012, and (c) individual and Company performance, including (i) guest satisfaction, as measured by the Company average of each of the Morgans Hotel Group branded hotel’s “Overall Satisfaction” scores on the Sterling survey in 2012 (percent of guests rating that question as a “4” or “5”), (ii) employee engagement, as measured by the Company’s “Engagement Index” under The Gelfond Group Employee Engagement Survey of the Company’s employees in 2012, excluding employees at non-Morgans Hotel Group branded hotels and The Light Group (percent of employees who rated the relevant questions as a “4” or “5”), and (iii) individual performance, as determined by the Committee in consultation with the Chief Executive Officer (except with respect to the Chief Executive Officer’s own individual performance), as determined by the Compensation Committee.

Adjusted EBITDA was identified as a rewardable performance measure because it was deemed by the Compensation Committee to directly affect stockholder value, and RevPAR was selected because of its indication of the strength of the Company’s operational health and competitive performance in the marketplace. Room growth was selected based on the Company’s continued pursuit of growth through execution of new management and franchise/license contracts. Employee engagement and guest satisfaction are also concrete measures of our business performance, as we believe employee engagement leads to improved guest satisfaction, which in turn leads to improved business performance and contributes to shareholder value. The Compensation Committee determined that tying the annual cash incentive to these measures provides a simple yet effective way of inducing executive decision making that increases stockholder value.

The following table sets forth the weight assigned to each performance goal and the amounts needed to achieve each performance level (i.e. threshold, target and outperformance):

Metric	Weight	Threshold	Target	Outperformance
Adjusted EBITDA(1)	40%	$20 million	$25 million	$30 million
Competitive Set RevPAR Index	10%	96%	100%	104%
Room Unit Growth	15%	450 rooms	600 rooms	750 rooms
Guest Satisfaction	5%	80%	85%	90%
Employee Engagement	5%	74%	77%	80%
Individual Performance	25%

(1)	Includes the impact of renovations at Hudson and Delano.

At the time these measures were established, the Compensation Committee determined that, for 2012, achievement of the target level of performance for the Adjusted EBITDA, RevPAR index, room unit growth, guest satisfaction and employee engagement performance metrics would require considerable effort, and that these goals were more challenging than those set for 2011.

The individual performance component of the 2012 annual cash incentive was deemed to be important in evaluating the quality of the Company’s financial results in light of demonstrated individual contribution specific to each individual’s responsibilities, stock price performance and the Company’s future outlook. Though no pre-established individual goals were set at the start of the year, the individual assessment takes into account each individual’s responsibilities and discussions with Mr. Gross (for other NEOs) and with the Committee (for Mr. Gross) about key areas of focus that would be used to assess individual performance.

The possible threshold, target and outperformance annual cash incentive payouts available to the named executive officers for 2012, as well as the approved actual award levels were as set forth below:

Name	Threshold ($)	Target ($)	Outperformance ($)	Actual ($)
Mr. Gross	$390,000	$780,000	$1,170,000	$725,400
Mr. Szymanski	$248,230	$397,168	$620,575	$319,720
Mr. Flannery	$312,000	$624,000	$936,000	$580,320
Mr. Gery	$312,000	$624,000	$936,000	$580,320

In early 2013, the Compensation Committee determined that for 2012, corporate Adjusted EBITDA, which includes the impact of renovations at Hudson and Delano, calculated on a pro forma basis, was $23.0 million, which is between the threshold level of $20.0 million and target level of $25.0 million, and RevPAR Index achievement was 95%, which is below the threshold level of 96%. Room growth achievement was 1,582 rooms, which is above the outperform level of 750 rooms. Guest satisfaction scores were 87%, which is between the target level of 85% and outperformance level of 90%. Employee engagement results were 82%, which is greater than the outperformance level of 80%. For 2012, 73.1%, 84.5%, 73.1% and 73.1% of the actual payout for each of Messrs. Gross, Szymanski, Flannery and Gery, respectively, were attributable to these financial achievements.

The portion of the bonus tied to individual performance was evaluated by the Compensation Committee, taking into account Mr. Gross’s evaluation of individual performance by the named executive officers, including himself, but the Compensation Committee made the final determinations. The Committee also considered the Company’s accomplishments, including several restructuring and refinancing initiatives, successful integration of The Light Group, execution of multiple new management deals, the addition of new rooms, and the opening of newly renovated hotels. The Compensation Committee felt that, during 2012, the Company made significant strides to accomplish the long-term strategy of the Company. In 2012, 26.9%, 15.5%, 26.9% and 26.9% of the actual payout for each of Messrs. Gross, Szymanski, Flannery and Gery, respectively, were attributable to this discretionary component.

Long-Term Equity Compensation

Our long-term equity compensation takes the form of stock-denominated incentive opportunities that are performance-based, designed to motivate and reward the achievement of stock price appreciation, and intended to support our retention objectives. Our long-term equity awards also further our executive compensation objective of aligning the interests of our named executive officers with those of our stockholders.

Our Amended and Restated 2007 Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of the Company, including restricted stock units (“RSUs”), and other equity-based awards, including membership units in Morgans Group LLC which are structured as profits interests (“LTIP units”), that are redeemable for shares of our common stock, or any combination of the foregoing. Equity awards typically vest over a three-year period, although our Amended and Restated 2007 Plan allows us to provide for different vesting periods. These forms of long-term equity compensation are intended to align the financial interests of our executive officers with those of our stockholders, and to focus our executive officers on the achievement of long-term performance objectives that are aligned with our corporate strategy, thereby establishing a direct relationship between compensation and our operating performance. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines.

The Compensation Committee’s current policy is to grant equity awards to executives and other eligible employees annually (if performance warrants), typically at pre-established meetings during the first half of the year, but special considerations could warrant a different approach from year to year. For non-executive officers, the Company’s executive officers submit proposed stock option and other equity awards to the Compensation Committee. Equity awards are approved by the Compensation Committee and are not timed to precede the release of material non-public information. The grant date of equity awards is the date of Compensation Committee approval, and the typical exercise price for grants of stock options is the closing market price of our common stock on the date of grant. Exceptions to this general principle result from grants to new hires or in connection with a promotion or other special circumstances. In such instances, the date of grant would typically be the start date or the effective date of the promotion or other special circumstances.

2012 Equity Awards

At the hiring of the new executive team, the Compensation Committee determined that no new additional equity awards would be granted to the executive team, other than what was already provided in the original employment agreements. New hire awards were intended to cover a multi-year period, with the consideration of new equity awards if Company and individual performance warranted such action. While the Company has made vast improvements in the overall performance of the Company, stock price performance continues to lag. However, the Compensation Committee and the Company are confident that the changes made to date will result in increased returns to shareholders in the near future. However, to ensure that Mr. Szymanski is treated in a similar manner as the other executives, he was granted a 5% sharing percentage in the 2011 OPP, described below under “Outperformance Awards.”

In 2013, in connection with the extension of their employment agreement, the Compensation Committee awarded restricted stock units to the named executive officers. The Committee believes that this is a reasonable incentive to motivate and retain the key management team, while ensuring the continued success of the on-going operations of the Company, especially as the Company continues to transition.

Other Equity Compensation

In addition to annual equity incentives, we may use other equity grants, from time to time, to further our objectives of recruiting new talent, promoting retention, incentivizing performance and better aligning the interests of our named executive officers with that of stockholders.

Grants to Executive Chairman

Pursuant to his employment agreement, Mr. Hamamoto was paid no base salary or annual cash incentive for 2012. The terms of his employment agreement entitled Mr. Hamamoto to a grant of LTIP units valued at $675,000 on or before each anniversary of the March 20, 2011 effective date of his employment agreement, unless the Compensation Committee, in its discretion, elected to pay Mr. Hamamoto a minimum annual base salary of $375,000 and to extend to him a matching annual cash incentive opportunity at a target payout of 100% of base salary with actual payouts ranging from 50% to 150%. Accordingly, on February 22, 2012, the Compensation Committee granted Mr. Hamamoto 121,402 LTIP units, which began vesting pro rata on a monthly basis over 12 months beginning on the first monthly anniversary of the date of grant. The estimated fair value of each LTIP unit granted was based on the closing price of the Company’s common stock on the grant date. When Mr. Hamamoto resigned from the Board in November 2012, the unvested portion of these LTIP units, or 30,351 LTIP units, as well as certain other equity awards, were forfeited by him.

The Compensation Committee elected to make this equity grant to Mr. Hamamoto in lieu of a base salary and cash bonus. The option to pay Mr. Hamamoto LTIP units rather than a cash salary was determined to be useful to the Company at that time, as it provided the Company with the flexibility to preserve cash while structuring his compensation to optimize his motivation and to ensure that he maintained a strong financial link with shareholders given his role at the time as Executive Chairman.

Outperformance Awards

In connection with the recruitment of our new executives in early 2011, we implemented an Outperformance Award Program, which is a long-term incentive plan intended to provide our senior management with the ability to earn cash or equity awards based on the Company’s level of return to stockholders over a three-year period. Pursuant to the Outperformance Award Program, each of Messrs. Hamamoto, Gross, Flannery, Gery and Szymanski received a new series of outperformance long-term incentive units (the “OPP LTIP units”) in each case reflecting the participant’s right to receive a participating percentage in an outperformance pool if the Company’s total return to stockholders (including stock price appreciation plus dividends) increases by more than 30% (representing a compounded annual growth rate of approximately 9% per annum) over a three-year period from March 20, 2011 to March 20, 2014 (or a prorated hurdle rate over a shorter period in the case of certain changes of control). The target pool for the Outperformance Award Program is approximately $15 million, based on roughly a doubling of the stock price over a three—year period to $16.00. In March 2011, each of Messrs. Hamamoto and Gross was awarded a 35% participating percentage in the outperformance pool, as represented by 551,250 OPP LTIP units. Each of Messrs. Flannery and Gery was awarded a 10% participating percentage in March 2011, as represented by 157,500 OPP LTIP units. Mr. Szymanski was awarded a 5% participating percentage in February 2012, as represented by 78,750 OPP LTIP units, to similarly incentivize him to achieve stockholder return. Mr. Hamamoto resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. As such, all OPP LTIP units issued to him were forfeited.

Each of the current participants’ OPP LTIP units vest on March 20, 2014 (or earlier in the event of certain changes of control, which would include the election of four or more of OTK’s nominees (a majority) to our Board), and the performance measurement period for valuation of such OPP LTIP units ends on March 20, 2014 (or earlier in the event of certain changes of control, not including a change in the majority of our Board ) (the “Final Valuation Date”), contingent upon his continued employment, except for certain accelerated vesting events. The aggregate dollar amount available to all participants in the program is equal to 10% of the amount by which the Company’s March 20, 2014 valuation exceeds 130% (subject to proration in the case of certain changes of control) of the Company’s March 20, 2011 valuation, and the dollar amount payable to each participant (the “Participation Amount”) is equal to such participant’s participating percentage in the total outperformance pool. The participant will either forfeit existing OPP LTIP units or receive additional OPP LTIP units following the Final Valuation Date so that the value of the participant’s vested OPP LTIP units will be equivalent to the participant’s Participation Amount.

OPP LTIP units represent a special class of membership interest in Morgans Group LLC, our operating company, which are structured as profits interests for federal income tax purposes. Conditioned upon minimum allocations to the capital accounts of the OPP LTIP units for federal income tax purposes, each vested OPP LTIP unit may be converted, at the election of the holder, into one membership unit in the operating company. During the six-month period following the Final Valuation Date, the operating company may redeem some or all of the vested OPP LTIP units (or membership units into which they were converted) at a price equal to the common share price (based on a 30-day average) on the Final Valuation Date. From and after the one-year anniversary of the Final Valuation Date, for a period of six months, participants will have the right to cause the operating company to redeem some or all of the vested OPP LTIP units at a price equal to the greater of the common share price at the Final Valuation Date (determined as described above) or the then current common share price (calculated as determined in the operating company’s limited liability company agreement). Beginning 18 months after the Final Valuation Date, each of these OPP LTIP units (or membership units into which they were converted) is redeemable at the election of the holder for: (1) cash equal to the then fair market value of one share of the Company’s common stock, or (2) at the option of the Company, one share of common stock, in the event the Company then has shares available for that purpose under its shareholder-approved equity incentive plans. Participants are entitled to receive distributions on their vested OPP LTIP units if any distributions are paid on the Company’s common stock following the Final Valuation Date.

OPP LTIP units may not be converted into membership units of our operating company until such time as the Company has available an equivalent number of shares of common stock issuable under a stockholder-approved incentive plan. The Company does not currently have such number of shares available.

OPP LTIP units promote our pay-for-performance culture, which we believe drives the creation of stockholder value. They also reflect, in part, the terms that we were able to negotiate to attract these particular executive at the time of hire.

Executive Promoted Interest Bonus Pool

In connection with the recruitment of our new executives in early 2011, we implemented the Executive Promoted Interest Bonus Pool, which is a long-term incentive plan intended to provide the Company’s senior management with the ability to participate in the growth of our management business, provided our level of return to stockholders meets specified hurdles. Each of Messrs. Hamamoto, Gross, Flannery and Gery has been granted the right to receive an employee participation interest of 35%, 35%, 10% and 10%, respectively. To date, however, the Executive Promoted Interest Bonus Pool is inactive, as none of our management agreements or managed properties are subject to the pool. In the future, we may choose to activate the Executive Promoted Interest Bonus Pool if appropriate management agreements or managed properties become available. See our Current Report on Form 8-K filed on March 24, 2011 for additional information regarding the Executive Promoted Interest Bonus Pool. Mr. Hamamoto resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. As such, all awards issued to him under the Executive Promoted Interest Bonus Pool were forfeited.

Perquisites and Other Compensation

We currently do not provide perquisites or other benefits to our named executive officers with an aggregate value in excess of $10,000, because we believe that we can provide better incentives for desired performance with compensation in the forms described above. We recognize, however, that from time to time in the future, perquisites and other benefits may directly or indirectly serve our business purpose, for example, by helping to make our named executive officers more available to us and to maximize their time and attention.

Severance and Change in Control Arrangements

Our severance benefits are designed to provide a bridge to future employment in the event an executive’s job is eliminated or employment is terminated. Severance and termination benefits are based on competitive practice and level of responsibility.

The employment agreements of Messrs. Gross, Szymanski, Flannery and Gery provide for certain payments as well as accelerated equity vesting in certain circumstances if the executive’s employment is terminated without cause or for good reason, or, in the case of Messrs. Gross, Flannery and Gery, if we fail to renew their employment agreements. In addition, our equity plans provide for acceleration of outstanding, unvested awards in certain circumstances. These payments and terms are discussed below under “Potential Payments upon Termination or Change in Control.”

Mr. Hamamoto’s employment agreement also included similar provisions while it was in effect. Mr. Hamamoto resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012.

Tax Provisions Affecting Compensation Decisions

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, we also believe that it is important to consider the benefits of adopting an executive compensation program that preserves flexibility, promotes specific corporate goals that are reflective of the Company’s business strategy and incentivize its employees, even if such program would be inconsistent with the requirements of Section 162(m). Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Robert Friedman (Co-Chairman)
Michael D. Malone (Co-Chairman)
Thomas L. Harrison

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Supplement to the Summary Compensation Table

(for 2012, 2011 and 2010)

The following table is a supplement to the Summary Compensation Table with respect to 2012, 2011 and 2010. The following table provides, for each of the named executive officers, the market value of the applicable RSUs and LTIP units granted in 2012, 2011 and 2010, based on a closing price of $5.54 per share as of December 31, 2012, and the fair value of the OPP LTIP units, based upon the probable outcome of the performance conditions as of December 31, 2012, in lieu of the FASB ASC Topic 718 grant date fair values for such awards, as described in footnotes 2 and 3 of the Summary Compensation Table. For Mr. Hamamoto, the table provides the market value of his equity awards granted in 2012 and 2011 based on a closing price of $5.40 per share as of November 20, 2012, the date of his departure. In other words, the closing price of $5.54 per share as of December 31, 2012 (or $5.40 per share as of November 20, 2012 for Mr. Hamamoto) was substituted to calculate the FASB ASC Topic 718 fair values for the applicable RSUs, LTIP units, and OPP LTIP units granted in 2012, 2011 and 2010. The exercise prices of all of the options granted to our named executive officers in 2012, 2011 and 2010 were in excess of $5.54 per share as of December 31, 2012 (or $5.40 per share as of November 20, 2012 for Mr. Hamamoto), and therefore are reflected with a $0 value in the table below. These values were not calculated in accordance with FASB ASC Topic 718.

In the Company’s view, the table below provides stockholders with an appropriate understanding of 2012, 2011 and 2010 compensation to our named executive officers, including the current value attributable to stock awards and option awards made during 2012, 2011 and 2010, particularly since none of our named executive officers has sold any of these equity awards. The following table is supplemental and is not provided in response to and is not compliant with Rule 402(c) of Regulation SK of the Securities Exchange Act of 1934, as amended. With respect to the salary information in the following table, see footnote 1 to the Summary Compensation Table.

Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael J. Gross	2012	772,558	—	—	—	725,400	—	1,497,958
Chief Executive Officer	2011	591,346	—	1,085,577	—	663,600	—	2,340,523
Daniel R. Flannery	2012	618,058	—	—	—	580,320	—	1,198,378
Chief Operating Officer	2011	448,077	—	350,528	—	504,000	100,000	1,402,605
Yoav Gery	2012	618,058	—	—	—	580,320	—	1,198,378
Chief Development Officer	2011	473,077	—	473,793	—	530,880	100,000	1,577,750
Richard T. Szymanski	2012	492,913	—	56,154	—	319,720	—	868,787
Chief Financial Officer	2011	478,530	—	277,000	—	335,500	—	1,091,030
	2010	468,000	—	122,600	—	374,400	—	985,000
David T. Hamamoto	2012	—	—	491,675	—	—	—	491,675
Executive Chairman	2011	—	—	405,000	—	—	482,598	887,598

The following tables contain certain compensation information for our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Development Officer, each of whom was serving as an executive officer on December 31, 2012. Additionally, the following tables contain certain compensation information for our former Executive Chairman, David Hamamoto, who resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. We refer to these current and former executive officers as our “named executive officers.”

Summary Compensation Table

(for 2012, 2011 and 2010)

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)		Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael J. Gross	2012	772,558	—	—		—	725,400	—		1,497,958
Chief Executive Officer	2011	591,346	—	3,681,250	(2)	1,307,190	663,600	—	(5)	6,243,386	(6)
Daniel R. Flannery	2012	618,058	—	—		—	580,320	—		1,198,378
Chief Operating Officer	2011	448,077	—	1,151,670	(2)	959,100	504,000	100,000	(5)	3,162,847
Yoav Gery	2012	618,058	—	—		—	580,320	—		1,198,378
Chief Development Officer	2011	473,077	—	1,364,010	(2)	950,480	530,880	100,000	(5)	3,418,447
Richard T. Szymanski	2012	492,913	—	75,000	(2)	—	319,720	—		887,633
Chief Financial Officer	2011	478,530	—	454,500	(3)	—	335,500	—		1,268,530
	2010	468,000	—	149,600	(3)	—	374,400	—		992,000
David T. Hamamoto	2012	—	—	675,000	(7)	—	—	—		675,000	(7)
Executive Chairman	2011	—	—	3,237,750	(2)	2,614,380	—	482,598	(5)	6,334,728	(6)

(1)	Salary amounts reflect the prorated amount for the portion of the year each executive served the Company during 2011, as applicable. Pursuant to his employment agreement, Mr. Hamamoto received an award of LTIP units worth $675,000 on March 20, 2011 and February 22, 2012 in lieu of a base salary and annual cash incentive for 2011 and 2012, respectively.
(2)	Amounts shown represent the grant date fair value of RSUs, LTIP units and OPP LTIP units that could be settled in shares of our common stock computed in accordance with FASB ASC Topic 718. The 2011 grant date fair values for the named executive officers relating to RSUs and LTIP unit awards are as follows: Mr. Hamamoto – $665,250; Mr. Gross – $1,108,750; Mr. Flannery – $416,670; and Mr. Gery – $629,010.

Under the Outperformance Award Program, the participation percentages granted to Messrs. Hamamoto, Gross, Flannery and Gery in March 2011 are 35%, 35%, 10% and 10%, respectively, represented by OPP LTIP units. On February 22, 2012, the Compensation Committee granted Mr. Szymanski a 5% participation percentage in the Outperformance Award Program, represented by OPP LTIP units. The grant date fair values relating to OPP LTIP units, based upon the probable outcome of the performance conditions as of the applicable grant dates, are as follows: Mr. Hamamoto – $2,572,500; Mr. Gross – $2,572,500; Mr. Flannery – $735,000; Mr. Gery – $735,000; and Mr. Szymanski – $75,000. The fair value of the OPP LTIP units, based upon the probable outcome of the performance conditions as of December 31, 2012, are as follows: Mr. Gross – $393,077; Mr. Flannery – $112,308; Mr. Gery – $112,308; and Mr. Szymanski – $56,154. The Outperformance Award Program does not cap the maximum value of the awards. See description of the Outperformance Award Program under “Compensation Discussion and Analysis.”

For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2012.

(3)	Amounts shown represent the grant date fair value of RSUs and LTIP units that could be settled in shares of our common stock computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2012.
(4)	Amounts shown in this column represent the grant date fair value of stock options to purchase shares of our common stock computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2012.
(5)

For Mr. Hamamoto, the amount shown represents the Company’s payment to Mr. Hamamoto’s outside legal counsel for fees and expenses incurred by him in connection with the negotiation of his employment agreement and related Outperformance Award Program and award agreement and Executive Promoted Interest Bonus Pool and award agreement. Because outside legal counsel was formally retained by Mr. Hamamoto, these amounts are reflected in the above table as compensation solely to Mr. Hamamoto. We note, however, that Messrs. Gross, Flannery and Gery benefitted significantly from the efforts of

Mr. Hamamoto’s outside legal counsel, as their employment agreements and related award agreements adopted much of the language and terms negotiated by Mr. Hamamoto’s legal counsel or were heavily influenced by Mr. Hamamoto’s negotiation of his employment agreement and related award agreements through his outside counsel. For each of Messrs. Flannery and Gery, the amount shown represents a signing bonus of $100,000 paid to such executive upon the acceptance of his position as Chief Operating Officer and Chief Development Officer, respectively.
(6)	Messrs. Hamamoto and Gross became ineligible for Board fees paid to non-employee directors beginning in March 2011 upon accepting positions as Executive Chairman and Chief Executive Officer, respectively.
(7)	Amounts shown represent the grant date fair value of LTIP units that could be settled in shares of our common stock computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2012. Mr. Hamamoto resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. As such, all 30,351 unvested LTIP units, as well as certain other equity awards, issued to him were forfeited.

2012 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold		Target		Maximum		Threshold	Target		Maximum	Units
Name	Grant Date	($)		($)		($)		($)	($)		($)	(#)(1)
Michael J. Gross		390,000	(4)	780,000	(4)	1,170,000	(4)	—
Richard T. Szymanski		248,230	(4)	397,168	(4)	620,575	(4)
	2/22/2012							—	738,605	(3)	—					75,000	(3)
Daniel R. Flannery		312,000	(4)	624,000	(4)	936,000	(4)
Yoav Gery		312,000	(4)	624,000	(4)	936,000	(4)
David T. Hamamoto
	2/22/2012											121,402	(1)			675,000

(1)	Amounts represent grants of LTIP units made to Mr. Hamamoto on February 22, 2012 pursuant to his then employment agreement. LTIP units, vested or unvested, are entitled to receive the same quarterly per unit distributions as other membership units in Morgans Group LLC, our operating company, which equal per share dividends on our common stock. We are prohibited, however, from declaring dividends pursuant to various debt covenants. LTIP units granted to Mr. Hamamoto vest ratably in 12 monthly installments beginning on each of the first twelve monthly anniversaries of March 20, 2012. Mr. Hamamoto resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. As such, all 30,351 unvested LTIP units, as well as certain other equity awards, issued to him were forfeited.
(2)	The grant date fair value was computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2012.
(3)	The total target pool for the Outperformance Award Program at the time the pool was first established in March 2011 was approximately $15 million, based on roughly a doubling of the then stock price over a three-year period to $16.00. The “Target” value shown for each named executive officer reflects such officer’s participating percentage, which is represented by OPP LTIP units, in the total target pool assuming the stock price over a three-year period is $16.00. The Outperformance Award Program does not cap the maximum value of the awards. See description of the Outperformance Award Program under “Compensation Discussion and Analysis.” The grant date fair value relating to OPP LTIP units, based upon the probable outcome of the performance conditions as of the grant date, was $75,000.
(4)	Represents the threshold, target and maximum amounts that could be earned by each named executive officer pursuant to our 2012 annual cash incentive plan. Pursuant to his employment agreement, Mr. Hamamoto received an award of LTIP units on February 22, 2012 in lieu of a base salary and an annual cash incentive for 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As of December 31, 2012, we had employment agreements with Messrs. Gross, Flannery, Gery, and Szymanski. We also had an employment agreement with Mr. Hamamoto until he resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012.

Michael Gross Employment Agreement

On March 20, 2011, the Company entered into an employment agreement, effective as of such date, with Michael Gross in connection with his appointment as Chief Executive Officer. In February 2013, the Company entered into an amendment to the employment agreement, extending the term from March 2014 to March 2015. The employment agreement, as amended, provides for the following terms:

•

an initial four-year contract term, which the Company may offer to renew for a six month period with 75 days’ notice prior to the end of the initial term on the same terms as applicable at the end of the initial term;

•

a minimum base salary of $750,000 per year, subject to review and increase annually at the discretion of the Board or Compensation Committee and in accordance with the standard practice of the Company;

•

eligibility to receive an annual cash incentive for each of 2011, 2012, 2013 and 2014 with a target payout of 100% of annualized base salary, with any excess over 100% payable in equity, at the discretion of the Compensation Committee; provided that (i) for 2011, the bonus will be prorated for the partial year, with 50% of the target bonus guaranteed, and the remaining 50% dependent on performance (40% based on EBITDA, 10% on RevPAR Index) and (ii) for 2012, 2013 and 2014, the target payout will range from 50% to 150% of base salary, based on individual performance;

•

a grant of options to purchase 300,000 shares of the Company’s common stock, at an exercise price equal to the fair market value on the grant date, vesting pro rata over a three-year period on each anniversary date of grant, pursuant to the Amended and Restated 2007 Plan;

•	a grant of 125,000 LTIP units, vesting pro rata over a three-year period on each anniversary date of grant, pursuant to the Amended and Restated 2007 Plan;

•	a 35% participation interest in the Executive Promoted Interest Bonus Pool;

•	a 35% participating percentage in the Outperformance Award Program;

•	no obligation to resign from the Board in the event of termination of employment, other than for Cause; and

•	medical and other group welfare plan coverage and fringe benefits provided to our executive employees generally.

In addition, Mr. Gross’s employment agreement provides for certain payments to be made upon his termination and includes certain non-competition, standstill and non-solicitation provisions. See “Potential Payments Upon Termination or Change in Control” below.

Furthermore, the Company agreed to reimburse Mr. Gross for his reasonable legal fees and expenses incurred in connection with the negotiation of the employment agreement.

Daniel Flannery Employment Agreement; Yoav Gery Employment Agreement

On March 20, 2011, the Company entered into an employment agreement, effective as of April 4, 2011, with Daniel Flannery in connection with his appointment as Chief Operating Officer, and an employment agreement, effective as of March 23, 2011, with Yoav Gery in connection with his appointment as Chief Development Officer. In February 2013, the Company entered into an amendment to each of these employment agreements, extending the terms from March 2014 to March 2015. Each of these employment agreements provide for the following terms:

•

an initial four-year contract term, which the Company may offer to renew for a six month period with 75 days’ notice prior to the end of the initial term on the same terms as applicable at the end of the initial term;

•

a base salary of $600,000 per annum, subject to review and increase annually at the discretion of the Board or Compensation Committee, and increasing in accordance with the standard practice of the Company;

•

eligibility to receive an annual cash incentive for each of 2011, 2012, 2013 and 2014 with a target payout of 100% of annualized base salary, with any excess over 100% payable in equity, at the discretion of the Compensation Committee; provided that (i) for 2011, the bonus will be prorated for the partial year, with 50% of the target bonus guaranteed, and the remaining 50% dependent on performance (40% based on EBITDA, 10% on RevPAR Index), and (ii) for 2012, 2013 and 2014, the target payout will range from 50% to 150% of base salary, based on individual performance;

•

a grant of options to purchase 200,000 shares of the Company’s common stock, at an exercise price equal to the fair market value on the grant date, vesting pro rata over a three-year period on each anniversary date of grant, as an inducement grant under the Nasdaq rules;

•

a grant of shares of RSUs (43,000 RSUs for Mr. Flannery and 65,250 RSUs for Mr. Gery), vesting pro rata over a 3-year period on each anniversary date of grant, as an inducement grant under the Nasdaq rules;

•	a 10% participation interest in the Executive Promoted Interest Bonus Pool;

•	a 10% participating percentage in the Outperformance Award Program;

•	medical and other group welfare plan coverage and fringe benefits provided to our executive employees generally.

In addition, the employment agreements provide for certain payments to be made upon the executive’s termination and includes certain non-competition, standstill and non-solicitation provisions. See “Potential Payments Upon Termination or Change in Control” below.

Furthermore, the Company agreed to reimburse each of Messrs. Flannery and Gery for up to $20,000 of relocation expenses and his reasonable legal fees and expenses incurred in connection with the entering into of the employment agreement.

Richard Szymanski Employment Agreement

Mr. Szymanski’s employment agreement provides for him to serve as our Chief Financial Officer on the following terms:

•	no specified initial contract term; agreement may be terminated by either party in accordance with the applicable termination provision;

•	an annual base salary of at least $450,000, subject to annual review for increase;

•

eligibility for annual cash incentives commensurate with the incentive paid to the Company’s other similarly situated employees, provided that the exact amount of his incentive will be determined in the Company’s sole discretion; and

•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.

In addition, Mr. Szymanski’s employment agreement provides for certain payments to be made upon his termination and includes certain non-solicitation provisions. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

David Hamamoto Employment Agreement

In November 2012, Mr. Hamamoto, Executive Chairman of the Board, resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. As such, all unvested LTIP units, as well as certain other equity awards, were forfeited and all vested stock options expired 90 days from his resignation date.

Outstanding Equity Awards at Fiscal Year-End

(as of fiscal year end December 31, 2012)

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(13)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Michael J. Gross	100,000	(1)	200,000	(1)	8.87	(1)	3/20/2021	83,333	(2)	461,665	—	—
Richard T. Szymanski	55,894	(3)	—	(3)	15.42	(3)	4/3/2018	33,333	(6)	184,665	—	—
	33,000	(4)	—	(4)	17.67	(4)	11/27/2017	7,377	(7)	40,869	—	—
	25,000	(5)	—	(5)	20.00	(5)	2/14/2016	—		—	—	—
Daniel R. Flannery	66,667	(8)	133,333	(8)	9.69	(8)	4/4/2021	28,666	(9)	158,810	—	—
Yoav Gery	66,667	(10)	133,333	(10)	9.64	(10)	3/23/2021	43,500	(11)	240,990	—	—
David T. Hamamoto	200,000	(1)	—	(1)	8.87	(1)	3/20/2013	—		—	—	—
	300,000	(5)	—	(5)	20.00	(5)	3/20/2013	—		—	—	—

(1)	These option awards were granted on March 20, 2011 to Messrs. Hamamoto and Gross and began to vest ratably in three annual installments beginning on the first anniversary of the grant date. Mr. Hamamoto resigned from the Board of Directors and from his position as Executive Chairman, effective November 20, 2012. As such, all unvested stock options issued to him were forfeited and all vested stock options expired 90 days from his resignation date.
(2)	This stock award, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, was granted to Mr. Gross on March 20, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(3)	This option award was granted on April 3, 2008 to Mr. Szymanski and vested ratably in three annual installments beginning on the first anniversary of the grant date.
(4)	This option award was granted on November 27, 2007 to Mr. Szymanski, and vested ratably in three annual installments beginning on the first anniversary of the grant date.
(5)	These option awards were granted on February 14, 2006 to Messrs. Hamamoto and Szymanski, 1/3 of which vested on February 14, 2007, and the remainder of which vested in 24 equal installments at the end of each month following the first anniversary of the grant date. Pursuant to Mr. Hamamoto’s resignation as Executive Chairman, all unvested stock options issued to him were forfeited and all vested stock options expired 90 days from his resignation date.
(6)	This stock award, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, was granted to Mr. Szymanski on April 7, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(7)	This stock award, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, was granted to Mr. Szymanski on April 5, 2010, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(8)	This option award was granted on April 4, 2011 to Mr. Flannery, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(9)	This stock award, in the form of RSUs, was granted to Mr. Flannery on April 4, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(10)	This option award was granted on March 23, 2011 to Mr. Gery, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(11)	This stock award, in the form of RSUs, was granted to Mr. Gery on March 23, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(12)	Based on the closing stock price of our common stock on December 31, 2012 of $5.54 per share.
(13)	Pursuant to the Outperformance Award Program, each of Messrs. Hamamoto, Gross, Flannery, Gery and Szymanski received an award in the form of OPP LTIP units. The number and market or payout value of awards is based on the amount that each recipient would have earned under our Outperformance Award Program if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from March 20, 2011, the first day of the performance period, through December 31, 2012. Because the annualized total stockholder return during this period was less than that required for Messrs. Hamamoto, Gross, Flannery, Gery, and Szymanski to earn payouts under our Outperformance Award Program, no amounts are reported for the number and market or payout value. The terms of our Outperformance Award Program, including the vesting terms, are described above under “Compensation Discussion and Analysis – Other Equity Compensation – Outperformance Awards.” Pursuant to Mr. Hamamoto’s resignation as Executive Chairman, all OPP LTIP unit awards issued to him were forfeited.

Stock Vested During 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Gross(1)	—	—
Richard T. Szymanski(2)	25,000	115,750
Daniel R. Flannery(3)	14,334	68,947
Yoav Gery(4)	21,750	116,363
David T. Hamamoto(5)	—	—

(1)	This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include an aggregate of 41,667 LTIP units that vested during 2012, but have not been converted or redeemed into shares of common stock. The aggregate market value of the 41,667 vested LTIP units, as of each respective vesting date, was approximately $222,918.
(2)	Reflects the vesting on August 14, 2012 of 1/3, or 25,000, of the total RSUs granted on August 14, 2009. Number of shares reflects the total number of shares vested. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on August 14, 2012 was $4.63.
This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include the following LTIP units that have vested during 2012, but have not been converted or redeemed into shares of common stock: 3,445 LTIP units that vested on April 9, 2012, with a market value of approximately $16,536 as of the vesting date, 7,376 LTIP units that vested on April 5, 2012, with a market value of approximately $34,593 as of the vesting date, and 16,667 LTIP units that vested on April 7, 2012, with a market value of approximately $78,168 as of the vesting date.
(3)	Reflects the vesting on April 4, 2012 of 1/3, or 14,334, of the total RSUs granted on April 4, 2011. Number of shares reflects the total number of shares vested. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on April 4, 2012 was $4.81.

This table does not include information regarding stock options that have vested, but have not been exercised.
(4)	Reflects the vesting on March 23, 2012 of 1/3, or 21,750, of the total RSUs granted on March 23, 2011. Number of shares reflects the total number of shares vested. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on March 23, 2012 was $5.35.

This table does not include information regarding stock options that have vested, but have not been exercised.
(5)	This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include an aggregate of 91,051 LTIP units that vested monthly during 2012, but have not been converted or redeemed into shares of common stock. The aggregate market value of the 91,051 vested LTIP units, as of each respective vesting date, was approximately $484,390.

Potential Payments upon Termination or Change in Control

Messrs. Gross, Szymanski, Flannery and Gery

The following discussion summarizes the potential payments and acceleration rights upon certain terminations, including following a Transactional Change of Control of the Company, where different, for each of our named executive officers, Messrs. Gross, Flannery, Gery and Szymanski, assuming a December 31, 2012 termination date. These payments and acceleration rights are generally contained within the named executive officers’ employment agreements.

The amounts set forth below do not include agreements, plans or arrangements providing for payments upon termination that do not discriminate in scope, terms or operation in favor of the Company’s executive officers and that are generally available to all employees of the Company equally (e.g., payouts under our life insurance policy or disability plan payments) or compensation amounts accrued and not yet paid for past service unless special terms apply to such accrued compensation. The amounts also do not include the value of any equity awards made subsequent to December 31, 2012. In addition, for purposes of quantifying the value of continued health insurance coverage benefits presented in the disclosure below, we have estimated a value of such insurance benefits based on the monthly cost of such coverage as of December 31, 2012 pursuant to COBRA, multiplied by the number of months. All payments are lump sum unless otherwise noted below.

All payments and terms, other than the payment of accrued base salary, are conditioned upon the execution of a release by the executive in connection with the termination of his employment.

Termination	Key Terms (1)	Payment as of December 31, 2012 (2)
Michael Gross

For Cause or Voluntary Resignation	• unpaid prior year bonus forfeited	$0

	• no prorated bonus for current year	$0

	• ability to exercise vested awards for 3 months from the date of termination	N/A

	• ability to exercise vested awards for 3 months from the date of termination	N/A

	• automatic resignation from Board, but only if he is terminated for Cause

	• automatic resignation from the Board if termination is for Cause	N/A

Without Cause or for Good Reason	• prorated bonus (if any) for year of termination	$780,000

•      two times base salary; provided that if termination follows a Transactional Change of Control with a price per share that does not represent at least a 4.5% compound annual growth rate (stock price appreciation plus dividends) measured over a three-year period, then payment is one times base salary

		$1,560,000 or $780,000, as applicable

•      full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

The value of this benefit would have been $0 for options, as all options were underwater as of December 31, 2012.

As the LTIP units were fully convertible into our common stock as of December 31, 2012, the value of this benefit would have been $461,665, based on full vesting of all 83,333 unvested LTIP units at that date.

•      the grantee will not forfeit any unvested awards under the Outperformance Award Program but will receive, following the Final Valuation Date of March 20, 2014, a Participation Amount reflecting his partial service

		Not yet determinable; $0 as of December 31, 2012 but the final Participation Amount is subject to determination on March 20, 2014.

Termination	Key Terms (1)	Payment as of December 31, 2012 (2)

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 18 months COBRA coverage	$18,418

Non-Renewal by Company	• one times base salary	$780,000

•     full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

		$461,665; See above

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$12,279

Non-Renewal by Executive	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

Disability or Death	• prorated bonus (if any) for year of termination	$390,000

	• one times base salary	$780,000

•     full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

		$461,665; See above

•     the grantee will not forfeit any unvested awards under the Outperformance Award Program but will receive, following the Final Valuation Date of March 20, 2014, a Participation Amount reflecting his partial service

		See above

	ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$12,279

Richard Szymanski

For Cause or Voluntary Resignation	—	—

Without Cause or for Good Reason	• prorated bonus (if any) for year of termination	$397,168

Termination	Key Terms (1)	Payment as of December 31, 2012 (2)

	• two times base salary	$992,920

	• single incentive equal to the greater of (i) the incentive he actually received for the prior two years or (ii) twice his annual target incentive	$794,336

	• 24 months of health benefits for Mr. Szymanski and his dependents	$24,558

	• ability to exercise vested awards for 3 months from the date of termination	N/A

Death or Disability	• ability to exercise options for 12 months after the date of death. During the 12-month period, the estate or heirs may exercise the vested portion of the options outstanding.	N/A

	• full acceleration of unvested RSUs	The value of this benefit would have been $0 for RSUs, as there are no unvested RSUs as of December 31, 2012.

Change in Control

•       full acceleration of unvested equity awards; but only if at the time of or during the one-year period following a Change in Control, the Company terminates his employment or he resigns for Good Reason

The value of this benefit would have been $0 for options, as all options were underwater as of December 31, 2012.

As the LTIP units were fully convertible into our common stock as of December 31, 2012, the value of this benefit would have been $225,533, based on full vesting of all 40,710 unvested LTIP units at that date.

The value of this benefit would have been $0 for RSUs, as there are no unvested RSUs as of December 31, 2012.

Daniel Flannery

For Cause or Voluntary Resignation	• unpaid prior year bonus forfeited • no prorated bonus for current year	$0 $0

	• ability to exercise vested awards for 3 months from the date of termination	N/A

Without Cause or for Good Reason	• pro rata bonus (if any) for year of termination	$624,000

Termination	Key Terms (1)	Payment as of December 31, 2012 (2)

•       two times base salary; provided that if termination follows a Transactional Change of Control with a price per share that does not represent at least a 4.5% compound annual growth rate (stock price appreciation plus dividends) measured over a three-year period, then it is one times base salary

		$1,248,000 or $624,000, as applicable

•       full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

The value of this benefit would have been $0 for options, as all options were underwater as of December 31, 2012.

The value of this benefit would have been $158,810 for RSUs, based on full vesting of all 28,666 unvested RSUs at that date.

•       the grantee will not forfeit any unvested awards under the Outperformance Award Program but will receive, following the Final Valuation Date of March 20, 2014, a Participation Amount reflecting his partial service

		Not yet determinable; $0 as of December 31, 2012 but the final Participation Amount is subject to determination on March 20, 2014.

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$15,793

Non-Renewal by Company	• one times base salary	$624,000

•       full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

		$158,810; See above

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$15,793

Non-Renewal by Executive	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

Disability or Death	• prorated bonus (if any) for year of termination	$624,000

	• one times base salary	$624,000

Termination	Key Terms (1)	Payment as of December 31, 2012 (2)

•      full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

		$158,810; See above

•      the grantee will not forfeit any unvested awards under the Outperformance Award Program but will receive, following the Final Valuation Date of March 20, 2014, a Participation Amount reflecting his partial service

		See above

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$15,793

Yoav Gery

For Cause or Voluntary Resignation	• unpaid prior year bonus forfeited	$0

	• no prorated bonus for current year	$0

	• ability to exercise vested awards for 3 months from the date of termination	N/A

Without Cause or for Good Reason	• pro rata bonus (if any) for year of termination	$624,000

•      two times base salary; provided that if termination follows a Transactional Change of Control with a transaction price per share that does not represent at least a 4.5% compound annual growth rate (stock price appreciation plus dividends) measured over a three-year period, then it is one times base salary

		$1,248,000 or $624,000, as applicable

•      full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

The value of this benefit would have been $0 for options, as all options were underwater as of December 31, 2012.

The value of this benefit would have been $240,990 for RSUs, based on full vesting of all 43,500 unvested RSUs at that date.

Termination	Key Terms (1)	Payment as of December 31, 2012 (2)

•     the grantee will not forfeit any unvested awards under the Outperformance Award Program but will receive, following the Final Valuation Date of March 20, 2014, a Participation Amount reflecting his partial service

		Not yet determinable; $0 as of December 31, 2012 but the final Participation Amount is subject to determination on March 20, 2014.

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$12,279

Non-Renewal by Company	• one times base salary	$624,000

•     full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

		$240,990; See above

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	• 12 months COBRA coverage	$12,279

Non-Renewal by Executive	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

Disability or Death	• prorated bonus (if any) for year of termination	$624,000

	• one times base salary	$624,000

•     full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))

		$240,990; See above

•     the grantee will not forfeit any unvested awards under the Outperformance Award Program but will receive, following the Final Valuation Date of March 20, 2014, a Participation Amount reflecting his partial service

		See above

	• ability to exercise vested awards for the longer of 12 months from the date of termination or 4 years from the grant date	N/A

	12 months COBRA coverage	$12,279

(1)	The Executive Promoted Interest Bonus Pool is currently inactive.
(2)	The value of all options, LTIPs and RSUs are computed based on our closing stock price on December 30, 2012 of $5.54.

Defined Terms

The following definitions apply to each of the employment agreements of Messrs. Gross, Flannery and Gery:

“Cause” generally means, subject to a cure period:

•	the willful and continued failure to substantially perform his duties under his employment agreement, after written demand for substantial performance has been given by the Board;

•	material breach by the executive of his obligations under his employment agreement resulting in substantial economic or financial injury to the Company;

•	executive’s willful commission of fraud, theft or dishonesty resulting in substantial economic or financial injury to the Company;

•	executive’s conviction of a felony or pleading guilty or no contest to a felony; or

•	executive’s willfully engaging in misconduct that is materially injurious to the Company.

“Good Reason” generally means:

•

any change in the executive officer’s title or the assignment to the executive of duties materially inconsistent with the executive’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by his employment agreement or any other action by the Company which results in a material diminution or material adverse change in the executive’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within 15 days of notice thereof (other than allocations of or changes in duties between the Chairman and the Chief Executive Officer);

•

any material failure by the Company to comply with the employment agreement or related agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company after receipt of notice thereof given by the executive;

•	any failure by the Company to comply with and satisfy the provision in the employment agreement regarding a successor entity honoring the agreement;

•	with respect to Mr. Gross only, any failure by the Board to nominate the executive for election to the Board, any failure by shareholders to elect the executive to the Board; or

•

any requirement that the executive’s principal place of employment be at a location more than 50 miles from New York, New York, resulting in a material increase in distance from the executive’s residence to his new place of employment.

“Transactional Change of Control” generally occurs upon the following:

•

any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change of Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary of the Company (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any such majority-owned subsidiary, or (C) any underwriter temporarily holding securities pursuant to an offering of such securities; or

•

the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (A) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction, and (B) no person (other than the persons set forth in clauses (A), (B), or (C) of the preceding bullet or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation.

The election of four or more of the OTK Nominees (a majority) to our Board of Directors would not constitute a “Transactional Change of Control” as defined above and therefore would not result in any payments or acceleration of benefits to Messrs. Gross, Flannery or Gery.

The following definitions apply to the employment agreement of Mr. Szymanski:

“Cause” generally means:

•	the employee’s repeated failure to perform his duties as determined in the sole discretion of the Board;

•	the employee’s refusal to follow the policies and directives of his supervisor, as applicable;

•	the employee’s material breach of the provisions of the employment agreement;

•	the employee’s engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company;

•	the employee’s breach of any fiduciary duty owed to the Company; or

•	the employee’s knowing violation of any law, rule or regulation that affects his performance of, or ability to perform any of, his duties or responsibilities with the Company;

provided, however, that no termination pursuant to the first, second and third bullets shall be effective unless the conduct providing cause to terminate continues after the employee has been given notice thereof and 30 days in which to cure the same.

“Good Reason” generally means:

•	any material failure by the Company to comply with any of the compensation provisions, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company;

•	the assignment to the employee, or the removal from the employee, of any duties or responsibilities that result in a material diminution of the employee’s authority;

•	a material diminution of the budget over which the employee has responsibility, other than for a bona fide business reason;

•	any material failure by the Company to comply with and satisfy the provision in the employment agreement regarding a successor entity honoring the agreement;

•	the imposition of any requirement that the employee relocate his office to a location other than Manhattan; or

•	a material breach by the Company of any written agreement between the Company and the employee;

provided, however, that no termination for good reason shall be effective unless the acts or omissions providing good reason to terminate are capable of being cured and such acts or omissions continue after the employee has given the Company notice thereof and 30 days in which to cure the same.

“Change in Control” generally means:

•

any person or group of persons (as defined in Section 13(d) and 14(d) of Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

•

individuals who at the beginning of any two-year period constitute the Board, plus new directors of the Company whose election or nomination for election by the Company’s stockholders is approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board;

•

a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•	the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

The election of four or more of the OTK Nominees (a majority) to our Board of Directors would constitute a “Change in Control” under Mr. Szymanski’s employment agreement, resulting in the full acceleration of his unvested equity awards, if at the time of or during the one-year period following a Change in Control, the Company terminates his employment or he resigns for Good Reason.

Non-Competition, Non-Solicitation and Standstill Provisions

Each of Messrs. Gross, Flannery and Gery are also subject to certain (i) non-competition and standstill provisions for six months following termination of his employment, (ii) non-solicitation provisions with respect to employees and consultants for 12 months following termination of his employment and (iii) non-solicitation provisions with respect to customers for six months following termination. He also may not pursue any prospective deals in the Company’s deal pipeline for 12 months following termination of his employment.

Mr. Szymanski has also agreed to non-solicitation provisions that cover the period of his employment and a two-year period thereafter, regardless of the circumstances under which his employment terminates, and confidentiality provisions that cover the period of his employment and thereafter. In the event that Mr. Szymanski threatens to breach or materially breaches the non-solicitation or confidentiality provision of his employment agreement, the Company shall be entitled to both equitable relief and monetary damages.

Director Compensation

The following table summarizes the various fees currently in effect for Directors:

Annual fee
• Chairman of the Board of Directors	$70,000
• Non-employee directors	$50,000
Fee for Chairman of Committees
• Audit Committee	$15,000
• Compensation Committee	$15,000
• Corporate Governance and Nominating Committee	$7,000
Fee for each meeting attended in person
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000
Fee for each meeting attended by telephone
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000

The Board strongly encourages stock ownership by directors. In addition, the Company’s Corporate Governance Guidelines provide that a substantial portion of director compensation shall be provided in the form of restricted stock units or other equity-based compensation. Accordingly, we make a one-time grant of $50,000 worth of RSUs to new directors and annual equity grants worth $50,000 to each of our non-employee directors. On May 17, 2012, our Compensation Committee granted 10,822 RSUs to each of our non-employee directors at the time, with the exception of Mr. Kalisman, who elected to waive all director compensation in the form of equity grants. These RSUs vested immediately upon grant, but are not exercisable until such time as they resign as a director or otherwise separate from the Company. We anticipate that each year our Compensation Committee will continue to grant to each of our non-employee directors equity awards having a value and vesting schedule determined by the Compensation Committee. We currently anticipate that these grants will be made to our non-employee directors each year after our annual meeting of stockholders.

Lastly, each non-employee director was granted 14 complimentary room stays, transferable to other persons at the director’s request, and a fixed rate at each hotel or property owned by the Company. In addition, we reimburse all directors for reasonable and customary out-of-pocket expenses incurred in connection with their services on the Board.

Directors who are our officers or employees receive no compensation as directors.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

2012 Director Compensation

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(9)	All Other Compensation ($)	Total ($)
David T. Hamamoto(1)	—	—	—	—
Ronald W. Burkle(2)	66,000	50,000	—	116,000
Robert Friedman(3)	146,000	50,000	—	196,000
Jeffery M. Gault(4)	97,000	50,000	—	147,000
Michael J. Gross(5)	—	—	—	—
Thomas L. Harrison(3)	148,000	50,000	—	198,000
Jason T. Kalisman(6)	115,000	—	—	115,000
Edwin L. Knetzger, III(7)	78,319	—	—	78,319
Michael D. Malone(4)	142,000	50,000	—	192,000
Andrew Sasson(8)	51,848	50,000	—	101,848

(1)	Mr. Hamamoto was the Company’s Executive Chairman until November 20, 2012 when he tendered his resignation. As of December 31, 2012, Mr. Hamamoto held 300,000 stock options to purchase shares of common stock that were granted on February 14, 2006, all of which are vested; 325,000 LTIP units that were granted on February 14, 2006, all of which are vested. The February 14, 2006 grants of stock options and LTIP units were made as “founder” grants to Mr. Hamamoto at the time of our IPO. See “Summary Compensation Table” above for additional stock options and LTIP units granted to Mr. Hamamoto in his capacity as Executive Chairman, and the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Hamamoto.
(2)	As of December 31, 2012, Mr. Burkle held 10,822 RSUs that were granted on May 17, 2012, all of which are vested; 6,045 RSUs that were granted on May 19, 2011, all of which are vested; and 5,500 RSUs that were granted on April 7, 2011, all of which are vested. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Burkle.
(3)	As of December 31, 2012, each of Messrs. Friedman and Harrison held 10,822 RSUs that were granted on May 17, 2012, all of which are vested; 6,045 RSUs that were granted on May 19, 2011, all of which are vested; 8,305 RSUs that were granted on May 20, 2010, all of which are vested; 10,080 RSUs that were granted on August 14, 2009, all of which are vested; 3,623 LTIPs that were granted on May 20, 2008, all of which are vested; 1,017 RSUs that were granted on May 31, 2007, all of which are vested; and 5,000 RSUs that were granted on February 14, 2006, all of which are vested. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Messrs. Friedman and Harrison.
(4)	As of December 31, 2012, each of Messrs. Gault and Malone held 10,822 RSUs that were granted on May 17, 2012, all of which are vested; 6,045 RSUs that were granted on May 19, 2011, all of which are vested; 8,305 RSUs that were granted on May 20, 2010, all of which are vested; 10,080 RSUs that were granted on August 14, 2009, all of which are vested; 6,497 RSUs that were granted on April 1, 2008, all of which are vested; and 3,623 LTIP units that were granted on May 20, 2008, all of which are vested. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Messrs. Gault and Malone.
(5)	Mr. Gross was an independent director of the Board until March 20, 2011, when he accepted the position of the Company’s Chief Executive Officer. As of December 31, 2011, Mr. Gross held the following stock awards, which he earned in his capacity as an independent director prior to March 20, 2011: 8,305 RSUs that were granted on May 20, 2010, all of which are vested; and 16,129 RSUs that were granted on October 27, 2009, all of which are vested. See “Summary Compensation Table” above for additional stock options and LTIP units granted to Mr. Gross in his capacity as Chief Executive Officer, and the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Gross.
(6)	On March 22, 2011, Mr. Kalisman joined the Company’s Board. Mr. Kalisman waived all director compensation in the form of equity grants. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Kalisman.

(7)	In 2012, Mr. Knetzger requested that he not be nominated to stand for re-election to the Board in light of the growing time commitments to his other business matters. Respecting his wishes, the Board did not nominate Mr. Knetzger for re-election by stockholders at the 2012 annual meeting. Mr. Knetzger has not had, and does not currently have, any disagreements with the Board or management on any outstanding matters, and the Company appreciates his many years of service and tremendous contributions to the Company. Amounts reflect fees earned as a director prior to his departure from the Board.
(8)	As of December 31, 2012, Mr. Sasson held 10,822 RSUs that were granted on May 17, 2012, all of which are vested. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Sasson.

(9)	Awards reflect annual equity grants to each of our non-employee directors, other than Mr. Kalisman who has elected to waive all director compensation in the form of equity grants. Amounts shown in this column include the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see footnote 10 to the audited consolidated financial statements contained in our Form 10-K for the year ended December 31, 2012.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2012, relating to our equity compensation plan pursuant to which grants of securities may be made from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	3,715,490	(2)	$14.23	(3)	4,457,779	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	3,715,490	(2)	$14.23	(3)	4,457,779	(4)

(1)	The Amended and Restated 2007 Plan, which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, was approved by our stockholders on May 20, 2008. The Amended and Restated 2007 Plan was amended by our stockholders in January 2010 to increase the number of shares reserved for issuance under the plan by 3,000,000, and further amended by our stockholders in May 2012 to increase the number of shares reserved for issuance under the plan by 3,000,000.
(2)	Includes 1,924,740 options, of which 466,666 are subject to vesting conditions, 648,894 RSUs, of which 425,235 are subject to vesting conditions, and 1,141,856 LTIP units of which 164,555 are also subject to vesting conditions. Conditioned on minimum allocation to the capital accounts of the LTIP units for federal income tax purposes, each LTIP unit may be converted, at the election of the holder, into one membership unit, which represents an ownership of interest in our operating company, or Membership Units. Each of the Membership Units underlying these LTIP units are redeemable at the election of the Membership Unit holder for (i) cash equal to the then fair market value of one share of our common stock, or (ii) at the option of the Company in its capacity as managing member of our operating company, one share of our common stock.
(3)	Weighted-average exercise price of outstanding options excludes the value of outstanding RSUs and LTIP units.
(4)	Represents the number of shares available for issuance under the Amended and Restated 2007 Plan assuming that all awards are made as options or stock appreciation rights. Upon a grant of awards other than awards of options or stock appreciation rights, the number of shares available for issuance under the Amended and Restated 2007 Plan is reduced by 1.7 times the number of shares of stock subject to such awards and any shares underlying options or stock appreciation rights not purchased or forfeited shall be added back to the limit set forth above by 1.7 times the number of shares of stock subject to such awards. The number of shares of stock available for issuance under the Amended and Restated 2007 Plan will not be increased by (i) any shares of stock tendered or withheld or surrendered in connection with the purchase of shares of stock upon exercise of an option, or (ii) any shares of stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Friedman (Co-Chairman), Malone (Co-Chairman) and Harrison. None of our current committee members is or was an officer or employee, or former officer or employee, of ours. No interlocking relationship exists or existed between members of the Compensation Committee or the Board of Directors, and the board of directors or compensation or similar committees of any other company.

Compensation Policies and Practices as they Relate to Risk Management

The Compensation Committee oversaw the performance of a risk assessment of our employee compensation programs to ascertain any potential material risks that may be created by the program. The Compensation Committee considered the findings of the internal assessment and concluded that the Company’s employee compensation programs do not pose any material risks. With respect to executive compensation programs, the Compensation Committee determined that they are well-balanced between short-term and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and do not encourage executives to take unnecessary or excessive risks.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provided stockholders the opportunity to determine the frequency of holding a stockholder non-binding advisory vote on the compensation of the Company’s named executive officers. Our stockholders voted in favor of holding a non-binding advisory stockholder vote every year and the Board of Directors of the Company determined that the Company will hold such vote every year at the Company’s annual meeting of stockholders. Accordingly, we are presenting this proposal, commonly known as a “say-on-pay” proposal, pursuant to Section 14A of the Exchange Act to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement. The next stockholder advisory vote on executive compensation will occur at the 2014 annual meeting.

Our Recommendation

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.

During 2012, we continued to strengthen our position as a leading global hospitality management company. Our goal is to build a global portfolio of highly-attractive lifestyle hotels that measure up to the expectations of our guests. To achieve this goal, we made changes in nearly every area of our business during 2012 and achieved significant business goals. We urge stockholders to read the “Compensation Discussion and Analysis,” which describes in more detail these financial and business achievements and how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Stockholders should also review the Summary Compensation Table, related compensation tables and narrative disclosures, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and Board of Directors believe that our compensation programs have been instrumental in allowing us to retain key executives and recruit new ones, who have worked and continue to work to execute our growth strategy during difficult economic times and position us favorably for future expansion.

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and the Board of Directors intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, broker non-votes will not be counted. Abstentions will have the effect of votes against the proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S STOCKHOLDER RIGHTS PLAN

UNITE HERE, the owner of 1,000 shares of the Company’s common stock as of April 24, 2013, has submitted a non-binding proposal (the “Rights Plan Stockholder Proposal”). Unite Here’s address is 275 7th Avenue, New York, NY 10001. The Rights Plan Stockholder Proposal is as set forth below:

RESOLVED, that the following be added to the Corporation’s Bylaws:

Shareholder Rights Plans

A.	The Corporation shall not maintain a shareholder rights plan, rights agreement or any other form of “poison pill” making it more difficult or expensive to acquire large holdings of the Corporation’s stock, unless it is first approved by a majority shareholder vote, or its adoption is mandated by the board’s fiduciary duties and it expires within one year unless approved by a majority shareholder vote.

B.	A majority of shares voted shall suffice to approve such a plan.

C.	The Corporation shall redeem any such rights now in effect (e.g. the Shareholder Protection Rights Agreement).

D.	Notwithstanding any other bylaw, the Board may not amend the above without shareholder ratification.

E.	Each of the above provisions is severable.

IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.

Shareholder Supporting Statement

This proposal, if approved, will redeem Morgans Hotel Group’s Stockholder Protection Rights Agreement, commonly known as a “poison pill”. It will also require shareholder approval before adopting a new poison pill unless the board’s fiduciary duties require adopting a pill (unlikely in our view).

The current Rights Agreement was adopted by the Board in 2007, and was extended and amended twice without shareholder approval.

The poison pill presents a potent anti-takeover device that might adversely affect shareholder value by discouraging offers to acquire the corporation that could be beneficial to shareholders. By maintaining a pill without shareholder approval, the Board grants itself the exclusive right to decide who is, and is not, allowed to make an offer to acquire the company. We believe shareholders should have the right to vote on the Agreement that assigns such power to the Board. We note that 3 Board members are, or have been, affiliated with the Company’s largest beneficial owner of stock and warrants.

The Company is already equipped with anti-takeover tools, including the ability of the Board to issue, without stockholder approval, additional shares of common and preferred stock, as well as certain state anti-takeover statutes.

The hotel industry has enjoyed improved operating fundamentals for two years. If the previous cycle is any indication, shareholders can expect to see stepped-up merger activity. For example:

•	In November 2005, Carl Icahn made a tender offer to purchase 51% of Fairmont Hotels’ stock at $40 per share, 23% higher than the average trading price during October 2005.

•

In 2007, Blackstone acquired Hilton Hotels for $47.50 share, a 32% premium above the closing price the day the agreement was announced. Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

A majority of major US hotel companies do not have a poison pill. Morgans’ shareholders may be less able to benefit from takeover offers than shareholders in competing companies.

We urge you to VOTE FOR this Bylaw amendment.

The Board of Directors’ Statement in Opposition

The Board recommends voting “AGAINST” the Rights Plan Stockholder Proposal for the following reasons:

•	The proposal does not give due weight to the important protection that a rights plan affords stockholders against abusive takeover tactics, which the Board is best situated to evaluate and respond to.

•

It would require the Company to redeem the existing Stockholder Protection Rights Plan without regard to whether the Board determines that maintenance of the Stockholder Protection Rights Plan in the current circumstances would be in the best interests of the Company’s stockholders.

•

It would require that any future rights plan terminate after an arbitrary period, unless approved by a majority of stockholders, without regard to whether the Board determines that maintenance of the rights in the then existing circumstances would be in the best interests of the Company’s stockholders.

•	The proposal violates the certificate of incorporation of the Company, which grants the Board the power to repeal any provision of the bylaws.

In addition, based on an opinion from the Company’s special Delaware counsel, as described below, the Company believes that the amendment to the Company’s bylaws proposed by the Rights Plan Stockholder Proposal would be invalid under Delaware law. Accordingly, if the Rights Plan Stockholder Proposal is approved, it will be deemed to be a recommendation to the Board to terminate the Company’s existing Stockholder Protection Rights Plan, redeem the outstanding rights, and adopt a policy prohibiting adoption of a new rights plan without stockholder approval unless it is first approved by a majority stockholder vote, or its adoption is mandated by the Board’s fiduciary duties and it expires within one year unless approved by a majority stockholder vote. If such recommendation to the Board is approved, our Board of Directors will review and seriously consider such recommendation, as it would any duly approved stockholder recommendation to the Board.

The Stockholder Protection Rights Plan is Designed to Help the Board Enhance Stockholder Value by Protecting Against Abusive Takeover Tactics

The Board’s principal objective in adopting the Stockholder Protection Rights Plan was, and continues to be, the preservation and maximization of the Company’s value for all stockholders. On October 1, 2009, the Board adopted the Amended and Restated Stockholder Protection Rights Plan, and in October 2012, the Board extended the expiration date of the plan from October 9, 2012 to October 9, 2015 (as amended, the “Stockholder Protection Rights Plan”), in each case, after concluding that doing so was in the best interest of the Company’s stockholders. Before making its decision to adopt the Stockholder Protection Rights Plan and before extending the expiration date, the Board carefully considered, among other things, the arguments for and against adopting such a plan and the Company’s strategic plan and business outlook, as well as the Company’s particular investor composition and the risks posed to carrying out the Company’s strategic plan. In each instance, the Board determined that maintaining the Stockholder Protection Rights Plan remained in the best interest of the Company’s stockholders, consistent with the exercise of its fiduciary duties.

Potential takeover abuses that the Company’s Stockholder Protection Rights Plan is designed to protect against include the following:

•

Compressed Time Frame—The commencement of an unsolicited tender offer, as opposed to negotiation with the Board, could leave the Company with a highly compressed time frame for considering alternatives and no meaningful bargaining power to seek a higher price or better terms for stockholders.

•

Creeping Tender Offer—By use of the so-called “creeping tender offer,” a potential hostile acquirer, through selective open-market purchases in which it offers different prices to different stockholders, could gain control of the Company without affording stockholders the protections of the Federal tender offer rules, which require, among other things, that all stockholders receive the same price in a tender offer. A creeping or partial tender offer could also enable the hostile acquirer to take advantage of the public minority stockholders through self-dealing and conflict transactions or to squeeze out the public stockholders, forcing them to accept questionable securities.

•

Street Sweep—The commencement of a tender offer by a hostile acquirer could result in professional short-term stock traders (arbitrageurs) acquiring large numbers of shares. Once this takes place, the hostile acquirer could terminate the tender offer (possibly causing the stock price to fall) and “sweep the street,” thereby acquiring control from the arbitrageurs but leaving other public stockholders as minority stockholders.

The Board Will Use the Stockholder Protection Rights Plan in the Best Interests of Stockholders, Consistent with the Exercise of its Fiduciary Duties

Delaware law imposes fiduciary duties on the Board requiring it to consider any legitimate proposal for the acquisition of the Company, regardless of whether there is a stockholder protection rights plan in place. The Stockholder Protection Rights Plan enhances the Board’s ability to fulfill its fiduciary duties under Delaware law. The Stockholder Protection Rights Plan is not designed to prevent an unsolicited offer to acquire the Company on terms that are fair and equitable to all stockholders. To the contrary, the Stockholder Protection Rights Plan is designed to encourage potential acquirers to negotiate directly with the Board, which is in the best position to evaluate offers, develop alternatives to maximize stockholder value and ultimately negotiate the highest possible price if there is to be a sale of the Company. The Stockholder Protection Rights Plan allows the Board to redeem the rights issued under the Stockholder Protection Rights Plan prior to the acquisition of a 15% or larger stake in the Company and thereby remove the impediment to the completion of an acquisition of the Company. Therefore, a prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if the Stockholder Protection Rights Plan were not in place.

The Rights Plan Stockholder Proposal Imposes Artificial Limitations on the Board’s Exercise of its Fiduciary Duties

The Board extended the term of the Stockholder Protection Rights Plan in October 2012 because it believed that the rights plan continued to be in the best interest of stockholders in the then existing circumstances. The proposed bylaw amendment would require the Board to redeem the existing rights under the Stockholder Protection Rights Plan, without regard for the particular facts and circumstances that currently may present risks to stockholders and the ability of the Company to execute its business plan. Similarly, if the Board determines at a future date, in the exercise of its fiduciary duties, that the adoption of a new rights plan would be in the best interests of the Company’s stockholders, based on the circumstances at that time, the proposed bylaw would artificially require such plan to expire in one year, unless approved by a majority vote of the stockholders, regardless of the then existing facts and circumstances.

The Proposed Bylaw Amendment Would Not be Valid under Delaware Law

The Company has received the written opinion of Potter Anderson & Corroon LLP, special Delaware counsel, that the proposed bylaw provision, if adopted by the stockholders, would not be a valid bylaw under the Delaware General Corporation Law (the “DGCL”). The reasoning of the legal opinion provided by the Company’s counsel is summarized below and included in this proxy statement with such counsel’s consent.

The power of stockholders of a Delaware corporation to amend a corporation’s bylaws is subject to the express limitations set forth in Section 109(b) of the DGCL, which provides that “[t]he bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation .” The proposed by-law amendment, if adopted, would be inconsistent with law and inconsistent with the Company’s certificate of incorporation. Among the powers conferred upon directors under the DGCL is the power to adopt and maintain defensive measures prior to or in response to a takeover proposal. One of the principal defensive measures that Delaware courts have specifically endorsed, and specifically recognized as within the province of the board of directors to adopt, is a stockholder rights plan. Adopting and extending a stockholder rights plan and setting the terms, conditions, and duration of such a plan or extension are functions specifically assigned to the board of directors of a Delaware corporation by Section 157 of the DGCL. Absent a provision in the corporation’s certificate of incorporation to the contrary, a board of directors of a Delaware corporation cannot be directed by a stockholder to exercise its authority under Section 157 in any particular way, be divested of such authority, or delegate to stockholders or others the authority to exercise any or part of such power.

The power of the board of directors to adopt and maintain a rights plan derives not only from Section 157 of the DGCL, but also from Section 141(a) of the DGCL. Absent an express provision of the DGCL or a corporation’s certificate of incorporation to the contrary, Section 141(a) of the DGCL vests in the board of directors the authority to manage the business and affairs of the corporation. The proposed by-law amendment purports to prohibit the Board from adopting or maintaining a stockholder rights plan absent stockholder approval, subject only to limited exceptions that do not allow the Board to fully exercise its fiduciary duties, and the proposed by-law amendment would require the Board of the Company to redeem the existing rights under the Company’s current Stockholder Protection Rights Plan, regardless of the facts and circumstances then existing. A board’s ability to exercise its business discretion on whether to redeem rights and terminate a rights plan in the context of a potential sale of the corporation or threat to the corporation’s ability to pursue its strategic plan for the benefit of its stockholders is a fundamental matter of management policy that cannot be substantially limited by a stockholder adopted bylaw under Delaware law. By requiring the Board to redeem the Company’s Stockholder Protection Rights Plan and submit future rights plan to a stockholder vote, the proposed by-law amendment would improperly restrict the Board’s authority with respect to matters of fundamental importance to the Company and its stockholders regardless of the circumstances or the nature of any threat then existing, regardless of the terms and purposes of any such rights plan, and regardless of whether the fiduciary duties of the directors require the adoption of a rights plan. The Board’s ability to exercise its business discretion on whether to adopt or amend a rights plan in the context of a potential sale of the corporation or threat to the corporation’s ability to pursue its strategic plan for the benefit of its stockholders is also a fundamental matter of management policy that cannot be substantially limited by a stockholder adopted bylaw under Delaware law. A requirement that the Board submit the adoption of a stockholder rights plan to a stockholder vote, thereby subjecting the plan’s efficacy to such stockholder approval, effectively removes from or significantly limits the Board’s discretion to utilize a powerful and effective tool in reacting to unfair or inequitable takeover tactics, even if the Board determines in the good faith exercise of its fiduciary duties that implementation of a rights plan would be in the best interests of stockholders and the most effective means of dealing with such a threat. Accordingly, the proposed by-law amendment, if adopted, would improperly encroach upon the Board’s managerial authority under Section 141(a) in violation of Delaware law.

Although part A of the proposed bylaw amendment contains a limited “fiduciary out,” permitting the Board of the Company to adopt (but apparently not maintain) a rights plan if “mandated by the board’s fiduciary duties,” the proposed by-law amendment would permit such adoption only if the rights plan so adopted “expires within one year unless approved by a majority shareholder vote.” This limited “fiduciary out” violates Section 157 of the DGCL, which vests exclusive authority in the board of directors (not the stockholders) to fix the duration of rights. Moreover, the “fiduciary out” itself imposes a fundamental restriction on the directors’ ability to exercise their statutory authority and fiduciary duties in connection with adoption and maintenance of a rights plan containing such terms (including duration) as the directors determine in their good faith business judgment to be appropriate and in the best interests of the Company and its stockholders, and also impermissibly would prohibit the directors from determining, under the facts and circumstances then existing, to extend the duration of a rights plan beyond one year without first obtaining a stockholder vote. Section 109(a) of the DGCL provides that “any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors.” The Board has the authority to adopt, amend, or repeal the by-laws of the Company pursuant to ARTICLE FIFTH the Company’s certificate of incorporation. The proposed by-law amendment would prohibit the Board from amending or repealing the proposed by-law without shareholder approval. Because Section 109(b) of the DGCL provides that no bylaw may be inconsistent with the certificate of incorporation, and the Company’s certificate of incorporation empowers the Board to adopt, amend, or repeal the by-laws of the Company, the proposed by-law, if adopted, would directly conflict with the grant of authority to the Board under the Company’s certificate of incorporation in contravention of Delaware law.

The proponent’s proposal states that “if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.” The Board believes, based upon counsel’s opinion that adopting a stockholder protection rights plan is a function specifically assigned to the board of directors under the DGCL, and although no Delaware court has ruled upon the validity of a bylaw such as the proposed bylaw amendment, that the proposed bylaw provision would be invalid under the DGCL. Therefore if the Rights Plan Stockholder Proposal is approved by the stockholders, the Company will not treat the vote as effective to amend the Company’s amended and restated bylaws but instead as a recommendation to the Board that it terminate the Stockholder Protection Rights Plan and redeem the rights issued by such agreement and adopt a policy to prohibit adoption of a new rights plan without stockholder approval unless it is first approved by a majority stockholder vote, or its adoption is mandated by the Board’s fiduciary duties and it expires within one year unless approved by a majority stockholder vote. If such recommendation to the Board is approved, our Board of Directors will review and seriously consider such recommendation, as it would any duly approved stockholder recommendation to the Board.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THE RIGHTS PLAN STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD AMEND THE COMPANY’S BY-LAWS TO REQUIRE THE COMPANY TO TERMINATE THE STOCKHOLDER RIGHTS PLAN AND REDEEM THE RIGHTS ISSUED BY SUCH AGREEMENT, IF IT IS PRESENTED AT THE ANNUAL MEETING.

Vote Required

Because, as discussed above, the Rights Plan Stockholder Proposal represents a recommendation to the Board to take action, the affirmative vote of holders of a majority of the shares of common stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote on this Proposal is required for its adoption. For purposes of the vote on this proposal, broker non-votes will not count and will have no effect on the result of the vote. Abstentions will have the effect of votes against a proposal. If the Rights Plan Stockholder Proposal were a proper subject for a stockholder-approved bylaw amendment under Delaware law, the affirmative vote of holders of not less than 66-2/3% of the outstanding shares of common stock of the Company would be necessary for approval of the Rights Plan Stockholder Proposal, as required by Article FIFTH of the Company’s certificate of incorporation.

PROPOSAL 5: OTK’S BY-LAW REPEAL PROPOSAL

OTK has indicated that it intends to present at the annual meeting a proposal to repeal any provision of the by-laws in effect as of such date that was not effective as of March 15, 2013, which we refer to in this proxy statement as the By-Law Repeal Proposal.

Our Recommendation

The Board has not adopted any amendment to the by-laws since they were adopted in 2006. In addition, the Board does not currently intend to adopt any such amendment prior to the annual meeting. However, the Board’s fiduciary duties require that it retain the flexibility to adopt, at any time, any amendment to the by-laws that it believes is proper and in the best interest of the Company’s stockholders. The automatic repeal of any duly adopted by-law amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted by-law amendments that the Board determined to be in the best interests of the Company and its stockholders, including in response to unforeseeable events occurring between now and the annual meeting.

The Board believes that the By-Law Repeal Proposal is unnecessary and overbroad. The Board has not amended, and does not currently intend to amend, the by-laws prior to the annual meeting. Furthermore, the Board is fully empowered by its corporate documents and applicable law to alter, amend, repeal or add provisions to the Company’s by-laws in accordance with its fiduciary duties. We believe OTK’s proposal has no purpose other than to prevent or repeal Board actions otherwise permitted by the Company’s governing documents and Delaware law.

THE ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, RECOMMENDS YOU VOTE “AGAINST” THE BY-LAW REPEAL PROPOSAL, IF IT IS PRESENTED AT THE ANNUAL MEETING.

Vote Required

The affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding shares of common stock of the Company is required to adopt the By-Law Repeal Proposal, as required by Article FIFTH of the Company’s certificate of incorporation, if it is presented by OTK at the annual meeting. For purposes of the vote on this proposal, broker non-votes and abstentions will have the same effect as votes “AGAINST” this proposal.

PROPOSAL 6: OTK’S BOARD SUPERMAJORITY PROPOSAL

In accordance with our by-laws, the vote of a majority of our directors present at a meeting at which a quorum is present shall be the act of the Board unless the Company’s certificate of incorporation or the by-laws require a vote of a greater number. OTK has indicated that it intends to present at the annual meeting a proposal to amend the by-laws to increase the percentage vote of our Board required for it to take action from a majority of the directors present at a meeting at which a quorum is present to 75% of the directors present at a meeting at which a quorum is present, which we refer to in this proxy statement as the Board Supermajority Proposal.

Our Recommendation

Like most public companies, the vote of a majority of our directors present at a meeting at which a quorum is present is the act of the Board. The Board believes that the Board Supermajority Proposal, which would increase the customary majority standard under the Delaware General Corporation Law (the “DGCL”) to a 75% supermajority requirement is unduly restrictive and could be detrimental to the Company and its stockholders

The Board Supermajority Proposal would place a significant and unnecessary restriction on the Board’s fundamental duty to manage the business and affairs of the Company and to determine how best to execute the Company’s business strategy and deploy its capital. The Board should be able to act by the vote of a majority of directors present at a meeting where a quorum is present after analyzing a given situation with due consideration to the views of all directors as set forth under DGCL and the Company’s certificate of incorporation and by-laws. The proposed restrictions included in the Board Supermajority Proposal proposed by OTK are highly unusual and the supermajority vote requirement may facilitate efforts by certain directors to frustrate the will of a majority of the directors present at a meeting at which a quorum is present. Furthermore, we are not aware of similar restrictions placed on any of our peer companies. As a result, implementing OTK’s proposal would hinder effective governance at the Board level and may cause the Company to be at a competitive disadvantage in relation to its peers.

THE ENTIRE BOARD OF DIRECTORS, OTHER THAN MR. KALISMAN, RECOMMENDS YOU VOTE “AGAINST” THE BOARD SUPERMAJORITY PROPOSAL, IF IT IS PRESENTED AT THE ANNUAL MEETING.

Vote Required

The affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of the Company’s common stock is required to adopt the Board Supermajority Proposal as required by Article FIFTH of the Company’s certificate of incorporation, if it is presented by OTK at the annual meeting. For purposes of the vote on this proposal, broker non-votes and abstentions will have the same effect as votes “AGAINST” this proposal.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May [    ], 2013, certain information regarding the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors or director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of May [    ], 2013 and RSUs and LTIP units that have vested or will vest within such 60 days. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 32,418,558 shares of common stock outstanding as of May [    ], 2013.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018.

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
5% Stockholders:
Yucaipa American Alliance Fund II, L.P.(1) Yucaipa American Alliance (Parallel) Fund II, L.P. Yucaipa American Alliance Fund II, LLC Yucaipa American Funds, LLC Yucaipa American Management, LLC Ronald W. Burkle	12,522,367	27.9%
OTK Associates, LLC(2) Robert S. Taubman Michael E. Olshan	4,500,000	13.9%
David T. Hamamoto(3)	3,138,619	9.5%
JPMorgan Chase & Co.(4)	2,934,261	9.1%
Long Pond Capital, LP(5) Long Pond Capital GP, LLC John Khoury	1,969,989	6.1%
Accommodations Acquisition Corporation(6) Vector Group Ltd.	1,712,447	5.3%

Directors, Director Nominees and Named Executive Officers:
Michael J. Gross(7)	307,767	*
Daniel R. Flannery(8)	162,000	*
Yoav Gery(9)	162,281	*
Richard T. Szymanski(10)	385,492	1.2%
Jeffrey M. Gault(11)	45,372	*
Michael D. Malone(11)	45,372	*
Robert Friedman(12)	45,392	*
Thomas L. Harrison(12)	44,892	*
Ronald W. Burkle(13)	22,367	*
Jason T. Kalisman(14)	—	—
Andrew Sasson(15)	63,639	*
Executive Officers and Directors as a group (11 persons)	1,284,574	3.8%

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
Potential Future Appointee to our Board of Directors:
Ira Tochner(16)	—	—

*	Less than 1%.
(1)	Based upon the information provided in the Schedule 13D/A filed on April 4, 2013 by Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund II, LLC, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. Mr. Burkle is the managing member of Yucaipa American Management, LLC, which is the managing member of Yucaipa American Funds, LLC, which is the managing member of Yucaipa American Alliance Fund II, LLC, which, in turn, is the general partner of each of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. The beneficial ownership of common stock of the Company is through the ownership of 22,367 shares of vested restricted stock units by Mr. Burkle as noted in footnote (14) below, and warrants to purchase an aggregate of up to 12,500,000 shares of the Company’s common stock. Exercise of the warrants is subject to mandatory cashless exercise, which reduces the shares of the Company’s common stock received upon exercise, and the number of shares received will be determined by the fair market value of the Company’s common stock at the time of such exercise. The percent of class of the Company’s common stock beneficially owned does not reflect any reduction for the effect of the mandatory cashless exercise as the amount of such reduction is not determinable until the time of exercise. Mr. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares beneficially owned. Mr. Burkle is the direct beneficial owner of 22,367 shares of common stock in the Company. The business address of each member of the group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.
(2)	Based solely upon the information provided in the Schedule 13D/A filed on March 18, 2013 by OTK, Robert S. Taubman and Michael E. Olshan. OTK beneficially owns 4,500,000 shares of the Company’s common stock and has sole voting and dispositive power with respect to 4,500,000 shares of such common stock. OTK is managed by Robert S. Taubman and Michael E. Olshan, with actions taken and made by, or with the written consent of, both of them. As a result, the managers of OTK may be deemed to share voting and dispositive power over the Company’s common shares beneficially owned by OTK. Each of the managers and OTK expressly disclaims status as a “group” for purposes of this Schedule 13D. The business address of OTK is 200 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304.
(3)	Based upon the information provided in the Schedule 13D/A filed on November 27, 2012 by David Hamamoto, Mr. Hamamoto beneficially owns 3,638,619 shares of the Company’s common stock. Mr. Hamamoto has sole voting power with respect to 2,181,915 shares of Company’s common stock, sole dispositive power with respect to 3,166,472 shares of the Company’s common stock and shared dispositive power with respect to 472,147 shares of the Company’s common stock. The 3,166,472 shares of common stock for which Mr. Hamamoto has sole dispositive power include 2,181,915 shares of common stock, over which Mr. Hamamoto has sole dispositive power and sole voting power, and 984,557 shares of common stock, over which Mr. Hamamoto only has sole dispositive power but no voting power, which represent Mr. Hamamoto’s beneficial ownership of 500,000 vested stock options and 484,557 vested LTIP units convertible into common stock. The 472,147 non-voting units over which Mr. Hamamoto is deemed to have shared dispositive power, represent Mr. Hamamoto’s portion (through DTH Holdings LLC) of the 11,842 non-voting units held by MHG OP Holdings LLC, an indirect subsidiary of NorthStar Partnership, L.P. (“NorthStar LP”), 63,604 non-voting units held by Residual Hotel Interest LLC, an indirect subsidiary of NorthStar LP, and 878,619 non-voting units held by NorthStar Capital Investment Corp., an affiliate of NorthStar LP. Mr. Hamamoto disclaims beneficial ownership of the shares of common stock that may be issued in redemption of the nonvoting units. Of the 2,181,915 shares of common stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 1,379,853 shares of common stock are beneficially owned by Mr. Hamamoto through DTH Holdings LLC, David T. Hamamoto GRAT I—2012, Hilo II and Kona II. DTH Holdings LLC directly beneficially owns 336,342 shares of common stock, David T. Hamamoto GRAT I—2012 directly beneficially owns 500,000 shares of common stock (the “2012 GRAT Shares”) Hilo II owns 85,907 shares of common stock (the “Hilo II Shares”), and Kona II owns 457,604 shares of common stock (the “Kona II Shares”). Mr. Hamamoto is deemed to beneficially own the foregoing shares of common stock as the sole manager or trustee of each such entity. The 2012 GRAT Shares were transferred from DTH Holdings LLC and Mr. Hamamoto individually. The Hilo II Shares were indirectly transferred from Hilo I and the Kona II Shares were indirectly transferred from Kona I. In addition, of the 2,181,915 shares of Common Stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 802,062 shares of common stock are directly beneficially owned by Mr. Hamamoto and were purchased in open market transactions or received as equity grants from the Company. On March 20, 2013, the 500,000 options reported above expired. Mr. Hamamoto’s business address is c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, NY, 10022.

(4)	Based solely upon the information provided in the Schedule 13G/A filed on January 15, 2013 by JPMorgan Chase & Co on behalf of itself and the following wholly owned subsidiaries: JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Investment Management (UK) Ltd. and JPMorgan Asset Management (Canada) Inc. JPMorgan Chase & Co. is the beneficial owner of 2,934,261 shares of the Company’s common stock. JPMorgan Chase & Co. has sole voting power with respect to 2,790,007 shares of common stock, sole dispositive power with respect to 2,934,117 shares of common stock, and shared voting and dispositive power with respect to 144 shares of common stock. The business address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.
(5)

Based solely upon the information provided in the Schedule 13G filed on February 14, 2013 by Long Pond Capital, LP (“Long Pond LP”), Long Pond Capital GP, LLC (“Long Pond LLC”) and John Khoury. Long Pond LP is the investment manager of certain private funds which have purchased the Company’s common stock. Long Pond LLC is the general partner of Long Pond LP and Mr. Khoury is the principal of Long Pond LP. Long Pond LP, Long Pond LLC and Mr. Khoury are the beneficial owners of 1,969,989 shares of the Company’s common stock and have shared voting power with respect to 1,969,989 shares and shared dispositive power with respect to 1,969,989 shares of common stock. The business address of each of Long Pond LP, Long Pond LLC and Mr. Khoury is 410 Park Avenue, 9th Floor, New York, New York 10022.

(6)

Based solely upon the information provided in the Schedule 13D filed on August 12, 2011 by Accommodations Acquisition Corporation, a wholly-owned subsidiary of Vector Group Ltd. and Vector. Vector is a public company, with its common stock traded on the New York Stock Exchange, which is a holding company for a number of businesses. Accommodations Acquisition Corporation, Vector Group Ltd, and Vector are deemed to be a group beneficially owning 1,712,447 shares of the Company’s common stock and has shared voting and dispositive power with respect to 1,712,447 shares of such common stock. The business address of Accommodations Acquisition Corporation, Vector Group Ltd and Vector is 100 S.E. Second Street, 32nd Floor, Miami, FL 33131.

(7)	Includes 200,000 options to purchase shares of common stock and 83,333 LTIP units and 24,434 RSUs convertible into shares of common stock. The above beneficial ownership does not include Mr. Gross’ participation in the Outperformance Award Program, or OPP LTIP Plan, as discussed further above in “Compensation of Directors and Executive Officers.”
(8)	Includes 133,333 options to purchase shares of common stock. The above beneficial ownership does not include Mr. Flannery’s participation in the Outperformance Award Program, or OPP LTIP Plan, as discussed further above in “Compensation of Directors and Executive Officers.”
(9)	Includes 133,333 options to purchase shares of common stock. The above beneficial ownership does not include Mr. Gery’s participation in the Outperformance Award Program, or OPP LTIP Plan, as discussed further above in “Compensation of Directors and Executive Officers.”
(10)	Includes 113,894 options to purchase shares of common stock, and 155,826 LTIP units convertible into shares of common stock. The above beneficial ownership does not include Mr. Szymanski’s participation in the Outperformance Award Program, or OPP LTIP Plan, as discussed further above in “Compensation of Directors and Executive Officers”, in which Mr. Szymanski received a grant in February 2012.
(11)	Includes 3,623 LTIP units convertible into shares of common stock and 41,749 RSUs convertible into shares of common stock.
(12)	Includes 3,623 LTIP units convertible into shares of common stock and 41,269 RSUs convertible into shares of common stock.
(13)	Mr. Burkle, together with Yucaipa American Management, LLC and Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares beneficially owned. Mr. Burkle is the direct beneficial owner of 22,367 shares of common stock in the Company. The shares directly owned by the Yucaipa entities described above are not included in the total amounts for Mr. Burkle. See footnote (1) above.
(14)	OTK is the beneficial owner of 4,500,000 shares of the Company’s common stock. See footnote (2) above. Mr. Kalisman, who owns an indirect interest in OTK, disclaims beneficial ownership of the securities reported to be owned by OTK, except to the extent of his indirect pecuniary interest therein.
(15)	Includes 10,822 RSUs convertible into shares of common stock.
(16)	Mr. Tochner is neither a director nor a director nominee. He is included here because if the proposed deleveraging transaction described in this proxy statement closes sometime after the annual meeting but before the 2014 annual meeting, Mr. Gault would resign from our Board of Directors and Mr. Tochner would be appointed to our Board of Directors at such time. Mr. Tochner disclaims beneficial ownership of the shares owned by the Yucaipa entities described in footnote (1) above and as a result, such shares are not included in the total amount for Mr. Tochner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. These reporting persons are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Regarding Transactions with Related Persons

The Company has adopted a written related person transaction policy and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics and Code of Business Conduct, which is described above in “Board of Directors and Corporate Governance — Corporate Governance Information — Code of Ethics and Code of Business Conduct.”

The policies and procedures apply to transactions or arrangements between the Company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Ethics and Code of Business Conduct and other procedures and guidelines implemented by the Company from time to time.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the directors and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, such person shall immediately bring the matter to the attention of the Company’s chief legal officer. Any proposed related person transaction shall be presented by the chief legal officer to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction.

If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction. In the event that all of the directors are deemed to have an interest in the transaction, the Company may enter into the transaction if it is approved in accordance with the provisions of the DGCL.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s proxy statement and other appropriate filings to the extent required by the rules and regulations of the SEC and Nasdaq.

The Light Group Transaction and Sasson Consulting Agreement

Mr. Sasson was appointed to the Board pursuant to a one-year consulting agreement the Company entered into with Mr. Sasson in connection with The Light Group Transaction. Mr. Sasson continues to hold 5% of the equity interests in The Light Group. Pursuant to the agreement, the Company agreed to appoint Mr. Sasson to the Company’s Board and to cause Mr. Sasson to be nominated for election to the Board at the Company’s 2012 annual meeting of stockholders. Had Mr. Sasson not been elected to the Board, promissory notes convertible into shares of the Company’s common stock for up to $18 million in potential payments, of which $16 million is allocated to Mr. Sasson, would have accelerated and become immediately due and payable under the terms of the notes. The consulting agreement expired pursuant to its terms on November 30, 2012.

The consulting agreement provided that Mr. Sasson would provide consulting services in connection with food and beverage and nightclub operations in hotels managed by the Company and other venues. Mr. Sasson was subject to a non-competition provision that terminated on November 30, 2012. Mr. Sasson is required to first offer any food and beverage, nightclub or lounge and hotel management opportunities to the Company through May 30, 2013. Mr. Sasson’s compensation for services performed pursuant to the consulting agreement consisted of shares of the Company’s common stock with an aggregate value of $300,000. In addition, Mr. Sasson is entitled to receive a one-time fee if, prior to the end of the right of first offer period, the Company enters into a term sheet or letter of intent regarding an offered transaction on materially the same terms, and the Company subsequently completes such transaction. The fee is equal to 60% of the Company’s estimated base fees for the fourth year after the closing of such transaction.

One or more subsidiaries acquired by the Company as part of The Light Group Transaction are parties to or participants in agreements or arrangements in which Mr. Sasson has a financial or similar interest, including the following:

•

An entity owned by Mr. Sasson leases office space to us pursuant to a lease agreement that expires in May 2017, subject to the exercise of one 5-year extension that remains at the lessee’s option. The annual rent under the lease for 2012 was approximately $333,000, increasing by 2% each year thereafter.

•

An entity in which Yucaipa and Mr. Sasson holds an equity interest owns a nightclub to be opened at the Mandalay Bay Hotel & Casino in Las Vegas, Nevada in May 2013. Pursuant to a management agreement we entered into with the owner on October 28, 2011, we will plan, design, operate and manage the nightclub for a management fee.

•

An entity in which Mr. Sasson holds an indirect equity interests has an oral arrangement with us, based on a monthly retainer, pursuant to which such entity provides transportation services to customers. In 2012, we paid $62,000 to such entity.

As noted above, Mr. Sasson is not being re-nominated by the Board and therefore his term as a director will end upon the earlier to occur of the annual meeting or his resignation upon the closing of the proposed deleveraging transaction.

Yucaipa Preferred Discount

The Company entered into a preferred rate program with Yucaipa, whereby employees of Yucaipa and/or its affiliates receive a special discount rate on accommodations at any of the Company’s hotels, similar to preferred rate programs that the Company enters into with other corporate customers. The Yucaipa preferred discount rate was approved by our Audit Committee pursuant to our related person transaction policy.

The Proposed Deleveraging Transaction

On March 30, 2013, the Company and certain of its subsidiaries entered into, among other things, (i) an Exchange Agreement, which we refer to as the “proposed exchange agreement,” with Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P. (together with Yucaipa American Alliance Fund II, L.P., the “Yucaipa Investors”) and Yucaipa Aggregator Holdings, LLC, a wholly-owned subsidiary of the Yucaipa Investors (the “Yucaipa Securityholder,” and together with the Yucaipa Investors, the “Yucaipa Parties”), (ii) an Investment Agreement with the Yucaipa Securityholder, which we refer to as the “proposed backstop agreement,” and (iii) a Membership Interest Purchase Agreement (Delano Hotel, Miami Beach, Florida), which we refer to as the “proposed purchase agreement,” with Vintage Deco Hospitality, LLC, a company owned by the Yucaipa Investors, which agreements provide for the consummation of the “proposed deleveraging transaction.” Ronald W. Burkle, a member of the Company’s Board of Directors, is managing partner and founder of The Yucaipa Companies, with which the Yucaipa Parties are affiliated. Mr. Burkle was appointed to the Board of Directors of the Company in March 2011 as a designee and representative of the Yucaipa Investors pursuant to certain arrangements we entered into with the Yucaipa Investors in October 2009 granting the Yucaipa Investors the right to designate one person for appointment or nomination for election to the board.

On May 14, 2013, the Delaware Court of Chancery, or the Delaware Court, entered an order, among other things, prohibiting the Company from taking any steps to consummate the proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. See “Litigation Regarding the Proposed Deleveraging Transaction” above. The order of the Delaware Court provided our Board of Directors with the opportunity to reconsider and potentially ratify its prior approval of or re-approve the transactions contemplated by such definitive agreements, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation from the special transaction committee. Our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed deleveraging transaction, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation from the special transaction committee.

We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated. Specifically, it is not currently possible to predict (i) whether or when the special transaction committee will recommend approval of the proposed deleveraging transaction to our Board of Directors on the same terms as originally approved by our Board on March 30, 2013, or at all, (ii) whether or when our Board of Directors will ratify its prior approval of or re-approve the proposed deleveraging transaction upon such favorable recommendation, (iii) whether the terms of the proposed deleveraging transaction ultimately ratified (or otherwise approved) by our Board would be substantially the same as currently contemplated or materially modified, (iv) whether the pending litigation with respect to these proposed transactions will negatively impact the timing of these transactions or our ability to consummate them at all or (v) whether Yucaipa will be willing to proceed with the proposed deleveraging transaction in any form. In addition, as noted below, Yucaipa has proposed to modify the terms of the proposed backstop agreement and related agreements to provide an opportunity for OTK to participate in the backstopping of the proposed rights offering. See “Recent Developments Regarding the Proposed Deleveraging Transaction” for a description of Yucaipa’s proposal. We can provide no assurance that Yucaipa will move forward with the proposed deleveraging transaction on modified terms or at all.

If the proposed deleveraging transaction is ratified (or otherwise approved) by the Board of Directors and the terms of such proposed deleveraging transaction remain substantially the same as currently contemplated, at the closing of the proposed deleveraging transaction:

•	the Yucaipa Securityholder would surrender to the Company for cancellation:

•

warrants to acquire a total of 12,500,000 shares of the Company’s common stock at a current exercise price of $6.00 until April 2017, which the Company issued in an investment transaction with the Yucaipa Investors completed in October 2009, which are required to be exercised on a net basis, with the common stock valued for this purpose based on the five-day trailing average of the closing prices of the common stock on the Nasdaq Stock Market;

•

75,000 shares of non-convertible preferred stock, liquidation preference of $1,000 per share, issued by the Company in the same investment transaction completed in October 2009, which accrue dividends at an annual rate of 8% for the first five years, 10% for years six and seven and 20% thereafter ($24 million in accrued and unpaid dividends to date); and

•	$88 million principal amount of the Company’s 2.375% Senior Subordinated Convertible Notes due 2014;

•

the Company would transfer to the Yucaipa Investors the Company’s 100% ownership interest in its subsidiary that owns Delano South Beach, and through Morgans Hotel Group Management LLC, a subsidiary of the Company (“Morgans Management”), the Company would enter into a long-term management agreement to manage Delano South Beach for a term of 20 years, with one 10-year extension option at Morgans Management’s option, subject to satisfaction of certain performance requirements;

•

the Company would transfer to the Yucaipa Investors all of the Company’s ownership interest in TLG Acquisition, LLC, a subsidiary that is 90%-owned by Morgans Group and owns and operates certain locations of the Company’s nightclub and food and beverage management business, which we refer to as “The Light Group,” and our guaranty of the $18 million in principal amount of promissory notes issued by the Company in connection with the acquisition of its interest in The Light Group would be terminated;

•

the Company would transfer to the Yucaipa Investors the Company’s membership interests in MB Las Vegas Holdings LLC, which holds leasehold interests in three restaurants in Las Vegas, and the Yucaipa Investors would cause to be paid $6.5 million to the Company and would pay to, or on behalf of, the Company the remaining note obligations of the Company with respect to the acquisition of such leaseholds;

•

the existing governance rights of the Yucaipa Investors and their affiliates with respect to the Company would be modified to provide for certain board representation rights, and Yucaipa’s standstill obligations would also be modified, as described further below;

•	the Company would consummate the proposed rights offering; and

•

the Company would enter into an amendment to the Company’s stockholder rights plan to increase the limit applicable to the beneficial ownership of the Company’s shares of common stock by the Yucaipa Parties and their subsidiaries, as described further below.

We are considering undertaking the foregoing proposed transactions to strengthen our balance sheet, simplify our capital structure and advance our strategic objective of transforming ourselves from an owner/operator of hotels to a global brand and management company. See “Questions and Answers — What would the benefits be of the proposed deleveraging transaction?”

The foregoing proposed transactions were recommended by a special transaction committee of the Company’s board of directors (the “special transaction committee”) consisting solely of directors who had no affiliation with Yucaipa. The special transaction committee was advised by its own independent financial and legal advisers. It is not currently possible to predict whether or when the special transaction committee will recommend approval of the proposed deleveraging transaction to our Board of Directors or whether any such recommendation would be on the same terms as originally approved by our Board on March 30, 2013. Under the terms of the Delaware Court’s order, such a favorable recommendation from the special transaction committee would be required before any Board vote on whether to ratify its prior approval of or re-approve the proposed deleveraging transaction.

No vote of the Company’s stockholders would be required to approve any of the foregoing proposed transactions, should they be ratified or re-approved.

See “Background of the Proposed Deleveraging Transaction” and “Recent Developments With Respect to the Proposed Deleveraging Transaction.”

The following is a description of the proposed operative agreements for the proposed deleveraging transaction.

Proposed Exchange Agreement

Governance Provisions. In connection with the proposed deleveraging transaction, in addition to the exchange of the Company’s securities held by Yucaipa and $6.5 million for Delano South Beach, The Light Group and the Las Vegas restaurant leaseholds, and the termination of our guaranty of the $18 million promissory notes issued by the Company in connection with the acquisition of The Light Group, the proposed exchange agreement would provide for the governance related provisions set forth below. Our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed exchange agreement, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation thereof from the special transaction committee. The proposed exchange agreement provides:

•

Board Representation Rights. In connection with the investment made by Yucaipa in the Company in connection with the proposed deleveraging transaction, subject to the conditions described below, the Yucaipa Parties would have the right to appoint nominees for election to our Board of Directors: (i) two persons following the closing of the proposed deleveraging transaction or (ii) three persons, for so long as the Yucaipa Investors and their subsidiaries (collectively, the “Yucaipa Fund Parties”) were to collectively beneficially own at least 30% of the outstanding shares of common stock. If the Yucaipa Fund Parties were to (1) dispose of any shares of common stock following the closing of the proposed deleveraging transaction so that they were to collectively beneficially own less than 5% of the outstanding common stock or (2) acquire less than 5% of the outstanding common stock pursuant to the backstop arrangement and either subsequently sell any shares of common stock or fail to acquire beneficial ownership of additional shares of common stock such that they were to collectively beneficially own less than 5% of the outstanding common stock on or before the first anniversary of the closing of the proposed deleveraging transaction, as such date may be extended for certain days, other than normal blackout periods when trading in our stock is not permitted by or recommended for directors, the Yucaipa Parties would no longer have the right to appoint nominees for election to the Board of Directors.

•

Board Size. During any period in which the foregoing board representation rights would be in effect, we generally would be prohibited from increasing the size of the Board of Directors to more than nine directors without the prior approval of each Yucaipa Investor.

•

Standstill. Subject to specified exceptions described below, each Yucaipa Investor would agree that, without the Company’s prior approval, the Yucaipa Investor would not, directly or indirectly, through its affiliates or associates or any other persons, or in concert with any person, or as a participant in a group:

•

purchase, offer to purchase, hold or agree to purchase or otherwise acquire beneficial ownership of the Company’s common stock (or securities convertible into or exchangeable for common stock) that would result in the Yucaipa Fund Parties and their affiliates having beneficial ownership of more than the Applicable Threshold, as described below;

•

make, or in any way participate in (except in conjunction with the participation by a majority of the Board of Directors), any solicitation of proxies to vote any voting securities of the Company or any of its subsidiaries, or seek to control or direct the management of the Company or control or direct the Board of Directors by way of any public communication or communication with any person other than the Company, the Directors of the Company or the Company’s authorized representatives;

•

make any public announcement with respect to, or submit a proposal for, or offer of any acquisition of, or extraordinary transaction involving, the Company or any of its subsidiaries, or any of the securities or assets of the Company or its subsidiaries; or

•

enter into any negotiations, arrangements or understandings with, or form, join or participate in a group with, any other person that takes, plans to take or seeks to take any of the foregoing actions.

“Applicable Threshold” would be defined as the percentage of our outstanding shares that would be acquired by the Yucaipa Parties, as described above, under the proposed backstop agreement; provided, however, that if the Yucaipa Parties were not to acquire 32% or more of our outstanding common stock pursuant to the proposed backstop agreement and were not to sell any of such shares, the Yucaipa Parties would be permitted to acquire during the year following consummation of the proposed rights offering (as such date could be extended for certain days, other than normal blackout periods, when trading in the Company’s stock is not permitted by or recommended for directors) up to an aggregate ownership of 32% of the outstanding common stock on the date of such purchase.

The foregoing obligations of the Yucaipa Investors would terminate on the later of (x) the first anniversary of the closing under the proposed exchange agreement, as extended for certain days, other than normal blackout periods, when trading in the Company’s stock is not permitted by or recommended for directors, and (y) the first date on which the Yucaipa Fund Parties and their affiliates would have beneficial ownership of less than 15% of the outstanding common stock.

•

Amendment No. 4 to Amended and Restated Stockholder Protection Rights Agreement. At the closing of the proposed deleveraging transaction, the Company and the rights agent for the Company’s stockholder rights plan would enter into an amendment to such stockholder rights plan, in connection with the proposed deleveraging transaction. Subject to specified exceptions, this amendment would permit the Yucaipa Parties and their subsidiaries, and the affiliates and associates of the Yucaipa Parties or their subsidiaries to the extent such affiliates or associates beneficially own shares of common stock indirectly through any of the Yucaipa Parties or their subsidiaries, to have beneficial ownership of such number of shares of the Company’s common stock not in excess of the Applicable Threshold.

If the proposed deleveraging transaction is ratified (or otherwise approved) by the Board of Directors, the securities purchase agreement entered into with the Yucaipa Investors in connection with the Yucaipa Parties in the October 2009 securities purchase transaction, which contains different governance and standstill provisions, would be terminated.

Proposed Purchase Agreement

The proposed purchase agreement would provide for the transfer by Morgans Group to Vintage Deco Hospitality, LLC of 100% of the interests of Morgans Group in the subsidiary of the Company that owns and holds Delano South Beach and related assets. Our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed purchase agreement, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation thereof from the special transaction committee. Upon the closing of the proposed transfer of the Delano to Vintage Deco Hospitality, LLC, Morgans Management would enter into a Hotel Management Agreement with Vintage Deco Hospitality, LLC, the new owner of Delano South Beach. Under this agreement, Morgans Management would manage Delano South Beach for a term of 20 years, with one 10-year extension at Morgans Management’s option, subject to satisfaction of certain performance requirements in the last three years of the initial 20-year term. For its services as operator of Delano South Beach, Morgans Management would receive a base management fee as a percentage of gross revenue and incentive management fees as a percentage of net operating income.

Proposed Backstop Agreement

Pursuant to the proposed backstop agreement, the Yucaipa Securityholder would agree to purchase from us, at the same $6.00 price as the subscription price to be offered to our stockholders in the proposed rights offering, all of the offered shares that are not purchased by stockholders or holders of non-managing membership units in Morgans Group in the proposed rights offering, such that the total gross proceeds of the proposed rights offering would be approximately $100 million. Our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed backstop agreement, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation thereof from the special transaction committee. The proposed backstop agreement provides that, with respect to the rights offering:

•

we would distribute to our stockholders and holders of non-managing membership units in Morgans Group, at no charge, transferable rights to subscribe for and purchase, at a price of $6.00 per share, a total of 16,666,666 shares of common stock; and

•

each eligible record holder as of the record date for the proposed rights offering would be entitled to subscribe for and purchase (1) such holder’s pro rata portion of the rights offering shares under its basic subscription right and (2) pursuant to an over-subscription privilege, additional rights offering shares, up to a maximum of 50% of the shares which such holder is entitled to purchase under such basic subscription right, to the extent that holders of rights do not subscribe for and purchase all of the offered shares available under their basic subscription right, subject to applicable limits set forth in our stockholder protection rights agreement and the proposed backstop agreement.

There would be no backstop commitment fee payable or discount available to the backstop purchaser in connection with the proposed rights offering or its purchase of shares pursuant to the proposed backstop agreement. The Company would agree, however, to reimburse Yucaipa for up to $250,000 of out-of-pocket third-party fees and expenses incurred in connection with the transactions contemplated by the proposed backstop agreement.

Proposed Registration Rights Agreement

We entered into a Registration Rights Agreement, dated as of March 30, 2013, or the “proposed registration rights agreement,” with the Yucaipa Parties. Our Board of Directors is currently expected to consider whether to ratify its prior approval of or re-approve the proposed registration rights agreement, which action can only occur under the terms of the Delaware Court’s order if our Board of Directors first receives a favorable recommendation thereof from the special transaction committee. Subject to our Board of Directors’ decision whether or not to ratify its prior approval of or re-approve the proposed deleveraging transaction, the proposed registration rights agreement would become effective as of the closing date for the purchase by the Yucaipa Parties of shares of common stock under the proposed backstop agreement (the “backstop shares”). We would agree to register under the Securities Act the backstop shares and additional shares that may be acquired by the Yucaipa Parties (up to the limit they are permitted to acquire pursuant to the proposed exchange agreement) for resale by the Yucaipa Parties and their permitted assignees in the public market upon their request. The Yucaipa Parties and such assignees would be entitled to shelf, demand and piggyback registrations until the date on which all of the registrable shares have been sold. The exercise of the registration rights would be subject to notice requirements, timing restrictions and volume limitations that may be imposed by the underwriters of an offering. We would be required to bear the expenses of all of the registrations, except for underwriting discounts and commissions.

Closing Conditions; Termination; and Other Provisions

Closing Conditions. Subject to our Board of Directors’ decision whether or not to ratify its prior approval of or re-approve the proposed deleveraging transaction, the closing of the proposed deleveraging transaction would be conditioned on the satisfaction of customary closing conditions and on the concurrent closings under the proposed exchange agreement, the proposed backstop agreement and the proposed purchase agreement. In addition, the proposed purchase agreement would include a condition that Deutsche Bank AG New York Branch shall not have failed to fund a $100 million mortgage loan on Delano South Beach in accordance with its commitment letter because of the occurrence of a material casualty event at Delano South Beach or the inaccuracy of certain representations and warranties. In the event the sale of Delano South Beach, as contemplated by the proposed purchase agreement, were not to be consummated due to the purchaser’s default, the Company would have the right to liquidated damages, as described below.

Termination. Subject to our Board of Directors’ decision whether or not to ratify its prior approval of or re-approve the proposed deleveraging transaction, each of the proposed exchange agreement and proposed backstop agreement could be terminated either by the Company or one or more of the Yucaipa Parties, as applicable, if, among other termination events, the other party breaches such agreement in certain material respects or the closings under the applicable agreements do not occur on or before June 15, 2013, subject to day-by-day extensions, not to extend past July 15, 2013, for each day during which any party is restrained, enjoined or otherwise prohibited from consummating the proposed deleveraging transaction. In addition, the Yucaipa Parties would be able terminate the proposed exchange agreement if the Company’s Board of Directors or the special transaction committee or any other committee of the Company’s Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to the Yucaipa Parties, the approval of the transactions contemplated by the proposed exchange agreement, or any of the foregoing resolves to take any of the foregoing actions. Similarly, the proposed backstop agreement could be terminated by the Company or the Yucaipa Securityholder, and the proposed exchange agreement could be terminated by the Yucaipa Parties, if, among other termination events, the special transaction committee recommends to the board that the Company consummate an alternative transaction that in the judgment of the special transaction committee would be more advantageous for the Company than the rights offering and the board approves such recommendation.

In the event (1) the Company terminates the proposed exchange agreement or proposed backstop agreement following specified breaches by the Yucaipa Parties or (2) the sale of Delano South Beach is not consummated due to the purchaser’s default under the proposed purchase agreement, the Company would in each case have the right to cancel preferred securities held by the Yucaipa Securityholder having a liquidation preference plus accumulated unpaid dividends to the date of cancellation equal to $25,000,000, and such cancellation would be the Company’s sole and exclusive remedy, or “liquidated damages,” for any such breaches or default.

A termination fee in the amount of $9,000,000 would be payable by the Company to the Yucaipa Parties in the event that (1) either the Company or the Yucaipa Parties terminate the proposed backstop agreement because the special transaction committee recommends an alternative transaction that the special transaction committee determines would be more advantageous for the Company than the rights offering and the Board of Directors approves such recommendation or (2) the Yucaipa Parties terminate the proposed exchange agreement because the Company’s Board of Directors or the special transaction committee or any other committee of the Company’s Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to the Yucaipa Parties, the approval of the proposed exchange agreement or the transactions contemplated by the proposed exchange agreement, or any of the foregoing resolves to take any of the foregoing actions. The payment of such termination fee would be the Yucaipa Parties’ sole and exclusive remedy for any such events or breaches.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2012, including our consolidated financial statements.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Friday, June 14, 2013:

Stockholders may access the proxy statement and the 2012 Annual Report to Stockholders, as well as transmit their voting instructions, by having their proxy card and related instructions in hand and accessing:

www.proxyvote.com

Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 that we filed with the SEC. You should make your request in writing to:

Morgans Hotel Group Co.

Attention: Investor Relations

475 Tenth Avenue

New York, NY 10018

Other Matters to Come Before the Reconvened 2013 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement in their own discretion.

Stockholder Proposals and Nominations for the 2014 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than January [    ], 2014.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our by-laws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2014 annual meeting must be received no earlier than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed.

* * * *

By Order of the Board of Directors

Name: Richard Szymanski
Title: Secretary

New York, NY

May [    ], 2013

ANNEX A

The Company’s Board of Directors and Certain Executive Officers

The following sections (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the SEC, are “participants” in our solicitation of proxies from our stockholders in connection with our annual meeting.

Directors and Nominees

The principal occupations of our directors and nominees who are “participants” in our solicitation are set forth in the section above entitled “Proposal 1: Election of Directors for a One-Year Term Expiring at the 2014 Annual Meeting of Stockholders” of this proxy statement. The name, principal occupation and business address of the organization of employment of our directors are as follows:

Name	Occupation	Business Address
Michael J. Gross	Chief Executive Officer and Director	Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Ronald W. Burkle	Managing Partner, The Yucaipa Companies	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Robert Friedman	Film and Television Producer	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Jeffrey M. Gault	President and Chief Executive Officer, of Americold	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Thomas L. Harrison	Chairman, Diversified Agency Services	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Michael D. Malone	Private Investor	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Andrew Sasson	Entrepreneur	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

We have not included Jason T. Kalisman, one of our current directors, as a “participant” in our solicitation of proxies from our stockholders in connection with the annual meeting because he is participating in a competing solicitation of proxies in connection with the annual meeting.

A-1

Officers and Employees

The principal occupations of our executive officers and employees who are “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our Company, and the business address for each person is Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018.

Name	Occupation
Michael J. Gross	Chief Executive Officer and Director

Richard T. Szymanski	Chief Financial Officer

Daniel R. Flannery	Executive Vice President, Chief Operating Officer

Yoav Gery	Executive Vice President, Chief Development Officer

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our common stock beneficially owned or held as of May [    ], 2013 by the persons listed above under “Directors and Nominees” and “Officers and Employees” are set forth in the section entitled “Voting Securities of Certain Beneficial Owners and Management” in this proxy statement.

No participant owns any securities of the Company of record that such participant does not own beneficially.

A-2

ANNEX B

Information Concerning Persons who are Participants in the Company’s Solicitation of Proxies

The following tables set forth information concerning persons who, under SEC rules, are “participants” in the solicitation of proxies by the Company in connection with the annual meeting.

Information Regarding Transactions in the Company’s Securities by Participants in the Company’s Solicitation of Proxies in the Past Two Years.

Unless otherwise indicated, all transactions were in the open market and neither the purchase price nor the market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares of Common Stock Acquired (Disposed of)	Transaction Type
Ronald W. Burkle	8/24/2011	286,352	1
Ronald W. Burkle	8/24/2011	188,648	1
Ronald W. Burkle	8/25/2011	338,800	1
Ronald W. Burkle	8/25/2011	223,200	1
Ronald W. Burkle	8/26/2011	181,818	1
Ronald W. Burkle	8/26/2011	119,782	1
Ronald W. Burkle	3/20/2012	(806,970)	2
Ronald W. Burkle	3/20/2012	(531,630)	2

(1)	Acquisition – Open market purchase
(2)	Disposition – Open market sale of common stock

Information Regarding Any Contracts, Arrangement or Understanding Involving the Company’s Common Stock and the Company’s Participants in the Past Year.

Except as set forth in the tables below, since [    ], 2012, no Company participant has been a party to any contract, arrangements or understandings with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Restricted Stock Units Granted to Participants in the Past Year

Name	Grant Date	Number of Shares Underlying Restricted Stock Units
Michael J. Gross	2/28/2013	291,242
Ronald W. Burkle	5/17/2012	10,822
Robert Friedman	5/17/2012	10,822
Jeffrey M. Gault	5/17/2012	10,822
Thomas L. Harrison	5/17/2012	10,822
Michael D. Malone	5/17/2012	10,822
Andrew Sasson	5/17/2012	10,822
Richard T. Szymanski	2/28/2013	50,556
Daniel R. Flannery	2/28/2013	169,450
Yoav Gery	2/28/2013	169,450

B-1

OPP LTIP Units Granted to Participants in the Past Year

Name	Grant Date	Number of Shares Underlying OPP LTIP Units
Richard T. Szymanski	2/22/2012	78,750

There were no LTIP Units granted to participants in the past year.

Miscellaneous Information Regarding Participants

Except as described in this Annex B or the proxy statement, to our knowledge:

•

No associate of any participant owns beneficially, directly or indirectly, any of our securities. No participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•

No participant nor any associate of a participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any participant or any related person thereof had or will have a direct or indirect material interest.

•

No participant, nor any associate of a participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•

No person (other than a director or executive officer of the Company acting solely in that capacity) who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

B-2

PRELIMINARY COPY – SUBJECT TO COMPLETION DATED MAY 21, 2013

MORGANS HOTEL GROUP CO. ATTN: GRACE CHEN 475 TENTH AVENUE NEW YORK, NY 10018

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M60758-P40521	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORGANS HOTEL GROUP CO.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Director Nominees:	☐	☐	☐
01) Michael J. Gross 04) Jeffrey M. Gault 02) Ronald W. Burkle 05) Thomas L. Harrison 03) Robert Friedman 06) Michael D. Malone

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Ratification of appointment of independent registered public accounting firm.					☐	☐	☐

3.	Advisory vote to approve executive compensation.					☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:
4.	Recommend to the Board of Directors that (1) it be prohibited from amending the Company’s Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, as amended on October 15, 2009, as amended on April 21, 2010, as amended on October 3, 2012 (the “stockholder rights plan”) without ratification of such action by the Company’s stockholders; (2) it redeems the Company’s existing stockholder rights plan; and (3) the adoption of any other such stockholder rights plan or other form of “poison pill” requires the approval by a majority of the Company’s stockholders unless such adoption is mandated by the Board’s fiduciary duties and such plan expires within one year unless approved by a majority of the Company’s stockholders.					☐	☐	☐

5.	Repeal any provision of the Company’s By-laws in effect as of the date of the reconvened annual meeting that was not effective as of March 15, 2013.					☐	☐	☐

6.	Amend the Company’s By-laws to increase the percentage vote of our Board of Directors required for it to take action from a majority of the directors present at a meeting at which a quorum is present to 75% of the directors present at a meeting at which a quorum is present.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY COPY – SUBJECT TO COMPLETION DATED MAY 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the Reconvened Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M60759-P40521

MORGANS HOTEL GROUP CO.

Reconvened Annual Meeting of Stockholders

June 14, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Smail and Richard Szymanski, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MORGANS HOTEL GROUP CO. that the stockholder(s) is/are entitled to vote at the Reconvened Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 14, 2013, at Hudson Hotel, 475 Tenth Avenue, New York, NY 10018, or any properly authorized adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side